As filed with the U.S Securities and Exchange Commission on June 3, 2026

Registration No.333-296271

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

POWERCHECK AI HOLDINGS LIMITED

(Exact name of Registrant as specified in its charter)

(Translation of Registrant’s name into English)

British Virgin Islands	8099	N/A
(State or Other Jurisdiction of Incorporation)	(Primary Standard Classification Code)	(IRS Employer Identification No.)

Wisma ET21

Power AI Office

50-02, Jalan Perjirannan 4/5,

Bandar Dato Onn,

81100 Johor Bahru, Malaysia

Phone +60 194660821

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

[Reserved]

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

[Reserved]

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We and the selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to Completion, dated June 3, 2026

3,750,000 Ordinary Shares

POWERCHECK AI HOLDINGS LIMITED

This is the initial public offering (the “Offering”) of Powercheck AI Holdings Limited, a BVI Islands company limited by shares, whose principal place of business is in Malaysia. Powercheck AI Holdings Limited is offering 3,750,000 Ordinary Shares, par value $0.00005 (“Ordinary Shares”) at a price between $[4.00] to $[5.00] per share on a firm commitment basis.

No public market currently exists for our Ordinary Shares. We have applied for listing on a National Securities Exchange under the symbol “PCAI” for the Ordinary Shares we are offering. We expect that the initial public offering price (the “Offering Price”) will be between $[4.00] and $[5.00] per Ordinary Share. We believe that upon the completion of the Offering, we will meet the standards for listing on a National Securities Exchange.

Investors will own Ordinary Shares in a holding company that does not directly own all of its operations in Malaysia. We are a BVI Islands corporation, and through a series of contractual arrangements, manages and controls our operating entity, Powerchek AI Sdn. Bhd. The interests of the shareholders of Powerchek AI Sdn. Bhd., may conflict with yours. Investors are cautioned that you are buying shares of a shell company issuer incorporated in the BVI Islands with operating subsidiaries in Malaysia. Investors will not hold direct equity investments in our operating variable interest entity, Powerchek AI Sdn. Bhd. and may never have direct ownership in it.

We are both an “emerging growth company” and a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings.

Following the completion of this offering, while we will not qualify as a “controlled company” under Nasdaq Marketplace Rules 5615(c), our officers, directors and other holders of 5% or more of our Ordinary Shares will collectively control approximately [    ]% of our Ordinary Shares (assuming no exercise of underwriters’ over-allotment option) and as a result will be able to exert significant influence over the management and affairs of the company and most matters requiring shareholder approval following the offering.

	Per Share	Total Without Over-Allotment Option	Total With Over-Allotment Option
Initial public offering price	$	$	$
Underwriters’ discounts(1)	$	$	$
Proceeds to our Company before expenses(2)	$	$	$

(1)	Represents underwriting discounts equal to [ ]% per share.

(2)	Excludes fees and expenses payable to the underwriters. See “Underwriting” for additional information regarding total underwriter’s compensation.

We have granted the underwriter an option, exercisable from time to time in whole or in part, to purchase up to [●] additional Ordinary Shares, representing 15% of the Ordinary Shares sold in the offering, from us at the initial public offering price, less underwriting discounts and commissions, during the 30-day period after the closing date of this offering solely to cover over-allotments, if any. If the underwriter exercises the option in full, the total underwriting discounts payable will be $[●] and the total proceeds to us, before expenses, will be $[●].

The underwriter expects to deliver the Ordinary Shares to the purchasers against payment in U.S. dollars in New York, New York on or about [●], 2026.

You should not assume that the information contained in the registration statement to which this prospectus is a part is accurate as of any date other than the date hereof, regardless of the time of delivery of this prospectus or of any sale of the Ordinary Shares being registered in the registration statement of which this prospectus forms a part.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

You should read this prospectus carefully before you invest.

Our business and an investment in our securities involve significant risks. You should read the section entitled “Risk Factors” on page 9 of this prospectus and the risk factors incorporated by reference into this prospectus as described in that section before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

[    ]

The date of this prospectus is [    ], 2026

i

ABOUT THIS PROSPECTUS

Neither we nor the underwriter has authorized anyone to provide you with any information or to make any representations other than as contained in this prospectus or in any related free writing prospectus. Neither we nor the underwriter takes responsibility for, and provide no assurance about the reliability of, any information that others may give you. Please read this prospectus carefully. It describes our business, our financial condition and our results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: Neither we nor the underwriter has done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Ordinary Shares and the distribution of this prospectus outside the United States.

TEMYRS USED IN THIS PROSPECTUS

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

●	“we”, “us,” “our company,” “our,” “the Company”, “our business”, and “PCAI” refers to Powercheck AI Holdings Limited, a BVI Islands holding company; and

●	“Powercheck” or “VIE” refers to Powerchek AI Sdn. Bhd., our variable interest entity;

●	“BVI” refers to the British Virgin Islands;

●	“MYR”, “RM” or “Ringgit Malaysia” refer to the lawful currency of Malaysia;

●	“shares”, “Shares” or “Ordinary Shares” refers to the Ordinary Shares of Powercheck AI Holdings Limited, with par value of US$ 0.0005 per share;

●	“VIE Agreements” refers to a series of contractual arrangements, including the Equity Pledge Agreement, Equity Option Agreement, Shareholders’ Voting Rights Proxy Agreement, Business Cooperation Agreement and Consultation and Services Agreement, between Powercheck AI Holdings Limited and our VIE;

●	“VIE Shareholders” refers to METATEY SDN. BHD., POWER GLOBAL VENTURES SDN. BHD. and POWER GENESIS SDH. BHD.

●	“$” and “U.S. Dollars” refer to the lawful currency of the United States of America.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Basis of Presentation

Unless otherwise indicated, all financial information contained in this prospectus is prepared and presented in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). Certain differences exist between IFRS and generally accepted accounting principles in the United States (“U.S. GAAP”) which might be material to the financial information herein. We have not prepared a reconciliation of our consolidated financial statements and related footnote disclosures between IFRS and U.S. GAAP. Potential investors should consult their own professional advisers for an understanding of the differences between IFRS and U.S. GAAP and how these differences might affect the financial information herein.

Certain amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, amounts, percentages and other figures shown as totals in certain tables or charts may not be the arithmetic aggregation of those that precede them and amounts and figures expressed as percentages in the text may not total 100% or, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

Our financial year ends on December 31 of each year. References in this prospectus to a financial year, such as “financial year 2025,” relate to our financial year ended December 31 of that calendar year.

Financial Information in U.S. Dollars

Translations of amounts in the unaudited consolidated statement of financial position, unaudited consolidated statements of profit or loss and other comprehensive income/(loss), and unaudited consolidated statement of cash flows from MYR into USD as of and for the year ended December 31, 2025 are solely for the convenience of the reader. Unless otherwise noted, all translations from MYR into USD for the fiscal year ended December 31, 2025 were calculated at of USD1 = MYR 4.0580 or an average rate of USD1 = MYR 4.2825.

INDUSTRY AND MARKET DATA

We obtained the industry, market and competitive position data throughout this prospectus from our own internal estimates and research as well as from industry and general publications and research, surveys and studies conducted by third parties not engaged by us. Industry surveys and publications generally state that the information contained therein has been obtained from sources believed to be reliable, but the accuracy and completeness of the information contained in industry publications is not guaranteed. While we believe that each of these studies and publications is reliable, we have not independently verified market and industry data from third-party sources. While we believe our internal company research is reliable and the definitions of our market and industry are appropriate, neither this research nor these definitions have been verified by any independent source. Further, while we believe the market opportunity information included in this prospectus is generally reliable, such information is inherently imprecise. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us. See “Cautionary Note Regarding Forward-Looking Statements.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that relate to our current expectations and views of future events. These forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Industry Overview” and “Business.” These statements relate to events that involve known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, these forward-looking statements can be identified by words or phrases such as “believe,” “plan,” “expect,” “intend,” “should,” “seek,” “estimate,” “will,” “aim” and “anticipate,” or other similar expressions, but these are not the exclusive means of identifying such statements. All statements other than statements of historical facts included in this document, including those regarding future financial position and results, business strategy, plans and objectives of management for future operations (including development plans and dividends) and statements on future industry growth are forward-looking statements. In addition, we and our representatives may from time to time make other oral or written statements which are forward-looking statements, including in our periodic reports that we will file with the SEC, other information sent to our shareholders and other written materials.

These forward-looking statements are subject to risks, uncertainties and assumptions, some of which are beyond our control. In addition, these forward-looking statements reflect our current views with respect to future events and are not a guarantee of future performance. Actual outcomes may differ materially from the information contained in the forward-looking statements as a result of a number of factors, including, without limitation, the risk factors set forth in “Risk Factors” and the following:

●	our business and operating strategies and our various measures to implement such strategies;

●	our operations and business prospects, including development and capital expenditure plans for our existing business;

●	changes in policies, legislation, regulations or practices in the industry and those countries or territories in which we operate that may affect our business operations;

●	our financial condition, results of operations and dividend policy;

●	changes in political and economic conditions and competition in the area in which we operate, including a downturn in the general economy;

●	the regulatory environment and industry outlook in general;

●	future developments in the market for the development of software solutions and the actions of our competitors;

●	catastrophic losses from man-made or natural disasters, such as fires, floods, windstorms, earthquakes, diseases, epidemics, other adverse weather conditions or natural disasters, war, international or domestic terrorism, civil disturbances and other political or social occurrences;

●	the loss of key personnel and the inability to replace such personnel on a timely basis or on terms acceptable to us;

●	the overall economic environment and general market and economic conditions in the jurisdictions in which we operate;

●	our ability to execute our strategies;

●	changes in the need for capital and the availability of financing and capital to fund those needs;

●	our ability to anticipate and respond to changes in the markets in which we operate, and in client demands, trends and preferences;

●	exchange rate fluctuations, including fluctuations in the exchange rates of currencies that are used in our business;

●	changes in interest rates or rates of inflation; and

●	legal, regulatory and other proceedings arising out of our operations.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results or performance may be materially different from what we expect.

This prospectus contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. The markets for the development of software solutions may not grow at the rate projected by such market data, or at all. Failure of this industry to grow at the projected rate may have a material and adverse effect on our business and the market price of our Ordinary Shares. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

v

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our Ordinary Shares. Before making an investment decision, you should read this entire prospectus carefully, especially “Risk Factors”, “Our Business”, “Management’s Discussion and Analysis of Financial Condition and Results of Operation”, our consolidated financial statements, and each of their respective related notes appearing at the end of this prospectus. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements” for more information.

Overview

We are not a genetic testing company. We are building an AI-driven health management ecosystem that integrates rapid health screening, whole genome sequencing, AI-powered analysis, physical health centers, and personalized health products into a closed-loop platform. Our model combines light medical assets, heavy data assets, and high-recurrence products to maximize customer lifetime value and generate sustainable, multi-stream revenue.

Our vision is to become the leading AI health management platform in Asia, transforming how individuals understand, manage, and optimize their health across their entire lifecycle.

Our Corporate History and Structure

Powercheck AI Holdings Limited (“PCAI”) is a BVI company incorporated on March 2, 2026, and we conduct our businesses in Malaysia through our VIE company Powerchek AI Sdn. Bhd. We control and receive the economic benefits of our VIE’s business operations through certain contractual arrangements. Our Ordinary Shares offered in this Offering are shares of our offshore holding company instead of shares of our VIE in Malaysia.

On April 3, 2026, our Company entered into a variable interest entity agreement (“VIE agreement”) with Powerchek AI Sdn. Bhd.

Our present corporate structure is as follows:

Our Competitive Strengths

1.	Integrated Closed-Loop Ecosystem (Our Core Competitive Moat)

2.	Proprietary AI-Powered Analysis (PowerAI)

3.	Global Standard Sequencing Technology

4.	Comprehensive Reference Databases

5.	Integrated Health Offering

6.	Strategic First-Mover Advantage in Malaysia

7.	Defensible Data Moat

Our Core Business Model: The Closed-Loop Monetization Ecosystem

Unlike traditional healthcare providers that offer one-time services, we have built an integrated closed-loop system that captures value at every stage of the customer health journey. Our model can be summarized as:

“Detection + Data + Medical Services + Products”

Our Products and Services

We offer four distinct products at different price points, designed to acquire customers at entry levels and upgrade them to premium services over time:

Product	Description
PowerDNA Premium	Premium whole genome sequencing covering 30 categories with 3,320+ reports; includes comprehensive health analysis across cancers, cardiovascular diseases, metabolic diseases, and more

PowerKIDS & PowerDNA Starter	Entry-level genetic testing covering 7 categories with 790+ reports; includes diet and nutrition, sports and fitness, personality, lifestyle, skin, allergies, and drug response

PowerCheck	Mobile health screening center providing accurate analysis of 8 major body systems through palm detection in just 3 minutes

DNATide	DNATide is not merely a supplement. It is our flagship data-driven personalized health product.

Our Physical Health Centers

Unlike pure-play genetic testing companies, we are establishing physical health centers that fundamentally change our revenue profile from transactional to recurring medical income.

We plan to establish and scale physical health centers that provide:

●	Comprehensive Health Screenings: Combining traditional blood panels, PowerCheck rapid screening, and PowerDNA genetic testing

●	IV Therapy and Treatments: High-margin therapeutic services for wellness and recovery

●	Long-Term Health Management: Ongoing physician and coach support for chronic condition prevention and optimization

Unit Economics

We are achieving an LTV to CAC ratio exceeding 3x which demonstrates the strong return on investment of our customer acquisition spend and significantly enhance our valuation in the public markets.

Comparative Positioning

We are building the Asian equivalent of an integrated AI health management platform, combining the genetic data depth of leading international testing companies, the AI diagnostic capabilities of advanced health platforms, and the physical presence of preventive health clinics. We believe no other company in Southeast Asia has assembled this complete closed loop of detection, data, AI, medical services, and personalized products.

Strategic Partnerships

We have established a strategic partnership with Yun Kang, a recognized entity in the health and wellness industry. Under this partnership, Yun Kang serves as a key supplier for our PowerAI product line, providing the Company with the necessary equipment, components, and ongoing product support required for the deployment and scaling of our PowerAI rapid health screening devices.

Industry

We operate in the global direct-to-consumer (DTC) genetic testing market, a rapidly growing segment within the broader precision medicine and preventive healthcare industry. According to Facts and Factors, the global DTC genetic testing market was valued at approximately $714 million in 2019 and is projected to reach approximately $2,400 million by 2026, representing a compound annual growth rate (CAGR) of approximately 19%. More recent estimates from Market Research Intellect indicate the market has continued to expand significantly, reaching an estimated $4.5 billion in 2024 and projected to grow to $12.3 billion by 2033, at a CAGR of 15.2%. This accelerated growth reflects increasing consumer awareness, declining sequencing costs, and the expanding applications of genetic testing beyond ancestry into health, wellness, and disease prevention.

The Asia Pacific region represents a particularly attractive growth market. According to Market Data Forecast, the Asia Pacific genetic testing market was valued at $2.80 billion in 2024 and is projected to reach $5.43 billion by 2033, growing at a CAGR of 7.65%. Within this region, Malaysia is emerging as a significant market. According to Ken Research, the Malaysia genetic testing market was valued at approximately $101 million in 2024, driven by increasing awareness of genetic disorders, advancements in sequencing technologies, and the rising demand for personalized medicine.

Our Strategy

Our key growth strategies are designed to build upon our existing competitive advantages while learning from and differentiating ourselves from other players in the global genetic testing and preventive health industry.

1.	Market Penetration in Malaysia

2.	Tiered Customer Upgrades and Subscription Models

3.	Corporate and Institutional Sales

4.	Strategic Partnerships with Pharmacies, Clinics, and Wellness Providers

5.	Geographic Expansion in Southeast Asia

6.	Continuous Product Enhancement and AI Innovation

7.	Building a Health Data Ecosystem and Research Partnerships

8.	Expansion into Preventive Health and Longevity Products

9.	Establish and scale physical health centers

Variable Interest Entity (“VIE”)

Powercheck AI Sdn. Bhd. (“VIE”) was incorporated in Malaysia on May 5, 2025. The Company controls VIE through a series of contractual arrangements (the “VIE Agreements”). The VIE agreements include (i) an Exclusive Business Cooperation Agreement, (ii) a Loan Agreement, (iii) a Share Pledge Agreement, (iv) a Power of Attorney and (v) an Exclusive Option Agreement with the shareholder of VIE. The Company has adopted a VIE structure to ensure compliance with local regulations and facilitate access to international capital markets. This structure is a common arrangement among global technology and internet companies—such as those in China—utilized to secure control and the attribution of economic benefits.

Set forth below is a more detailed description of each of the VIE agreements.

Exclusive Business Cooperation Agreement

Pursuant to the Exclusive Business Cooperation Agreement, the Company serves as the exclusive provider of information technology consulting services, management software development, computer hardware and software research, development and sales to VIE In consideration of such services, VIE has agreed to pay a service fee to the Company, which is based on the time of services rendered multiplied by the corresponding rate, plus amount of the services fees or ratio decided by the board of directors of the Company. The Agreement has a term of 10 years but may be extended the Company in its discretion.

Loan Agreement

Pursuant to the Loan Agreement, the Company granted interest-free loans to the shareholders of the VIE for the sole purpose of increasing the registered capital of the VIE. These loans are eliminated with the capital of the VIE during consolidation.

Share Pledge Agreement

Pursuant to the Share Pledge Agreement, the shareholders of VIE pledged to the Company a first security interest in all of their equity interests in VIE to secure VIE’s timely and complete payment and performance of its obligations under the Exclusive Business Cooperation Agreement. During the term of the Share Pledge Agreement, the pledgors agreed, among other things, not to transfer, place or permit the existence of any security interest or other encumbrance on their interest in VIE without the prior written consent of the Company. The pledge shall remain in effect until 10 years or such extended term by the Company as per the Exclusive Business Cooperation Agreement or upon the obligations under the principal agreement have been fulfilled, whichever is later. However, upon the full payment of the consulting and service fees under the Exclusive Business Cooperation Agreement and upon the termination of VIE’s obligations under the Exclusive Business Cooperation Agreement, the Share Pledge Agreement shall be terminated and the Company shall terminate this agreement as soon as reasonably practicable.

Power of Attorney

Pursuant to the Power of Attorney, VIE Shareholders, as the shareholders of VIE, granted to the Company the right to (i) attend shareholders meetings of VIE (ii) exercise all shareholder rights (including voting rights) with respect to such equity interests in VIE and (iii) designate and appoint on behalf of such shareholders the legal representative, directors, supervisors, and other senior management members of VIE The Power of Attorney is irrevocable and is continuously valid from the date of execution of such Power of Attorney, so long as such persons remain shareholders of VIE

Exclusive Option Agreement

Pursuant to the Exclusive Option Agreement, the shareholders of VIE granted the Company an irrevocable and exclusive right and option to purchase up to 100% of their equity interests in VIE The purchase price shall be equal to the capital paid in by the shareholders, adjusted pro rata for the purchase of less than all of the equity interests. The Agreement is effective for a term of 10 years, and may be renewed at the Company’s election.

Summary Risk Factors

Investing in our Ordinary Shares entails a high degree of risk as more fully described in the “Risk Factors” section of this prospectus. You should carefully consider such risks before deciding to invest in our ordinary shares. These risks include, among others:

Risks Related to Doing Business in Malaysia

●	Our operations are subject to various laws and regulations in Malaysia.

●	We are subject to foreign exchange control policies in Malaysia.

Risks Related to Our Business and Industry

●	We are exposed to the risks of an economic recession, credit and capital markets volatility and economic and financial crisis as a result of the COVID-19 virus pandemic, which could adversely affect the demand for our services, our business operations and expansion plans and our ability to mitigate its impact and provide timely information to our investors and the SEC.

●	We have commenced limited operations in our business.

●	We are heavily dependent on our customers. Due to the high level of competition in our industry, they might fail to retain their customers, which would harm our financial condition and operating results.

●	Our limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter.

●	We have incurred significant losses since inception, we expect to incur losses in the future, and we may not be able to achieve or maintain profitability.

●	To maximize our potential for future growth and achieve our expected revenues, we need to manage growth in our current operations.

●	If we are not able to implement our strategies to achieve our business objectives, our business operations and financial performance will be adversely affected.

●	Any funding we raise through the future sale of our Ordinary Shares will result in dilution to existing shareholders and funding through bank loans will increase our liabilities.

●	We are dependent upon senior management and other highly qualified personnel and we cannot assure their retention.

●	Failure to protect our brand names, trademarks, intellectual property rights, and any assertions by third parties of infringement, misappropriation or other violations by us of their intellectual property rights could result in significant costs and could materially affect our business.

●	We are a holding company whose principal source of operating cash is the income received from our subsidiaries.

●	Our significant shareholders have considerable influence over our corporate matters.

●	Our significant shareholders may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

●	We are subject to stringent Malaysia export and import control laws and regulations. Unfavorable changes in these laws and regulations or Malaysia government licensing policies, our failure to secure timely Malaysia government authorizations under these laws and regulations, or our failure to comply with these laws and regulations could have a material adverse effect on our business, financial condition, and results of operation.

●	We may be subject to antitrust regulations with respect to future acquisition opportunities.

Risks Related to Our Ordinary Shares

●	We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

●	An active trading market for our Ordinary Shares may not develop and the trading price for our Ordinary Shares may fluctuate significantly.

●	The trading price of our Ordinary Shares is likely to be volatile, which could result in substantial losses to investors.

●	Substantial future sales or perceived potential sales of our Ordinary Shares in the public market could cause the price of our Ordinary Shares to decline.

●	If securities or industry analysts do not publish research or publish inaccurate or unfavourable research about our business, the market price for our Ordinary Shares and trading volume could decline.

●	Because we do not expect to pay dividends in the foreseeable future after this Offering, you must rely on price appreciation of our Ordinary Shares for return on your investment.

●	Our memorandum and articles of association may contain deemed anti-takeover provisions that could have a material adverse effect on the rights of holders of our Ordinary Shares.

●	You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under BVI law.

●	We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

●	We will incur increased costs as a result of being a public company.

Corporate and Other Information

Our principal executive offices are located at Our principal executive office is located at Wisma ET21 Power AI Office 50-02, Jalan Perjirannan 4/5, Bandar Dato Onn, 81100 Johor Bahru Malaysia, and our telephone number is +60 194660821. Our website is shop.pcai.asia. Information contained on, or available through, our website does not constitute part of, and is not deemed incorporated by reference into, this prospectus. Our registered office in the BVI Islands is located at the Palm Grove Unit 4, 265 Smith Road, George Town, P.O. Box 52A Edgewater Way, #1653, Grand BVI KY1-9006, BVI Islands, or such other place in the BVI Islands as the directors may, from time to time decide. Our agent for service of process in the United States is [    ].

Summary Terms of the Offering

Ordinary shares being offered by us:	[●] ordinary shares on a firm commitment basis (or [●] ordinary shares if the underwriters exercise their over-allotment option in full).

Initial offering price:	We estimate the initial public offering price for the ordinary shares will be in the range of $[●] to $[●] per ordinary share.

Number of ordinary shares outstanding before the offering:	[●] ordinary shares.

Number of ordinary shares outstanding after the offering:	[●] ordinary shares, assuming full exercise of the underwriters’ over-allotment option, and [●] ordinary shares, assuming no exercise of the underwriters’ over-allotment option.

Use of proceeds:

We intend to use the net proceeds of this offering for [●]. For more information on the use of proceeds, see “Use of Proceeds” on page 18.

[We will not receive any proceeds from the sale of any ordinary shares by the selling shareholders.]

Lock-up agreements	All of our directors and officers and certain shareholders have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our ordinary shares or securities convertible into or exercisable or exchangeable for our ordinary shares for a period of [●] days from the date of this prospectus. See “Shares Eligible for Future Sale” and “Underwriting” for more information.

Proposed Nasdaq symbol:	We intend to apply to have our ordinary shares listed on the Nasdaq under the symbol “PCAI.”

Transfer agent and registrar	[ Transfer Agent ]

Risk factors:	Investing in our ordinary shares involves a significant degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 9.

Recent Developments

We are in the process of finalizing our results for the year ended December 31, 2025 Set forth below are certain preliminary estimates of our results of operations for the year ended December 31, 2025as compared to our historical results of operations for the corresponding period ended December 31, 2024 The preliminary estimates set forth below are based only on currently available information and do not present all necessary information for an understanding of our financial condition as of December 31, 2025 or our results of operations for the year ended December 31, 2025 We have provided a range, rather than a specific amount, for the preliminary estimates for this unaudited financial data primarily because our financial closing procedures for the year ended December 31, 2025are not yet complete and, as a result, our final results upon completion of our closing procedures may vary from the preliminary estimates. All of the preliminary estimated financial information set forth below has been prepared by and is the responsibility of management. We expect to complete our financial statements for the year ended December 31, 2025 subsequent to the completion of this offering. While we are currently unaware of any items that would require us to make adjustments to the financial information set forth below, it is possible that we or our independent registered public accounting firm may identify such items as we complete our financial statements and any resulting changes could be material. Accordingly, undue reliance should not be placed on these preliminary estimates. These preliminary estimates are not necessarily indicative of any future period and should be read together with “Risk Factors,” “Special Note Regarding Forward-Looking Statements” and our financial statements and related notes included in this prospectus.

Implications of Our Being a “Controlled Company”

Upon the completion of this offering, we will be a “controlled company” as defined under the Nasdaq Stock Market Listing Rules as Mr. Tey Giap Chian, our Chairman of the Board, Executive Director and Chief Executive Officer, will hold [●]% of our total issued and outstanding Ordinary Shares and will be able to exercise [●]% of the total voting power of our authorized and issued shares, assuming that the underwriter does not exercise any portion of its over-allotment option. For so long as we remain a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. If we rely on these exemptions, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. While we presently plan to comply voluntarily with the corporate governance listing standards of the Nasdaq, we may choose to rely on the exemptions in the future.

Implications of Our Being an Emerging Growth Company

As a company with less than US$1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include:

●	being permitted to provide only two financial years of selected financial information (rather than five years) and only two years of audited financial statements (rather than three years), in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure; and

●	an exemption from compliance with the auditor attestation requirement of the Sarbanes-Oxley Act, on the effectiveness of our internal control over financial reporting.

We may take advantage of these reporting exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earliest of (1) the last day of the fiscal year in which the fifth anniversary of the completion of this offering occurs, (2) the last day of the fiscal year in which we have total annual gross revenue of at least US$1.235 billion, (3) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which means the market value of our Ordinary Shares that are held by non-affiliates exceeds US$700.0 million as of the prior December 31, and (4) the date on which we have issued more than US$1.0 billion in non-convertible debt during the prior three-year period. We may choose to take advantage of any of the available exemptions. We have included two years of selected financial data in this prospectus in reliance on the first exemption described above. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock.

Implications of Our Being a Foreign Private Issuer

Upon completion of this offering, we will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission, or the SEC, of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither emerging growth companies nor foreign private issuers.

In addition, as a company incorporated in the British Virgin Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the corporate governance listing requirements of the Nasdaq. These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing requirements of the Nasdaq. Following this offering, we can rely on home country practice to be exempted from certain of the corporate governance requirements of the Nasdaq, namely (i) a majority of the Directors on our Board are not required to be independent Directors; (ii) there will not be a necessity to have regularly scheduled executive sessions with independent Directors; and (iii) there will be no requirement for the Company to obtain shareholder approval prior to an issuance of securities in connection with (a) the acquisition of stock or assets of another company; (b) equity-based compensation of officers, directors, employees or consultants; (c) a change of control; and (d) transactions other than public offerings. While we presently plan to comply voluntarily with the corporate governance listing standards of the Nasdaq, we may choose to rely on the exemptions in the future.

Summary Consolidated Financial Information

The following tables present our summary financial data. We have derived the summary statements of operations data for the fiscal years ended December 31, 2025 and 2024 and the summary balance sheet data as of December 31, 2025 and 2024 from our unaudited financial statements included elsewhere in this prospectus. You should read this data together with our financial statements and related notes included elsewhere in this prospectus and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results for any prior period are not necessarily indicative of our future results. The summary financial data in this section are not intended to replace our financial statements and related notes included elsewhere in this prospectus.

[    ]

RISK FACTORS

An investment in our Ordinary Shares carries a significant degree of risk. You should carefully consider the following risks and other information in this prospectus, including our consolidated financial statements and related notes included elsewhere in this prospectus, before you decide to purchase our Ordinary Shares. Additional risks and uncertainties of which we are not presently aware or that we currently deem immaterial could also affect our business operations and financial condition. If any of these risks actually occur, our business, financial condition, results of operations or prospects could be materially affected. As a result, the trading price of our Ordinary Shares could decline and you could lose part or all of your investment.

Risks Related to Doing Business in Malaysia

Our operations are subject to various laws and regulations in Malaysia.

Our operations in Malaysia are subject to a variety of laws and regulations, including those pertaining to business licenses, intellectual property rights, employment, personal data and privacy, dividends, unmanned aircraft, distribution trade services, and cybersecurity.

Based on our experience, some of the laws and regulations of the place where we operate our business are subject to amendments, uncertainty in interpretation and administrative actions from time to time. Consequently, we cannot guarantee that we will be able to secure all necessary registrations, certificates, and/or licenses for the execution of our business plans or the launch of new services or products. Non-compliance with these laws and regulations could result in fines, administrative penalties, and/or legal action against us, potentially damaging our reputation and impacting our financial status or operational results.

We are subject to foreign exchange control policies in Malaysia.

The ability of our subsidiaries to pay dividends or make other payments to us may be restricted by the foreign exchange control policies in the countries where we operate. For example, there are foreign exchange policies in Malaysia which support the monitoring of capital flows into and out of the country in order to preserve its financial and economic stability. The foreign exchange policies are administered by the Foreign Exchange Administration, an arm of the Bank Negara Malaysia (the Central Bank of Malaysia) (“BNM”). The foreign exchange policies monitor and regulate both residents and non-residents of Malaysia. Under the current Foreign Exchange Administration rules issued by BNM, nonresidents are free to repatriate any amount of funds from Malaysia in foreign currency other than the currency of Israel at any time (subject to limited exceptions), including capital, divestment proceeds, profits, dividends, rental, fees and interest arising from investment in Malaysia, subject to any withholding tax. In the event BNM or any other country where we operate introduces any restrictions in the future, our ability to repatriate dividends or other payments from our subsidiaries in Malaysia or in such other countries may be affected. Since we are a BVI holding company and rely principally on dividends and other payments from our subsidiaries for our cash requirements, any restrictions on such dividends or other payments could materially and adversely affect our liquidity, financial condition and results of operations.

Risks Related to Our Business and Industry

We are exposed to the risks of an economic recession, credit and capital markets volatility and economic and financial crisis as a result of the COVID-19 virus pandemic, which could adversely affect the demand for our services, our business operations and expansion plans and our ability to mitigate its impact and provide timely information to our investors and the SEC.

We are exposed to the risk of a global recession or a recession in one or more of our key markets, credit and capital markets volatility and an economic or financial crisis, or otherwise, which could result in reduced consumption or sales prices of our services, which in turn could result in lower revenue and reduced profit. Our financial condition and results of operations, as well as our future prospects, would likely be hindered by an economic downturn in any of our key markets.

The purchase of our services is closely linked to general economic conditions, with levels of consumption tending to rise during periods of rising per capita income and fall during periods of declining per capita income. Additionally, per capita consumption is inversely related to the sale prices of our services.

Besides moving in concert with changes in per capita income, purchase of our services also increases or decreases in accordance with changes in disposable income.

Any decrease in disposable income resulting from an increase in inflation, income taxes, the cost of living, unemployment levels, political or economic instability or other factors would likely adversely affect the demand for our services.

Capital and credit market volatility, such as that experienced in recent years, may result in downward pressure on share prices and the credit capacity of issuers. Potential changes in social, political, regulatory and economic conditions may be significant drivers of capital and credit market volatility. The COVID-19 virus pandemic has resulted in significant financial market volatility and uncertainty in recent months. The extent to which COVID-19 impacts our results will depend on future developments, which are highly uncertain and will include emerging information concerning the severity of COVID-19 and the actions taken by governments and private businesses to attempt to contain the coronavirus, A continuation or worsening of the levels of market disruption and volatility seen in the recent past could have an adverse effect on us. For example, any state wide lockdown, quarantine, or travel ban will likely affect our operating business.

Additionally, the COVID-19 pandemic may also affect our overall ability to react timely to mitigate the impact of this event and may hamper our efforts to contact our service providers and advisors and to provide our investors with timely information and comply with our filing obligations with the SEC, especially in the event of office closures, stay-in-place orders and a ban on travel or quarantines.

We have commenced limited operations in our business.

We commenced our operation since May 23, 2025. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the operations that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to the ability to generate sufficient cash flow to operate our business, and additional costs and expenses that may exceed current estimates. We recognize that if we are not successful in implementing our business plan, we will not be able to continue business operations. There is limited history upon which to base any assumption as to the likelihood that we will prove successful.

We are heavily dependent on our customers. Due to the high level of competition in our industry, they might fail to retain their customers, which would harm our financial condition and operating results.

We are heavily dependent on our ability to attract new customers and retain existing customers. Due to the high level of competition in the genetic testing and preventive health industry, we may fail to acquire or retain customers at sufficient rates, which would materially and adversely harm our financial condition and operating results. We compete with international DTC genetic testing providers (such as 23andMe and CircleDNA), regional genetic testing companies, traditional hospital-based testing services, and emerging AI health platforms. Many of these competitors have significantly greater financial, technical, and marketing resources than we do, which may enable them to offer lower prices, faster services, or more established brand recognition.

Customer retention is critical to our business model. Unlike traditional retail products, our core genetic testing service is typically a one-time purchase, but we generate recurring value through subscription services, follow-up consultations, and upgrade pathways from entry-level products to premium offerings. If we fail to maintain high customer satisfaction or effectively communicate the value of our ongoing services, customers may not purchase additional products from us. Low switching costs, price competition from new market entrants, and the risk of commoditization could further reduce customer retention and lifetime value.

Our limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter.

Our limited operating history makes it difficult to evaluate our future prospects and the risks and challenges it may encounter. Risks and challenges we have faced or expects to face include its ability to:

●	forecast our revenue and budget for and manage our expenses;

●	attract new customers and retain existing customers;

●	anticipate and respond to macroeconomic changes and changes in the markets in which it operates;

●	maintain and enhance the value of its reputation and brand;

●	develop and protect intellectual property; and

●	hire, integrate and retain talented people at all levels of its organization.

If we fail to address the risks and difficulties that it faces, including those associated with the challenges listed above as well as those described elsewhere in this “Risk Factors” section, our business, financial condition and results of operations could be adversely affected. Further, because we have limited historical financial data and operate in a rapidly evolving market, any predictions about our future revenue and expenses may not be as accurate as they would be if we had a longer operating history or operated in a more developed market. We will encounter risks and uncertainties frequently experienced by growing companies with limited operating histories in rapidly changing industries. If our assumptions regarding these risks and uncertainties, which we use to plan and operate our business, are incorrect or change, or if we do not address these risks successfully, our results of operations could differ materially from its expectations and its business, financial condition and results of operations could be adversely affected.

We have incurred significant losses since inception, we expect to incur losses in the future, and we may not be able to achieve or maintain profitability.

We have incurred significant losses since our inception. Our losses may be larger than anticipated, and we may not achieve profitability when expected, or at all, and even if we do, we may not be able to maintain or increase profitability.

Since our inception, we have made substantial investments in research and development, including the development of our proprietary PowerModule AI platform, the establishment of our whole genome sequencing laboratory capabilities, and the deployment of our PowerCheck hardware. We have also invested significantly in sales and marketing activities to build brand awareness, acquire customers, and establish strategic partnerships in Malaysia and potentially other Southeast Asian markets. These investments have resulted in operating losses, negative cash flows from operations, and accumulated deficits.

As a result of these anticipated investments, we may not achieve profitability even if our revenue grows significantly. Our revenue growth may slow or decline for reasons beyond our control, including increased competition, changes in consumer preferences, regulatory developments, or general economic conditions. Any failure to grow revenue sufficiently to offset our operating expenses would result in continued or increased losses.

To maximize our potential for future growth and achieve our expected revenues, we need to manage growth in our current operations.

In order to maximize potential growth in our current and potential markets, we believe that we must expand our sourcing and marketing operations. This expansion will place a significant strain on our management and on our operational, accounting, and information systems. We expect that as we continue to grow, we will need to improve our financial controls, operating procedures, and management information systems to handle increased operations. We will also need to effectively train, motivate, and manage our employees. Failure to manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

If we are not able to implement our strategies to achieve our business objectives, our business operations and financial performance will be adversely affected.

Our business plan and growth strategy are based on currently prevailing circumstances and the assumption that certain circumstances will or will not occur, as well as the inherent risks and uncertainties involved in various stages of development. However, there is no assurance that we will be successful in implementing our strategies or that our strategies, even if implemented, will lead to the successful achievement of our objectives. If we are not able to successfully implement our strategies, our business operations and financial performance will be adversely affected.

Any funding we raise through the future sale of our Ordinary Shares will result in dilution to existing shareholders and funding through bank loans will increase our liabilities.

We plan to raise capital in order to fund our growth plans in the future and anticipate doing so through further stock issuances. Such stock issuances will cause stockholders’ interests in our Company to be diluted. Such dilution is likely to negatively affect the value of investors’ shares if our revenues and earnings do not grow commensurately. Alternate sources of finance, such as obtaining commercial loans, assuming those loans would be available, will increase the Company’s liabilities and future cash commitments.

We are dependent upon senior management and other highly qualified personnel and we cannot assure their retention.

Our success depends, in part, upon the continued services of key members of our senior management including engineers, manufacturing and quality assurance, design, finance, marketing, sales and support personnel. Our senior management’s’ knowledge of the market, our business and our company represent a key strength of our business, which cannot be easily replicated. The success of our business strategy and our future growth also depend on our ability to attract, train, retain and motivate skilled engineer, managerial, sales, administration, development and operating personnel.

There can be no assurance that our existing personnel will be adequate or qualified to carry out our strategy, or that we will be able to hire or retain experienced, qualified employees to carry out our strategy. The loss of one or more of our senior management or operating personnel, or the failure to attract and retain additional key personnel, could have a material adverse effect on our business, financial condition and results of operations. Further, any inability to recruit, develop and retain qualified employees may result in high employee turnover and may force us to pay significantly higher wages, which may harm our profitability.

Failure to protect our brand names, trademarks, intellectual property rights, and any assertions by third parties of infringement, misappropriation or other violations by us of their intellectual property rights could result in significant costs and could materially affect our business.

Our component suppliers owned their product brand names. We cannot be certain that the actions our suppliers have taken or will take in the future will be adequate to prevent violation of their proprietary rights.

We regard our intellectual property, trade secrets and proprietary technologies as important to the success of our business. We have developed certain ideas, processes, and methods that contribute to our success and competitive position that we consider to be trade secrets. We protect our trade secrets by keeping them confidential through the use of internal and external controls, including contractual protections with employees, contractors, customers and vendors. Trade secrets can be protected for an indefinite period so long as their secrecy is maintained, but we can provide no assurances that such secrecy will be maintained due to factors outside of the Company’s control.

While we have not yet obtained registrations for our intellectual property in all markets in which we do business or may do business in the future, and we may have difficulty in registering, or enforcing an exclusive right to use, our intellectual property in those jurisdictions. The intellectual property laws and enforcement practices of certain non-U.S. jurisdictions may not protect our intellectual property rights to the same extent as the laws of the United States. In addition, there can be no assurance that the efforts we have taken to protect our intellectual property and proprietary rights will be effective, and if we are unable to protect our intellectual property from unauthorized use, our ability to exploit our proprietary technology or our brand image may be harmed.

Litigation may be necessary to defend us against claimed infringement of the rights of third parties. Adverse publicity, legal action or other factors which we have no control over could lead to substantial erosion in the value of the brands, which could lead to decreased consumer demand and could have a material adverse effect on our business, financial condition and results of operations.

We are a holding company whose principal source of operating cash is the income received from our subsidiaries.

We are dependent on the income generated by our subsidiaries in order to make distributions and dividends on the Ordinary Shares. We have not received and do not have any present plan to receive dividends paid by our Malaysia subsidiaries, but we have discretion as to whether such dividends are paid, subject to applicable statutory and contractual restrictions, including Malaysia regulations which may govern the ability of our Malaysia subsidiary to pay dividends to us. The amounts of distributions and dividends, if any, which may be paid to us from our operating subsidiaries will depend on many factors, including such subsidiary’s results of operations and financial condition, limits on dividends under applicable law, its constitutional documents, documents governing any indebtedness, and other factors which may be outside our control. If our operating subsidiaries do not generate sufficient cash flow, we may be unable to make distributions and dividends on the Ordinary Shares.

Our significant shareholders have considerable influence over our corporate matters.

Mr. Tey Giap Chian, through TEY GLOBAL GROUP SDN. BHD., holds 100% of our issued and outstanding Ordinary Shares. Each of them, either collectively (which would aggregate into a controlling interest in us) or individually, will hold considerable influence over corporate matters requiring shareholder approval, such as electing directors and approving material mergers, acquisitions or other business combination transactions. This concentrated control will limit your ability to influence corporate matters and could also discourage others from pursuing any potential merger, takeover or other change of control transactions, which could have the effect of depriving the holders of our Ordinary Shares of the opportunity to sell their shares at a premium over the prevailing market price.

Our significant shareholders may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

Because our significant shareholders have, either collectively or individually, considerable influence over our corporate matters, their interests may differ from the interests of our Company as a whole. These shareholders could, for example, appoint directors and management without the requisite experience, relations or knowledge to steer our company properly because of their affiliations or loyalty, and such actions may materially and adversely affect our business and financial condition. Currently, we do not have any arrangements to address potential conflicts of interest between these shareholders and our Company. If we cannot resolve any conflict of interest or dispute between us and the shareholders, we would have to rely on legal proceedings, which could result in the disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

We are subject to stringent Malaysia export and import control laws and regulations. Unfavourable changes in these laws and regulations or Malaysia government licensing policies, our failure to secure timely Malaysia government authorizations under these laws and regulations, or our failure to comply with these laws and regulations could have a material adverse effect on our business, financial condition, and results of operation.

Our business is subject to stringent Malaysia import and export control laws and regulations as well as economic sanctions laws and regulations. We are required to import and export our products, software, technology, equipment, and services, as well as run our operations in the Malaysia, in full compliance with such laws and regulations, which under the administration of Ministry of Trade and Industry of Malaysia (MITI) and Royal Malaysia Customs Department (MYRCD). Similar laws that impact our business exist in other jurisdictions where we may expansion our business. These foreign trade controls prohibit, restrict, or regulate our ability to, directly or indirectly, export, deemed export, re-export, deemed re-export or transfer certain hardware, technical data, technology, software, or services to certain countries and territories, entities, and individuals, and for end uses. If we are found to be in violation of these laws and regulations, it could result in civil and criminal, monetary and non-monetary penalties, the loss of export or import privileges, debarment, and reputational harm.

We may be subject to antitrust regulations with respect to future acquisition opportunities.

Many jurisdictions in which we intend to operate have antitrust regulations which involve governmental filings for certain acquisitions, impose waiting periods and require approvals by government regulators. Governmental authorities may seek to challenge potential acquisitions or impose conditions, terms, obligations or restrictions that may delay completion of the acquisition or materially reduce the anticipated benefits (financial or otherwise). Our inability to consummate potential future acquisitions or to receive the full benefits of such acquisitions because of antitrust regulations could limit our ability to execute on our acquisition strategy which could have a material adverse effect on our financial condition and results of operations.

Risks Related to Our Ordinary Shares

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 for so long as we are an emerging growth company until the fifth anniversary from the date of our initial listing. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. However, we have elected to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

An active trading market for our Ordinary Shares may not develop and the trading price for our Ordinary Shares may fluctuate significantly.

We cannot assure you that a liquid public market for our Ordinary Shares will be established. If an active public market for our Ordinary Shares does not occur following the completion of this offering, the market price and liquidity of our Ordinary Shares may be materially and adversely affected. The public offering price for our Ordinary Shares in this offering was determined by negotiation between us and the underwriter based upon several factors, and we can provide no assurance that the trading price of our shares after this offering will not decline below the public offering price. As a result, investors in our shares may experience a significant decrease in the value of their shares.

The trading price of our Ordinary Shares is likely to be volatile, which could result in substantial losses to investors.

The trading price of our Ordinary Shares is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, akin to the performance and fluctuation of the market prices of other companies with business operations located mainly in Malaysia that have listed their securities in the United States.

In addition to market and industry factors, the price and trading volume for our Ordinary Shares may be highly volatile due to a number of factors, including the following:

●	regulatory developments affecting us or our industry;

●	actual or anticipated fluctuations in our quarterly results of operations and changes or revisions of our expected results;

●	changes in the market condition, market potential and competition in satellite services;

●	announcements by us or our competitors of new products, services, expansions, investments, acquisitions, strategic partnerships or joint ventures;

●	fluctuations in global and Malaysia economies;

●	changes in financial estimates by securities analysts;

●	adverse publicity about us;

●	additions or departures of our key personnel and senior management;

●	release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

●	potential litigation or regulatory investigations

Any of these factors may result in large and sudden changes in the volume and price at which our Ordinary Shares will trade.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Substantial future sales or perceived potential sales of our Ordinary Shares in the public market could cause the price of our Ordinary Shares to decline.

Sales of substantial amounts of our Ordinary Shares in the public market or the perception that these sales could occur, could adversely affect the market price of our Ordinary Shares. A significant number of our issued outstanding Ordinary Shares is held by several large shareholders and are available for sale, subject to volume and other restrictions as applicable under Rules 144 and 701 under the Securities Act. Their sale or perceived sale into the market may cause the price of our Ordinary Shares to decline.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for our Ordinary Shares and trading volume could decline.

The trading market for our Ordinary Shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who covers us downgrades our Ordinary Shares or publishes inaccurate or unfavorable research about our business, the market price for our Ordinary Shares would likely decline. If one or more of these analysts cease coverage of our Company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our Ordinary Shares to decline.

Because we do not expect to pay dividends in the foreseeable future after this Offering, you must rely on price appreciation of our Ordinary Shares for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our Ordinary Shares as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of BVI law. Under BVI law, dividends may be declared and paid at such time, and in such an amount, as our board of directors determine subject to their being satisfied that our Company will meet the statutory solvency test immediately after the dividend. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our Ordinary Shares will likely depend entirely upon any future price appreciation of our Ordinary Shares. We cannot guarantee that our Ordinary Shares will appreciate in value after this Offering or even maintain the price at which you purchased the Ordinary Shares. You may not realize a return on your investment in our Ordinary Shares and you may even lose your entire investment in our Ordinary Shares.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under BVI law.

We are incorporated in the BVI and conduct substantially all of our operations in Malaysia. Most of our directors and substantially all of our executive officers reside outside the United States and a substantial portion of their assets are located outside of the United States. As a result, it may be difficult or impossible for our shareholders to bring an action against us or against these individuals in the BVI or in Malaysia in the event that they believe that their rights have been infringed under the securities laws of the United States or otherwise. Even if shareholders are successful in bringing an action of this kind, the laws of the BVI and Malaysia may render them unable to enforce a judgment against our assets or the assets of our directors and officers. There is no statutory recognition in the BVI of judgments obtained in the United States or Malaysia, although the courts of the BVI will generally recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits.

Our corporate affairs will be governed by our memorandum and articles of association, the BVI Act and the common law of the BVI. The rights of shareholders to take legal action against our directors, actions by minority shareholders and the fiduciary responsibilities of our directors under BVI law are to a large extent governed by the common law of the BVI and by the BVI Act. The common law of the BVI is derived in part from comparatively limited judicial precedent in the BVI as well as from English common law, which has persuasive, but not binding, authority on a court in the BVI. The rights of our shareholders and the fiduciary responsibilities of our directors under BVI law are not as clearly established as they would be under statutes or judicial precedents in some jurisdictions in the United States. In particular, the BVI has a less developed body of securities laws as compared to the United States, and some states (such as Delaware) have more fully developed and judicially interpreted bodies of corporate law. As a result of the foregoing, holders of our Ordinary Shares may have more difficulty in protecting their interests through actions against our management, directors or major shareholders than they would as shareholders of a U.S. company and whose management, directors and/or major shareholders were also incorporated, resident, or otherwise established in a United States jurisdiction.

As a result of the foregoing, our public shareholders may have more difficulty in protecting their interests through actions against us, our management, our directors or our major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

A shareholder of our Company is entitled, on giving written notice to our Company, to inspect (a) the memorandum and articles of association of the Company; (b) the register of members; (c) the register of directors; and (d) the minutes of meetings and resolutions of members and of those classes of members of which he is a member; and to make copies of or take extracts from the documents and records. Subject to the memorandum and articles of association, the directors may, if they are satisfied that it would be contrary to our Company’s interests to allow a member to inspect any document, or part of a document, specified in (b), (c) and (d) above, refuse to permit the member to inspect the document or limit the inspection of the document, including limiting the making of copies or the taking of extracts from the records. Where a company fails or refuses to permit a member to inspect a document or permits a member to inspect a document subject to limitations, that member may apply to the BVI High Court for an order that he should be permitted to inspect the document or to inspect the document without limitation. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the BVI, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. To the extent we choose to follow home country practice with respect to corporate governance matters, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

●	the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

●	the rules under the Exchange Act that require U.S. domestic public companies to issue financial statements prepared under U.S. Generally Accepted Accounting Principles (“U.S. GAAP”)

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the selective disclosure rules by issuers of material non-public information under Regulation FD.

In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of the OTC Market. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information, which would be made available to you, were you investing in a U.S. domestic issuer.

We are subject to changing law and regulations regarding regulatory matters, corporate governance and public disclosure that have increased both our costs and the risk of non-compliance.

We are subject to rules and regulations by various governing bodies, including, for example, the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law, including the laws of the BVI. Our efforts to comply with new and changing laws and regulations have resulted in and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and our business may be harmed.

We will incur increased costs as a result of being a public company.

Upon effectiveness of this registration statement on Form F-1, we will become a public reporting company and expect to incur significant accounting, legal and other expenses that we did not incur as a private company. We expect the relevant rules and regulations applicable to public companies to increase our accounting, legal and financial compliance costs and to make certain corporate activities more time-consuming and costly. Our management will be required to devote substantial time and attention to our public company reporting obligations and other compliance matters. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. Our reporting and other compliance obligations as a public company may place a strain on our management, operational and financial resources and systems for the foreseeable future.

In the past, shareholders of a public company often brought securities class action suits against the company following periods of instability in the market price of that company’s securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $[    ] million, after deducting estimated underwriting discounts, the non-accountable expense allowance and the estimated offering expenses payable by us, and based upon an assumed initial offering price of $[    ] per ordinary share (excluding any exercise of the underwriters’ over-allotment option), the midpoint of the estimated price range set forth on the cover page of this prospectus. A $1.00 increase (decrease) in the assumed initial public offering price would increase (decrease) the net proceeds to us from this offering by approximately $[    ] million, after deducting the estimated underwriting discounts, non-accountable expense allowance and estimated aggregate offering expenses payable by us and assuming no change to the number of ordinary share offered by us as set forth on the cover page of this prospectus. We will not receive any proceeds from the sale of any ordinary shares by the selling shareholders.

We plan to use the net proceeds from this offering as follows:

●	30% for AI and data system development;

●	25% for Market expansion (Southeast Asia: Singapore, Thailand, Vietnam, Indonesia, Philippines);

●	20% for Physical health center construction and scaling;

●	15% for Product research and development (functional supplements and personalized health products); and

●	10% for general corporate purposes and working capital.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus.

Pending use of the net proceeds, we intend to hold our net proceeds in short-term, interest-bearing, financial instruments or demand deposits.

DIVIDEND POLICY

hile we currently have no plans to distribute dividends in the foreseeable future, in the event we consider distributing a dividend in the future, our Board shall take into account, among other things, the following factors when deciding whether to propose a dividend and in determining the dividend amount: (a) operating and financial results; (b) cash flow situation; (c) business conditions and strategies; (d) future operations and earnings; (e) taxation considerations; (f) interim dividend paid, if any; (g) capital requirement and expenditure plans; (h) interests of shareholders; (i) statutory and regulatory restrictions; (j) any restrictions on payment of dividends; and (k) any other factors that our Board may consider relevant.

Our board of directors has discretion regarding whether to declare or pay dividends. All dividends are subject to certain restrictions under BVI law and the Company’s Memorandum and Articles of Association, namely that: (a) all dividends must be authorized by board resolutions, by which our board of directors may authorize a distribution at any time and in any amount they think fit and set a record date (which may be before or after the date on which the board resolutions are passed) for determining the shareholders to be paid; (b) our board of directors may only authorize payment of a dividend if they are satisfied (on reasonable grounds) that the value of the Company’s assets exceeds its liabilities and the Company is able to pay its debts as they fall due (the “Solvency Test”) immediately paying the dividend; and (c) if, after a dividend is authorized (but before it is paid), our board of directors cease to be satisfied (on reasonable grounds) that the Company will be able to satisfy the Solvency Test after the dividend is paid, then such dividend is deemed not to have been authorized.

Our board of directors will notify each shareholder of any dividend authorized by them and no interest accrues on any dividend. If a shareholder fails to claim any dividend for three years after the date on which it was authorized by the directors, the directors may decide by a resolution of directors that the dividend is forfeited for the benefit of the Company.

Even if our Board decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Board may deem relevant. In addition, we are a holding company and depend on the receipt of dividends and other distributions from our subsidiaries to pay dividends on our Ordinary Shares.

Cash dividends on our shares, if any, will be paid in U.S. dollars.

EXCHANGE RATE INFOMRATION

An entity’s functional currency is the currency of the primary economic environment in which it operates. Normally that is the currency of the jurisdiction in which the entity primarily generates and expends cash. Management’s judgment is essential to determine the functional currency by assessing various indicators, such as cash flows, sales price and market, expenses, financing and inter-company transactions and arrangements. The functional currency of the Company is the Ringgit Malaysia (“MYR’). The reporting currency of these consolidated financial statements is the United States Dollar (“US Dollars” or “$”).

The financial statements of the Company, which are prepared using the MYR, are translated into the Company’s reporting currency, the United States Dollar. Assets and liabilities are translated using the exchange rate at each reporting period end date. Revenue and expenses are translated using weighted average rates prevailing during each reporting period, and shareholders’ equity is translated at historical exchange rates. Adjustments resulting from the translation are recorded as a separate component of accumulated other comprehensive income or expense.

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions. Foreign currency exchange gains and losses resulting from these transactions are included in results of operations.

The exchange rates used for foreign currency translation in this prospectus are as follows:

For the Year Ended December 31, 2025
(USD to MYR)
Assets and liabilities (period-end exchange rate)	1 to 4.0580
Revenue and expenses (period weighted average)	1 to 4.2825

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2025.

You should read this capitalization table in conjunction with “Use of Proceeds”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

STOCKHOLDERS’ EQUITY:

Dec 31, 2025
(unaudited)
Ordinary Shares, $0.0005 par value, 100,000,000 shares authorized, 20,000,000 issued and outstanding	$
Share subscription	$
Accumulated deficit	$	)
Accumulated comprehensive loss	$	)
Total Stockholders’ equity	$	)
Total Capitalization	$	)

DILUTION

If you invest in our ordinary shares, your interest will be diluted to the extent of the difference between the initial public offering price per ordinary shares and the pro forma net tangible book value per ordinary share after the offering. Dilution results from the fact that the per ordinary share offering price is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares. Our net tangible book value attributable to shareholders on December 31, 2025 was $[    ] or approximately $ [    ] per ordinary share. Net tangible book value per ordinary share as of December 31, 2025 represents the amount of total assets less intangible assets and total liabilities, divided by the number of ordinary shares outstanding.

We will have [●] ordinary shares outstanding upon completion of the offering or [    ] ordinary shares assuming the full exercise of the underwriters’ over-allotment option based on the assumed offering price of $[    ]per ordinary share, the midpoint of the estimated price range set forth on the cover page of this prospectus. Our post offering pro forma net tangible book value, which gives effect to receipt of the net proceeds from the offering and issuance of additional shares in the offering, but does not take into consideration any other changes in our net tangible book value after December 31, 2025, will be approximately $[    ] or $[    ] per ordinary share. This would result in dilution to investors in this offering of approximately $[    ] per ordinary share or approximately [    ] % from the assumed offering price of $[    ]per ordinary share, the midpoint of the estimated price range set forth on the cover page of this prospectus. Net tangible book value per ordinary share would increase to the benefit of present shareholders by $[    ] per share attributable to the purchase of the ordinary shares by investors in this offering.

The following table sets forth the estimated net tangible book value per ordinary share after the offering and the dilution to investors purchasing ordinary shares in the offering.

	Offering Without Over-Allotment	Offering With Over-Allotment
Assumed offering price per ordinary share	$
Net tangible book value per ordinary share as of December 31, 2025	$
Increase per ordinary share attributable to payments by new investors	$
Pro forma net tangible book value per ordinary share after the offering	$
Dilution per ordinary share to new investors	$

Assuming the underwriters’ over-allotment option is not exercised, each $1.00 increase (decrease) in the assumed initial public offering price of $[    ]per ordinary share would increase (decrease) the pro forma as adjusted amount of total capitalization by $[    ]million, assuming that the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us.

The following tables summarize, on a pro forma as adjusted basis as of December 31, 2025, the differences between existing shareholders and the new investors with respect to the number of ordinary shares purchased from us, the total consideration paid and the average price per ordinary share before deducting the estimated underwriting discounts and the estimated offering expenses payable by us.

	Ordinary Shares purchased		Total consideration		Average price per Ordinary
Assuming no exercise of over-allotment option	Number	Percent	Amount	Percent	Share
Existing shareholders
New investors
Total

The pro forma as adjusted information as discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ordinary shares and other terms of this offering determined at the pricing.

ENFORCEABILITY OF CIVIL LIABILITIES

Our Company is a company incorporated with limited liability under the laws of the British Virgin Islands. We are incorporated in the British Virgin Islands because of certain benefits associated with being a British Virgin Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the British Virgin Islands has a less developed body of securities laws as compared to the United States and provides less protection for investors. In addition, British Virgin Islands companies may not have standing to sue before the U.S. federal courts.

All of our current operations are conducted outside of the United States and all of our current assets are located outside of the United States, with the majority of our operations and current assets being located in Malaysia. All of the Directors and Executive Officers of our Company and the auditor of our Company resides outside the United States and substantially all of their assets are located outside the United States.

As a result, it may not be possible for you to:

●	effect service of process within the United States upon our non-U.S. resident directors or on us;

●	enforce in U.S. courts judgments obtained against our non-U.S. resident directors or us in the U.S. courts in any action, including actions under the civil liability provisions of U.S. securities laws; and

●	enforce in U.S. courts judgments obtained against our non-U.S. resident directors or us in courts of jurisdictions outside the United States in any action, including actions under the civil liability provisions of U.S. securities laws.

We have appointed [Cogency Global Inc., 122 E. 42nd Street, 18th Floor, New York, New York 10168] as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

British Virgin Islands

There is uncertainty as to whether the courts of the British Virgin Islands would (i) recognize or enforce judgments of the U.S. courts obtained against us or our Directors or Executive Officers that are predicated upon the civil liability provisions of the U.S. securities laws or any U.S. state; or (ii) entertain original actions brought in the British Virgin Islands against us or our Directors or Executive Officers that are predicated upon the U.S. securities laws or the securities laws of any U.S. state.

The courts of the BVI are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the BVI, to impose liabilities against us predicated upon the civil liability provisions of the securities laws of the United States or any State, insofar as the liabilities imposed by those provisions are penal in nature. Although there is no statutory enforcement in the BVI of judgments obtained in the United States, the courts of the BVI will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the BVI , such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a BVI judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the BVI (awards of punitive or multiple damages may well be held to be contrary to public policy). A BVI Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. There is recent Privy Council authority (which is binding on the BVI Court) in the context of a reorganization plan approved by the New York Bankruptcy Court which suggests that due to the universal nature of bankruptcy / insolvency proceedings, foreign money judgments obtained in foreign bankruptcy / insolvency proceedings may be enforced without applying the principles outlined above. However, a more recent English Supreme Court authority (which is highly persuasive but not binding on the BVI Court), has expressly rejected that approach in the context of a default judgment obtained in an adversary proceeding brought in the New York Bankruptcy Court by the receivers of the bankruptcy debtor against a third party, and which would not have been enforceable upon the application of the traditional common law principles summarized above and held that foreign money judgments obtained in bankruptcy/insolvency proceedings should be enforced by applying the principles set out above, and not by the simple exercise of the courts’ discretion. We understand that there isn’t any BVI Court judgment or statute that conclusively resolves these conflicting approaches and it remains the case that the law regarding the enforcement of bankruptcy/insolvency related judgments is still in a state of uncertainty.

Malaysia

There are currently no statutes, treaties, or other forms of reciprocity between the United States and Malaysia providing for the mutual recognition and enforcement of court judgments. Under Malaysian laws, a foreign judgment cannot be directly or summarily enforced in Malaysia. The judgment must first be recognized by a Malaysian court either under applicable Malaysian laws or in accordance with common law principles. For Malaysian courts to accept the jurisdiction for recognition of a foreign judgment, the foreign country where the judgment is made must be a reciprocating country expressly specified and listed in the Reciprocal Enforcement of Judgments Act 1958. As the United States is not one of the countries specified under the statutory regime where a foreign judgment can be recognized and enforced in Malaysia, a judgment obtained in the United States must be enforced by commencing fresh proceedings in a Malaysian court. The requirements for a foreign judgment to be recognized and enforceable in Malaysia are: (i) the judgment must be a monetary judgment; (ii) the foreign court must have had jurisdiction accepted by a Malaysian court; (iii) the judgment was not obtained by fraud; (iv) the enforcement of the judgment must not contravene public policy in Malaysia; (v) the proceedings in which the judgment was obtained were not opposed to natural justice, and (vi) the judgment must be final and conclusive.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following summary consolidated financial data are derived from our unaudited consolidated financial statements for the fiscal years ended December 31, 2025 and 2024.

Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP.

Our historical results for any period are not necessarily indicative of results to be expected for any future period. You should read the following summary financial information in conjunction with the consolidated financial statements and related notes, unaudited condensed consolidated financial statements and related notes and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The following table presents our summary of unaudited statements of income and comprehensive income for the fiscal years ended December 31, 2025 and 2024.

	For the Years Ended
	December 31,
	2025	2024
Selected Consolidated Statements of Income and Comprehensive Income Data:	USD	USD
Revenues	$1,865	$179
Cost of revenues	(2,655)	(513)
Loss from operating	(22,734)	(11,571)
Net loss	(21,197)	(5,696)
Loss per share - basic and diluted	$(0.01)	$(0.01)
Weighted average ordinary shares outstanding - basic and diluted	20,000,000	20,000,000

The following table presents our selected consolidated balance sheet data as of December 31, 2025 and 2024.

	December 31,	December 31,
	2025	2024
Selected Consolidated Balance Sheet Data:	USD	USD
Current assets	$49,798	$23,704
Total non-current assets	196,682	168,849
Total assets	246,480	192,554
Total current liabilities	73,085	85,496
Total non-current liabilities	69,157	41,924
Shareholders’ equity	$104,238	$65,134

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements.

Company Overview

We are not a genetic testing company. We are building an AI-driven health management ecosystem that integrates rapid health screening, whole genome sequencing, AI-powered analysis, physical health centers, and personalized health products into a closed-loop platform. Our model combines light medical assets, heavy data assets, and high-recurrence products to maximize customer lifetime value and generate sustainable, multi-stream revenue.

Our vision is to become the leading AI health management platform in Asia, transforming how individuals understand, manage, and optimize their health across their entire lifecycle.

Results of operations for the year ended December 31, 2025 and 2024

Revenues

We generate revenue primarily from the sale of our genetic testing products (PowerDNA Premium and PowerKIDS & PowerDNA Starter), our mobile health screening services (PowerCheck), and our nutritional supplement product (DNATide). Our revenue model also includes B2B licensing fees from health centers, clinics, and fitness institutions that utilize our AI interpretation platform, as well as recurring subscription fees from individual customers for ongoing report updates and health tracking services.

Our financial statements for the fiscal years ended December 31, 2025 and December 31, 2024 are in the process of being finalized in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). We are working with our independent registered public accounting firm to complete the audit of our financial statements, and we expect to file the audited financial statements as part of an amendment to this registration statement prior to the effectiveness of the offering.

The preparation of our financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses, and related disclosures. Our significant accounting policies and estimates will be described in the notes to our audited financial statements once finalized. These include, but are not limited to, revenue recognition, inventory valuation, impairment of long-lived assets, and the valuation of deferred tax assets.

Liquidity and Capital Resource

As of December 31, 2025, we had cash and cash equivalents of approximately $180,845. We have funded our operations primarily through equity contributions from our founders and private placements of our equity securities.

Our primary liquidity requirements include funding our operating losses, investing in research and development, expanding our sales and marketing activities, supporting our laboratory operations, and financing our working capital needs. We believe that our existing cash and cash equivalents, together with the net proceeds from this offering, will be sufficient to fund our operations for at least the next 12 months.

However, we may require additional financing to support our growth plans, including geographic expansion into other Southeast Asian markets, further development of our AI platform, and potential strategic acquisitions. If we are unable to obtain additional financing on acceptable terms, or at all, our growth prospects and financial condition could be materially and adversely affected

Credit Facilities

We do not have any credit facilities or other access to bank credit.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our stockholders as of December 31, 2025.

Going Concern Uncertainties

The accompanying financial statements have been prepared using the going concern basis of accounting, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

As of December 31, 2025, the Company had net loss, accumulated deficit, current liabilities exceeding current asset and negative operating cash flows. The continuation of the Company as a going concern through December 31, 2025 is dependent upon improving the profitability and the continuing financial support from its shareholders. Management believes the existing shareholders or external financing and revenue generated by offering, advisory services to customers will provide the additional cash needed to meet the Company’s obligations as they become due.

These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements included herein do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result in the Company not being able to continue as a going concern.

Recent Accounting Pronouncements

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and do not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

BUSINESS

We are not a genetic testing company. We are building an AI-driven health management ecosystem that integrates rapid health screening, whole genome sequencing, AI-powered analysis, physical health centers, and personalized health products into a closed-loop platform. Our model combines light medical assets, heavy data assets, and high-recurrence products to maximize customer lifetime value and generate sustainable, multi-stream revenue.

Our vision is to become the leading AI health management platform in Asia, transforming how individuals understand, manage, and optimize their health across their entire lifecycle.

Our Corporate History and Structure

Powercheck AI Holdings Limited (“PCAI”) is a BVI company incorporated on March 2, 2026, and we conduct our businesses in Malaysia through our VIE company Powerchek AI Sdn. Bhd. We control and receive the economic benefits of our VIE’s business operations through certain contractual arrangements. Our Ordinary Shares offered in this Offering are shares of our offshore holding company instead of shares of our VIE in Malaysia.

On April 3, 2026, our Company entered into a variable interest entity agreement (“VIE agreement”) with Powerchek AI Sdn. Bhd.

Our present corporate structure is as follows:

Our Core Business Model: The Closed-Loop Monetization Ecosystem

Unlike traditional healthcare providers that offer one-time services, we have built an integrated closed-loop system that captures value at every stage of the customer health journey. Our model can be summarized as:

“Detection + Data + Medical Services + Products”

Business Model Flowchart

The following diagram illustrates our complete commercial closed loop:

CUSTOMER ACQUISITION
ET21 100+ Channels / Partnerships / Digital / Corporate
STEP 1: LOW-THRESHOLD ENTRY
PowerCheck 3-Minute Rapid Screening
Analysis of 8 Major Body Systems
STEP 2: HIGH-VALUE DATA CAPTURE
PowerDNA Whole Genome Sequencing
3B+ Base Pairs / 3,320+ Reports
STEP 3: AI-POWERED HEALTH PROFILING
PowerAI Health Scoring / Risk Prediction
Recommendation Engine
STEP 4: PERSONALIZED HEALTH SOLUTIONS
PATH 1: SHORT-TERM CASH FLOW
• PowerCheck Fees
• DNA Testing
• Health Packages
• IV Therapy
PATH 2: MEDIUM-TERM RECURRENCE
• AI Subscription Reports
• Health Management Services
• Follow-Up Screenings
PATH 3: LONG-TERM HIGH-VALUE
• Personalized Supplements
• Medical Partnerships
• Data Collaborations
DATA FLYWHEEL
More Data → Better AI → Better Products → More Customers
Loop

Text Description of the Flowchart

Customer Acquisition: We acquire customers through multiple channels, including the ET21 Group’s diverse portfolio of over 100 businesses across food and beverage, retail, education, sports, agriculture, and other sectors, as well as pharmacy and clinic partnerships, digital marketing, and corporate wellness programs.

Step 1 – Low-Threshold Entry (PowerCheck): Customers first engage with our ecosystem through PowerCheck, a 3-minute non-invasive rapid health screening that analyzes eight major body systems. This low-cost, low-commitment entry point generates high conversion rates to our premium services.

Step 2 – High-Value Data Capture (PowerDNA): Customers who complete PowerCheck are targeted for PowerDNA whole genome sequencing, which analyzes over 3 billion base pairs and generates more than 3,320 reports across 30 health categories. This creates a permanent genetic blueprint for each customer.

Step 3 – AI-Powered Health Profiling (PowerAI): Our AI integrates genetic data, PowerCheck physiological data, and longitudinal tracking to generate personalized health scores, disease risk predictions, and actionable recommendations for nutrition, exercise, supplements, and medical follow-up.

Step 4 – Personalized Health Solutions (Three Monetization Pathways):

●	Path 1 (Short-Term Cash Flow): Immediate revenue from PowerCheck fees, DNA testing, comprehensive health packages, and IV therapy sessions.

●	Path 2 (Medium-Term Recurrence): Subscription-based AI report updates, ongoing health management services, and follow-up screening revenue.

●	Path 3 (Long-Term High-Value): Data-driven personalized supplements, medical partnerships with clinics, pharmacies and beauty centers, and data collaborations with insurance companies and pharmaceutical researchers.

The Data Flywheel: Every customer interaction generates more data, which improves our AI models, which enables better product recommendations, which drives more customer engagement — creating a self-reinforcing competitive advantage that becomes more valuable with scale.

Our Products and Services

We offer four distinct products at different price points, designed to acquire customers at entry levels and upgrade them to premium services over time:

Product	Description
PowerDNA Premium	Premium whole genome sequencing covering 30 categories with 3,320+ reports; includes comprehensive health analysis across cancers, cardiovascular diseases, metabolic diseases, and more

PowerKIDS & PowerDNA Starter	Entry-level genetic testing covering 7 categories with 790+ reports; includes diet and nutrition, sports and fitness, personality, lifestyle, skin, allergies, and drug response

PowerCheck	Mobile health screening center providing accurate analysis of 8 major body systems through palm detection in just 3 minutes

DNATide	High-tech peptide supplement designed to support health and beauty; serves as a low-risk customer acquisition channel

PowerDNA Premium (Flagship Product)

Our flagship offering, PowerDNA Premium, is a comprehensive whole genome sequencing service. Key features include:

●	Most Leading Technology: Utilizes the Illumina NovaSeq System, a globally recognized genetic testing platform with accuracy exceeding 99.99%.

●	Most Comprehensive (Whole Genome Sequencing): Analyzes the customer’s complete genome, covering all 3 billion+ base pairs, unlike competitors that test only limited genetic markers.

●	Most Precise (PowerModule): Our proprietary analysis model references five leading genetic databases, aggregating accurate data from over 1.5 million test subjects to ensure precise interpretation.

●	AI Technology: We are Malaysia’s first in-depth AI-powered genetic testing provider. Our AI models identify patterns within whole genome data, translating raw genetic information into actionable health insights.

Comprehensive Report Coverage (30 Categories, 3,320+ Reports):

PowerDNA Premium provides an extensive analysis covering the following health categories:

Category	Description
Cancers	Genetic predisposition to various cancer types, including hereditary cancer syndromes

Cardiovascular Diseases	Heart health risks, cholesterol metabolism, blood pressure regulation, and related conditions

Metabolic Diseases	Diabetes risk, obesity predisposition, metabolic syndrome, and insulin sensitivity

Brain and Mental Health	Cognitive function, neurodegenerative disease risk, mood disorders, and mental wellness

Neurological Disorders	Genetic markers for conditions affecting the nervous system and brain function

Bone Health	Osteoporosis risk, bone density regulation, calcium metabolism, and skeletal health

Gastrointestinal Health	Digestive disorders, gut health, food intolerances, and inflammatory bowel conditions

Respiratory Health	Asthma, COPD, and other genetic factors affecting lung function

Renal Health	Kidney function, chronic kidney disease risk, and related metabolic factors

Reproductive Health	Fertility-related genetic markers, reproductive hormone regulation, and associated conditions

Vision, Hearing and Oral Health	Genetic factors affecting sensory organs, dental health, and age-related decline

Immune System	Autoimmune disease risk, immune response strength, and inflammatory tendencies

Infectious Diseases	Genetic susceptibility to various infectious diseases and immune response efficiency

Family Planning	Carrier status for hereditary conditions relevant to reproductive decision-making

Hereditary Diseases	Inherited genetic disorders passed through families, including rare genetic conditions

Included Services:

●	Starter Report: Foundational genetic analysis report

●	Customized Consultation: One-on-one personalized consultation to interpret results

●	Summarized Health Manual: Easy-to-understand health guidance based on genetic findings

PowerKIDS & PowerDNA Starter

This product serves as an accessible entry point to our genetic testing ecosystem. It is designed for customers who seek meaningful genetic insights at a more accessible price point, with a particular focus on pediatric applications (PowerKIDS) alongside adult starter testing.

Report Coverage (7 Categories, 790+ Reports):

Category	Description
Diet & Nutrition	Genetic insights into nutrient metabolism, vitamin requirements, and dietary sensitivities

Sports & Fitness	Athletic potential, muscle composition, injury risk, and recovery characteristics

Personality	Genetic tendencies related to behavioral traits and temperament

Lifestyle	Sleep patterns, caffeine metabolism, and other lifestyle-related genetic markers

Skin	Skin health, aging tendencies, and cosmetic genetic insights

Allergies	Genetic predisposition to common allergens and sensitivities

Drug Response	Medication metabolism and potential adverse drug reactions

Included Services:

●	Customized Consultation: Personalized session to review results

●	Summarized Health Manual: Accessible health guidance document

PowerCheck – Mobile Health Screening Center

PowerCheck is a mobile health screening service that provides rapid analysis of eight major body systems through palm detection technology, delivering results in approximately three minutes. This service targets corporate clients, health events, and individuals seeking immediate physiological insights. Key features include:

●	Rapid Assessment: Complete analysis of eight major body systems in just three minutes.

●	Non-Invasive: Utilizes palm detection technology, eliminating the need for blood draws or other invasive procedures.

●	Mobile Deployment: As a mobile screening center, it can be deployed to corporate offices, community events, and remote locations, expanding access to preventive health screening.

●	Comprehensive Coverage: Analyzes key physiological systems to provide a holistic view of current health status.

This product complements our genetic testing services by addressing immediate, real-time health status, while PowerDNA provides lifelong genetic predispositions. Together, they offer customers both “present state” and “future potential” health insights.

DNATide

DNATide is positioned as our lifestyle genetic entry product, which combines foundational genetic insights with targeted nutritional supplementation. Unlike standard genetic tests that only provide data, DNATide is structured as an integrated health solution that bridges the gap between genetic discovery and daily intervention.

The product likely operates as a two-component system: first, a targeted genetic analysis focusing on key wellness markers such as oxidative stress, metabolic efficiency, or skin health; second, a corresponding high-tech peptide supplement designed to support the body’s specific needs based on those genetic indicators. This “test + supplement” model is increasingly common in the preventive health industry, as it offers customers an immediate, actionable pathway rather than abstract data.

DNATide is not merely a supplement. It is our flagship data-driven personalized health product. Through AI analysis of each customer’s genetic and physiological data, we recommend and formulate personalized supplement protocols that address their specific health needs. This approach significantly improves product matching and repeat purchase rates compared to traditional one-size-fits-all supplements.

The following diagram illustrates our self-reinforcing data flywheel:

FLYWHEEL EFFECT
Each Turn Gets Faster &
More Valuable
DATA
PowerCheck + PowerDNA
AI ANALYSIS
Identifies Health Needs
RECOMMENDATION
Personalized DNATide
Feedback Loop
PURCHASE & CONSUMPTION
Customer Takes Product
FOLLOW-UP DETECTION
More PowerCheck / DNA
Data

Our Physical Health Centers

Unlike pure-play genetic testing companies, we are establishing physical health centers that fundamentally change our revenue profile from transactional to recurring medical income.

Health Center Strategy

We plan to establish and scale physical health centers that provide:

●	Comprehensive Health Screenings: Combining traditional blood panels, PowerCheck rapid screening, and PowerDNA genetic testing

●	IV Therapy and Treatments: High-margin therapeutic services for wellness and recovery

●	Long-Term Health Management: Ongoing physician and coach support for chronic condition prevention and optimization

Strategic Value of Physical Centers

Benefit	Investor Impact
Higher customer stickiness	Increased retention and customer lifetime value

Premium service bundling	Higher average ticket

Higher quality longitudinal data	Better AI predictions and stronger moat

Medical entry point	Cross-selling all other services

This model transitions us from a product seller to a healthcare provider with recurring, predictable revenue.

Unit Economics

We are developing detailed unit economics to demonstrate the financial efficiency of our model. The following represents our target metrics:

Metric	Target Value
Customer Acquisition Cost (CAC)	$400
PowerDNA Customer Conversion Rate	80%
Average Order Value (across all products)	$1000
Annual Recurrence Rate	2 times per year
Customer Lifetime Value (LTV)	$1500

Key Ratio: LTV / CAC > 3

We are achieving an LTV to CAC ratio exceeding 3x which demonstrates the strong return on investment of our customer acquisition spend and significantly enhance our valuation in the public markets.

Comparative Positioning

We are building the Asian equivalent of an integrated AI health management platform, combining the genetic data depth of leading international testing companies, the AI diagnostic capabilities of advanced health platforms, and the physical presence of preventive health clinics.

Dimension	Our Positioning
Genetic Testing	Comprehensive whole genome sequencing (3 billion+ base pairs)

AI Analysis	Malaysia’s first in-depth AI-powered genetic testing

Physical Presence	Planned health centers with comprehensive screenings and IV therapy

Data Monetization	Insurance, pharmaceutical, and research partnerships

Product Ecosystem	Data-driven personalized supplements

We believe no other company in Southeast Asia has assembled this complete closed loop of detection, data, AI, medical services, and personalized products.

Strategic Partnerships

We have established a strategic partnership with Yun Kang, a recognized entity in the health and wellness industry. Under this partnership, Yun Kang serves as a key supplier for our PowerAI product line, providing the Company with the necessary equipment, components, and ongoing product support required for the deployment and scaling of our PowerAI rapid health screening devices.

This relationship enables us to leverage Yun Kang’s established manufacturing capabilities and supply chain infrastructure, allowing us to focus our internal resources on AI development, data analytics, customer acquisition, and ecosystem expansion. By outsourcing the production and supply of PowerAI hardware to a strategic partner with proven expertise, we benefit from:

●	Reduced capital expenditure: No need to invest in our own manufacturing facilities

●	Faster time to market: Leveraging existing production capabilities accelerates deployment

●	Scalability: Ability to increase order volumes as customer demand grows

●	Quality assurance: Partner maintains product quality standards and regulatory compliance

The PowerAI devices supplied by Yun Kang are certified under applicable safety standards, including IEC 60335-1 certification, and are insured by a major insurance provider. These devices enable our 3-minute rapid health screening of eight major body systems, serving as the critical entry point for customer acquisition into our broader health management ecosystem.

We believe this strategic partnership provides a competitive advantage by allowing us to deploy PowerAI devices efficiently across corporate clients, health events, and physical health centers without the operational complexity and capital requirements of in-house hardware manufacturing.

Industry

We operate in the global direct-to-consumer (DTC) genetic testing market, a rapidly growing segment within the broader precision medicine and preventive healthcare industry. According to Facts and Factors, the global DTC genetic testing market was valued at approximately $714 million in 2019 and is projected to reach approximately $2,400 million by 2026, representing a compound annual growth rate (CAGR) of approximately 19%. More recent estimates from Market Research Intellect indicate the market has continued to expand significantly, reaching an estimated $4.5 billion in 2024 and projected to grow to $12.3 billion by 2033, at a CAGR of 15.2%. This accelerated growth reflects increasing consumer awareness, declining sequencing costs, and the expanding applications of genetic testing beyond ancestry into health, wellness, and disease prevention.

The Asia Pacific region represents a particularly attractive growth market. According to Market Data Forecast, the Asia Pacific genetic testing market was valued at $2.80 billion in 2024 and is projected to reach $5.43 billion by 2033, growing at a CAGR of 7.65%. Within this region, Malaysia is emerging as a significant market. According to Ken Research, the Malaysia genetic testing market was valued at approximately $101 million in 2024, driven by increasing awareness of genetic disorders, advancements in sequencing technologies, and the rising demand for personalized medicine.

Market Drivers

Several key trends are driving growth in the DTC genetic testing market, which we believe directly benefit our business:

●	Declining Cost of Genomic Sequencing. The cost of whole genome sequencing has declined dramatically over the past decade, from approximately $100 million in 2001 to less than $600 today. According to Ken Research, the cost of next-generation sequencing (NGS) in Malaysia is projected to drop to approximately MYR 1,200 per test, making comprehensive genetic analysis increasingly accessible to mainstream consumers. This trend enables us to offer premium whole genome sequencing at price points that are attractive to the Malaysian market.

●	Growing Consumer Interest in Personalized Wellness. Consumers are increasingly seeking personalized health insights rather than generalized advice. According to industry analysis, the nutrigenomics testing segment accounted for approximately 48% of the global DTC genetic testing market in 2019, reflecting strong demand for genetic insights related to nutrition, fitness, and lifestyle optimization. Our PowerDNA products directly address this demand by providing personalized recommendations for diet, exercise, and wellness based on each customer’s unique genetic profile.

●	Expansion of Direct-to-Consumer Models. The DTC model has transformed the genetic testing landscape by allowing consumers to order testing kits online and receive results without physician involvement. According to industry reports, the convenience of at-home sample collection and the ability to bypass traditional healthcare channels have significantly lowered barriers to entry for consumers. Our product portfolio, ranging from entry-level DNATide to premium whole genome sequencing, is designed to capture customers across different price points and engagement levels.

●	Integration of AI in Genetic Analysis. The integration of artificial intelligence and big data analytics into genetic testing is unlocking new opportunities for faster, more accurate interpretation of genomic data. According to Market Data Forecast, AI-powered tools are proving essential in identifying patterns, predicting disease risks, and recommending targeted therapies. Our proprietary PowerModule AI platform positions us as Malaysia’s first in-depth AI-powered genetic testing provider, offering a significant competitive advantage in interpretation accuracy and report personalization.

●	Rising Prevalence of Genetic Disorders. In Malaysia, approximately 1 in 150 births is affected by genetic disorders such as thalassemia and cystic fibrosis, with the Ministry of Health reporting approximately 3,500 new cases of thalassemia diagnosed annually. This growing prevalence drives demand for carrier testing, predictive testing, and preconception screening, expanding the addressable market for our services.

Market Challenges

The industry also faces several challenges that we believe our business model is well-positioned to address:

●	High Cost of Advanced Tests. Despite declining sequencing costs, comprehensive genetic panels remain expensive for many consumers. According to Ken Research, the average price for comprehensive genetic panels in Malaysia can reach MYR 4,500, which is prohibitive for many patients. Our multi-tiered product strategy, with entry-level products starting at a significantly lower price point, is designed to address this barrier by offering accessible entry points with clear upgrade pathways.

●	Limited Access in Rural Areas. Access to genetic testing services is unevenly distributed in Malaysia, with approximately 35% of the population residing in rural areas where testing facilities are scarce. Our online sales model, combined with mail-in saliva collection kits, allows us to serve customers across geographic boundaries, addressing this accessibility gap.

●	Shortage of Genetic Counselors. According to the Asia Pacific Society of Human Genetics, only a handful of countries in the region have formal certification programs for genetic counselors, creating a gap between available services and public understanding. We address this challenge by providing easy-to-read reports and optional customized consultations to help customers interpret their results.

●	Data Privacy Concerns. The complex ethical and regulatory environment surrounding genetic data privacy remains a significant concern for consumers. According to Market Data Forecast, many countries in the Asia Pacific region lack comprehensive legal frameworks governing the collection, storage, and usage of genetic data. In Malaysia, the Personal Data Protection Act 2010 provides a framework for data protection, and the Ministry of Health’s Guidelines on Genetic Testing and Associated Genetic Counselling Practices (2021) regulate genetic testing services to ensure quality standards, ethical practices, and informed consent. We comply with these regulations and implement industry-standard data protection measures to safeguard customer genetic information.

Competitive Landscape

We operate in a competitive market with both international and regional players. According to industry reports, key competitors in the global DTC genetic testing market include 23andMe, Ancestry.com, MyHeritage, Invitae, Color Genomics, Helix, and Living DNA. In the Malaysia genetic testing market specifically, competitors include Genetic Health, MyGenetics, LifeCode, Genomix, and international players such as 23andMe and Invitae.

We believe our competitive advantages include:

●	First-Mover in AI-Powered Whole Genome Sequencing in Malaysia. We are positioned as Malaysia’s first in-depth AI-powered genetic testing provider, offering whole genome sequencing (analyzing all 3 billion+ base pairs) rather than limited genotyping arrays used by many competitors.

●	Proprietary AI Platform (PowerModule). Unlike competitors that rely on standard analysis pipelines, our PowerModule integrates five leading genetic databases with data from over 1.5 million test subjects, enabling more precise interpretation for Asian populations.

●	Multi-Tiered Product Strategy. Our product portfolio spans from entry-level (DNATide) to premium (PowerDNA Premium), allowing us to acquire customers at accessible price points and upgrade them to higher-value services over time.

●	Integrated Health Offering. Unlike pure-play genetic testing competitors, we also offer PowerCheck, a mobile health screening service providing rapid analysis of eight major body systems, creating a more comprehensive health assessment platform.

●	Regulatory Compliance. We operate in compliance with the Ministry of Health Malaysia’s Guidelines on Genetic Testing and Associated Genetic Counselling Practices (2021) and the Personal Data Protection Act 2010, providing customers with confidence in our data handling practices.

Future Market Opportunities

According to industry research, several emerging opportunities are expected to drive continued market growth:

●	Expansion of DTC Genetic Testing Services. The growing popularity of DTC genetic testing represents a significant opportunity, with companies offering localized reports tailored to Asian genetic profiles. Strategic partnerships between DTC providers and wellness platforms, fitness apps, and nutraceutical brands are enhancing the appeal of genetic insights beyond disease risk prediction.

●	Integration of AI and Big Data. Countries including Japan, South Korea, and China are investing heavily in AI-driven diagnostics, partnering with tech firms to develop intelligent systems capable of analyzing complex genetic profiles in real-time. Our existing AI capabilities position us to capitalize on this trend.

●	Telemedicine Expansion. The rise of telemedicine presents opportunities to reach underserved populations. By offering remote consultations and testing services, companies can cater to patients in rural areas, increasing accessibility and driving market growth.

●	Preventive Healthcare Focus. The growing emphasis on preventive healthcare is expected to increase demand for genetic testing services, particularly in personalized medicine and prenatal testing sectors.

Our Strategy

Our key growth strategies are designed to build upon our existing competitive advantages while learning from and differentiating ourselves from other players in the global genetic testing and preventive health industry.

1. Market Penetration in Malaysia

We will continue to build brand awareness and customer trust through targeted marketing emphasizing our “first in-depth AI-powered” position and the comprehensiveness of whole genome sequencing. Unlike many competitors who focus solely on ancestry or limited health markers, we offer full genomic analysis. Our strategy includes educating the Malaysian market on the distinction between genotyping arrays (offered by many entry-level competitors) and true whole genome sequencing, positioning PowerDNA as the premium, comprehensive choice for serious health optimization.

2. Tiered Customer Upgrades and Subscription Models

We will leverage DNATide and PowerKIDS & PowerDNA Starter as customer acquisition tools, with targeted upgrade campaigns to PowerDNA Premium. This tiered approach mirrors successful models in the industry where entry-level products serve as a gateway to higher-value services. We are also exploring subscription-based models for ongoing report updates and health tracking. As industry leader 23andMe has demonstrated, premium subscription services (such as 23andMe+ Premium) that offer exclusive genetic reports and regular updates can generate recurring revenue while deepening customer engagement . We plan to implement similar recurring revenue streams, offering customers annual subscriptions for updated genetic insights as scientific research advances.

3. Corporate and Institutional Sales

We will expand PowerCheck deployments to corporate wellness programs, insurance companies, and health events, creating recurring revenue and cross-selling opportunities for genetic testing. The insurance industry represents a particularly significant opportunity, as insurers are increasingly using genetic and health data for risk pricing and personalized policy design. By partnering with insurance companies, we can provide value-added services to their policyholders while generating stable B2B revenue streams. This strategy aligns with our broader data monetization model, where aggregated and anonymized health data can inform actuarial models and population health management.

4. Strategic Partnerships with Pharmacies, Clinics, and Wellness Providers

We will collaborate with fitness centers, nutritionists, corporate wellness programs, healthcare providers, and pharmacy chains to offer our products as premium services to their clients. The pharmacy channel represents a significant opportunity in Southeast Asia. As evidenced by the strategic partnership between Taiwan-based TCI Gene and Alpro Pharmacy—Malaysia’s largest pharmacy chain with over 300 locations—genetic testing services distributed through established pharmacy networks can rapidly scale customer reach . Similarly, Taiwan-based Genesis Genome Technology has established a subsidiary in Malaysia with partnerships with three local biotechnology companies to promote genetic health services across Southeast Asia . We intend to pursue comparable distribution partnerships to expand our market presence efficiently.

5. Geographic Expansion in Southeast Asia

After establishing a strong foothold in Malaysia, we plan to explore entry into Singapore, Thailand, Vietnam, Indonesia, and the Philippines. The Southeast Asian genetic testing market remains underpenetrated relative to its population size and growing healthcare expenditure. According to industry analyses, the region represents a significant and underserved addressable market for genetic risk testing, with increasing healthcare expenditure and improving access to private healthcare . Several competitors have recognized this opportunity: Prenetics’ CircleDNA, with over 300,000 consumers already, is actively expanding its preventive healthcare platform across the region, recently appointing a new Managing Director to lead this effort . Rhythm Biosciences has entered the Southeast Asian market through a distribution agreement for its geneType cancer risk assessment platform, initially launching in the Philippines . We believe our integrated hardware-software-AI ecosystem provides a differentiated value proposition that can succeed in these markets.

6. Continuous Product Enhancement and AI Innovation

We will expand the scope of our reports to include new health categories, improve our AI models, and offer ongoing report updates as genetic science advances. The field of genomic research is rapidly evolving, with new genetic markers and health associations being discovered regularly. We are committed to updating our analysis algorithms and report content to reflect the latest scientific findings. Additionally, we plan to invest in AI-driven product features similar to those being deployed by global leaders. For instance, 23andMe has launched new genetic reports on homocysteine levels (focusing on the MTHFR gene) exclusively for its premium subscribers, demonstrating how ongoing research can translate into new customer value . Prenetics has reported using AI to generate advertising content and optimize landing pages, achieving over 200 million views for a single AI-generated video ad, while also reducing customer acquisition cost payback periods to under three months . We will pursue similar AI-driven marketing and product enhancement strategies to improve operational efficiency and customer lifetime value.

7. Building a Health Data Ecosystem and Research Partnerships

We will continue to develop our health data assets through research collaborations and strategic data partnerships. As demonstrated by industry leader 23andMe, which has leveraged its proprietary database of genetic and health information to identify novel therapeutic targets and establish research collaborations with pharmaceutical companies , we believe our accumulated genetic and health data represents a valuable asset beyond direct consumer testing. We plan to pursue data partnerships with research institutions, pharmaceutical companies, and public health organizations, always ensuring compliance with applicable data privacy regulations and obtaining appropriate customer consent. Our existing partnership with New Era University’s AI Health Data Laboratory serves as a foundation for this strategy, which we intend to expand both domestically and internationally.

8. Expansion into Preventive Health and Longevity Products

Following the successful model of Prenetics’ IM8 brand—which achieved over $120 million in annual recurring revenue within 12 months of launch by offering science-based supplement formulations with high customer subscription rates —we plan to develop complementary product lines that integrate with our genetic testing insights. By offering personalized supplement recommendations, lifestyle products, and wellness protocols tailored to each customer’s genetic profile, we can extend our customer relationship beyond the initial test, increase customer lifetime value, and create a more comprehensive preventive health platform.

9. Establish and scale physical health centers

A cornerstone of our long-term strategy is the establishment and scaling of physical health centers across Malaysia and, over time, throughout Southeast Asia. Unlike pure-play genetic testing companies that operate exclusively through digital channels, our physical centers fundamentally transform our revenue profile from transactional to recurring medical income.

Rollout Plan:

Phase	Timeframe	Scope
Pilot	Year 1	Launch flagship center in Kuala Lumpur metropolitan area

Expansion	Years 2-3	Open additional centers in Johor Bahru, Penang, and other major Malaysian cities

Regional	Years 4-5	Expand into Singapore and select Southeast Asian markets

Sales and Marketing

Overview

Our sales and marketing strategy is designed to build brand awareness, acquire customers across multiple channels, and maximize customer lifetime value through our tiered product portfolio. We employ a multi-pronged approach that combines digital marketing, strategic partnerships, B2B corporate sales, and community engagement to reach diverse customer segments in Malaysia and, over time, across Southeast Asia.

Customer Acquisition Strategy

We utilize a tiered customer acquisition model that aligns with our product portfolio. Our entry-level products, DNATide and PowerKIDS & PowerDNA Starter, serve as accessible entry points to introduce customers to the value of genetic testing and AI-powered health insights. These products are marketed through digital channels, social media, and promotional campaigns to first-time consumers who may be price-sensitive or unfamiliar with genetic testing. Once customers experience our platform, we target them for upgrades to PowerDNA Premium through personalized marketing campaigns that highlight the additional value of comprehensive whole genome sequencing, including over 3,320 reports covering 30 health categories.

Our premium product, PowerDNA Premium, is marketed through more targeted channels, including partnerships with healthcare providers, corporate wellness programs, and high-net-worth individual networks. We emphasize the product’s comprehensive coverage—including cancers, cardiovascular diseases, metabolic diseases, and other major health categories—as well as its AI-powered interpretation and whole genome sequencing technology.

Digital Marketing

We leverage digital marketing channels to reach consumers directly. Our digital strategy includes:

●	Social Media Marketing: We maintain active presence on platforms such as Facebook, Instagram, and WhatsApp, where we share educational content about genetic testing, customer testimonials, and promotional offers. Our WhatsApp-integrated AI chatbot also serves as a marketing channel, providing instant health report interpretations and engaging customers directly.

●	Content Marketing: We produce educational content—including articles, videos, and infographics—that explains the benefits of genetic testing and preventive health management. This content is distributed through our website, social media channels, and partner platforms to build brand authority and trust.

●	Influencer and Ambassador Partnerships: We have engaged brand ambassadors, including prominent content creators such as Wilbur Huang (黄劲达) and Diorlynn Ong (翁依玲), to promote PowerDNA to their combined follower base. These partnerships help us reach younger, health-conscious consumers who trust influencer recommendations.

●	Paid Advertising: We invest in targeted online advertising campaigns to reach specific demographic segments, including families interested in pediatric testing (PowerKIDS), fitness enthusiasts, and individuals with family histories of genetic conditions.

Strategic Partnerships

We have established and continue to pursue strategic partnerships that expand our distribution reach and enhance our credibility:

●	Academic Partnership: We collaborate with New Era University, Malaysia, on an “AI Health Data Laboratory” and co-developed “AI Health Data Analytics and Application” courses. This partnership provides authoritative endorsement for our products and serves as a channel to reach students, faculty, and the broader academic community.

●	Pharmacy and Healthcare Channel: Similar to industry peers such as TCI Gene (大江基因) which partnered with Alpro Pharmacy (Malaysia’s largest pharmacy chain with over 300 locations), we intend to pursue distribution partnerships with pharmacy chains and healthcare providers to offer our genetic testing services through established retail healthcare networks.

●	Insurance and Corporate Wellness: We target partnerships with insurance companies for risk pricing and health modeling applications, and with corporate wellness programs for employee health management. These B2B channels provide recurring revenue streams and access to large, pre-qualified customer bases.

●	Wellness and Fitness Centers: We collaborate with fitness centers, nutritionists, and wellness providers to offer PowerDNA as a premium service to their clients, creating cross-selling opportunities and enhancing our brand positioning within the health and wellness community.

B2B and Institutional Sales

Our PowerCheck mobile health screening service is primarily sold through B2B channels. We target:

●	Corporate Clients: Companies seeking on-site health screening for employees as part of corporate wellness programs

●	Health Events and Community Screenings: Organizers of health fairs, community events, and wellness expos

●	Healthcare Institutions: Clinics and medical centers looking to add rapid health screening capabilities without significant capital investment

The PowerCheck system’s portability—delivering analysis of eight major body systems in approximately three minutes—makes it particularly attractive for deployment at corporate offices, community events, and remote locations where traditional screening infrastructure is unavailable.

Sales Organization and Geographic Focus

Our sales and marketing team is currently based in Malaysia, with plans to expand regionally following our Nasdaq listing. Our immediate geographic focus is the Malaysian market, where we are positioned as the first in-depth AI-powered genetic testing provider. We plan to establish dedicated sales teams for:

●	Direct-to-Consumer (DTC) Sales: Focused on digital customer acquisition and retention

●	B2B Partnerships: Focused on corporate wellness, insurance, and healthcare provider relationships

●	International Expansion: Initially targeting Singapore, followed by Thailand, Vietnam, Indonesia, and the Philippines

Customer Retention and Lifetime Value

Our tiered product strategy is designed to maximize customer lifetime value. After acquiring customers through entry-level products (DNATide and PowerKIDS & PowerDNA Starter), we implement targeted upgrade campaigns to convert them to PowerDNA Premium. Additionally, we offer:

●	Subscription Services: Ongoing report updates as genetic science advances, generating recurring revenue

●	Customized Consultations: Follow-up consultation services that provide additional value and deepen customer engagement

●	Longitudinal Tracking: Customers can return for repeat PowerCheck screenings, with our AI tracking changes over time against their genetic baseline

Marketing Metrics and Performance

We track key marketing metrics to optimize our customer acquisition and retention strategies, including customer acquisition cost (CAC), customer lifetime value (LTV), conversion rates across our product tiers, and customer satisfaction scores. As we scale our operations, we intend to leverage our proprietary AI models to improve marketing efficiency, similar to industry peers such as Prenetics, which has reported reducing customer acquisition cost payback periods to under three months using AI-generated advertising content.

Variable Interest Entity (“VIE”)

Powercheck AI Sdn. Bhd. (“VIE”) was incorporated in Malaysia on May 5, 2025. The Company controls VIE through a series of contractual arrangements (the “VIE Agreements”). The VIE agreements include (i) an Exclusive Business Cooperation Agreement, (ii) a Loan Agreement, (iii) a Share Pledge Agreement, (iv) a Power of Attorney and (v) an Exclusive Option Agreement with the shareholder of VIE. The Company has adopted a VIE structure to ensure compliance with local regulations and facilitate access to international capital markets. This structure is a common arrangement among global technology and internet companies—such as those in China—utilized to secure control and the attribution of economic benefits.

Set forth below is a more detailed description of each of the VIE agreements.

Exclusive Business Cooperation Agreement

Pursuant to the Exclusive Business Cooperation Agreement, the Company serves as the exclusive provider of information technology consulting services, management software development, computer hardware and software research, development and sales to VIE In consideration of such services, VIE has agreed to pay a service fee to the Company, which is based on the time of services rendered multiplied by the corresponding rate, plus amount of the services fees or ratio decided by the board of directors of the Company. The Agreement has a term of 10 years but may be extended the Company in its discretion.

Loan Agreement

Pursuant to the Loan Agreement, the Company granted interest-free loans to the shareholders of the VIE for the sole purpose of increasing the registered capital of the VIE. These loans are eliminated with the capital of the VIE during consolidation.

Share Pledge Agreement

Pursuant to the Share Pledge Agreement, the shareholders of VIE pledged to the Company a first security interest in all of their equity interests in VIE to secure VIE’s timely and complete payment and performance of its obligations under the Exclusive Business Cooperation Agreement. During the term of the Share Pledge Agreement, the pledgors agreed, among other things, not to transfer, place or permit the existence of any security interest or other encumbrance on their interest in VIE without the prior written consent of the Company. The pledge shall remain in effect until 10 years or such extended term by the Company as per the Exclusive Business Cooperation Agreement or upon the obligations under the principal agreement have been fulfilled, whichever is later. However, upon the full payment of the consulting and service fees under the Exclusive Business Cooperation Agreement and upon the termination of VIE’s obligations under the Exclusive Business Cooperation Agreement, the Share Pledge Agreement shall be terminated and the Company shall terminate this agreement as soon as reasonably practicable.

Power of Attorney

Pursuant to the Power of Attorney, VIE Shareholders, as the shareholders of VIE, granted to the Company the right to (i) attend shareholders meetings of VIE (ii) exercise all shareholder rights (including voting rights) with respect to such equity interests in VIE and (iii) designate and appoint on behalf of such shareholders the legal representative, directors, supervisors, and other senior management members of VIE The Power of Attorney is irrevocable and is continuously valid from the date of execution of such Power of Attorney, so long as such persons remain shareholders of VIE

Exclusive Option Agreement

Pursuant to the Exclusive Option Agreement, the shareholders of VIE granted the Company an irrevocable and exclusive right and option to purchase up to 100% of their equity interests in VIE The purchase price shall be equal to the capital paid in by the shareholders, adjusted pro rata for the purchase of less than all of the equity interests. The Agreement is effective for a term of 10 years, and may be renewed at the Company’s election.

Property

Our principal executive offices are located at Our principal executive office is located at Wisma ET21 Power AI Office 50-02, Jalan Perjirannan 4/5, Bandar Dato Onn, 81100 Johor Bahru Malaysia.

We believe that the offices and properties that we currently lease are adequate to meet our needs for the immediate future.

Intellectual Property, Registered Trademark and Logo

We believe that our business success dependent on the combination of protections afforded by patent, copyright, trademark and trade secret laws and contractual rights. As of the date of this prospectus, we are the registered owner of one domain names, namely “shop.pcai.asia”.

Material Contracts

Each material contract to which PCAI has been a party for the preceding one year, other than those entered into in the ordinary course of business, is listed as an exhibit to the registration statement to which this prospectus is a part and is summarized elsewhere herein.

Emerging Growth Company Status

We are an “emerging growth company”, as defined in the Jumpstart Our Business Start-ups Act enacted on April 5, 2012 (the “JOBS Act”). For as long as we are an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding advisory “say-on-pay” and “say-when-on-pay” votes on executive compensation and shareholder advisory votes on golden parachute compensation. Under the JOBS Act, we will remain an emerging growth company until the earliest of:

●	the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more;

●	the last day of the fiscal year following the fifth anniversary of the date of the first sale of our Ordinary Shares;

●	the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; or

●	the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934 (the “Exchange Act”) (we will qualify as a large accelerated filer as of the first day of the first fiscal year after we have (i) more than $700 million in outstanding common equity held by our non-affiliates and (ii) been public for at least 12 months; the value of our outstanding common equity will be measured each year on the last day of our second fiscal quarter).

The JOBS Act also provides that an emerging growth company may utilize the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards. However, we are choosing to “opt out” of such extended transition period, and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for companies that are not emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Regulatory Matters

We have activities and operations in Malaysia and our activities are subject to laws and regulations regarding data communication, the environment, employment and occupational health and safety there. Finally, we are organized under the laws of the BVI and are subject to the BVI Business Companies Act 2004 (as amended).

Legal Proceedings

We are not currently subject to any legal proceedings, and to the best of our knowledge, no such proceeding is threatened, the results of which would have a material impact on our properties, results of operation, or financial condition nor, to the best of our knowledge, are any of our officers or directors involved in any legal proceedings in which we are an adverse party.

REGULATORY ENVIRONMENT

This section sets forth a summary of the material laws and regulations that affect our Group’s business and operations in Malaysia. Information contained in this section should not be construed as a comprehensive summary nor detailed analysis of laws and regulations applicable to the business and operations of our Group. This overview is provided as general information only and not intended to be a substitute for professional advice. You should consult your own advisers regarding the implication of the laws and regulations of Malaysia on our business and operations.

Laws And Regulations Relating to Our Business in Malaysia

Business Operation

Prior to the commencement of our business operations in Malaysia, we are required to apply for business premises licenses for each operating premises from the relevant local authority under the Local Government Act 1976, which confers power to the local authority to create by-laws and which provides that no person shall use any premises within the jurisdiction of the respective municipal council without a license issued by the respective municipal council, and that any person who fails to exhibit his license at all times in some prominent place on the licensed premises or fails to produce such license when required shall be liable to a fine not exceeding MYR 500 and/or to imprisonment for a term not exceeding six months. All our Malaysian subsidiaries have obtained the business premises license from the local authority and are in compliance with the Local Government Act 1976.

Employment laws

The Employment Act 1955 (the “EA 1955”) is the principal law that governs and regulates all labor relations which covers the categories of employees as stated in the First Schedule of the EA 1955. Following the implementation of the Employment (Amendment) Act 2022 (the “EA 2022”) and the Employment (Amendment of First Schedule) Order 2022, the applicability of EA 1955 has been widened to include any person who has entered into a contract of service with an employer irrespective of their monthly wages, is engaged in manual labor, serves as a supervisor of such manual laborer, serves as a domestic employee, and is engaged in any capacity in any vessel registered in Malaysia subject to certain conditions.

As long as the employee falls under the categories of “employee” under the Employment (Amendment of First Schedule) Order 2022, pursuant to section 7 of the EA 1955, any term and condition of the contract of service which is less favorable than the provisions under the EA 1955 or any other regulations made thereunder shall be ‘void’. Section 7 of the EA 1955 further states that such terms which are less favorable shall be substituted by those prescribed under the EA 1955.

Regardless of whether the employee falls under the purview of the EA 1955, the employer is under legal obligations to make the following statutory contributions: (a) Employees Provident Fund (the “EPF”), (b) the Social Security Organization (the “SOCSO”) contribution, (c) Employee Insurance System Scheme, (d) Schedular Tax Deduction or “Potongan Cukai Berjadual”, (e) Trade Union Subscription Fees or “Perbadanan Tabung Pendidikan Tinggi Nasional” (PTPTN) loan repayment (subjected to a request in writing by the employee must first be obtained). Section 99A of the EA 1955 provides that any person who commits any offence under or contravenes any provision of EA 1955 or any regulations made thereunder, in respect of which no penalty is provided, shall be liable, on conviction, to a fine not exceeding MYR50,000, as revised under the EA 2022.

The relevant legal framework and procedures relating to employees and/or former employees who have been unfairly dismissed and/or constructively dismissed by employers is set out in the Industrial Relations Act 1967 (the “IRA 1967”). The IRA 1967 provides an avenue for employees to seek redress by bringing matters to the Industrial Court of Malaysia, which has jurisdiction over matters relating to industrial relation matters. In general, former employees who claim to have been unfairly and/or unlawfully dismissed by an employer may seek reinstatement to their position or compensation in lieu of reinstatement and back wages for a maximum of up to 24 months of their last-drawn salary.

The Employees’ Social Security Act 1969 (the “ESSA 1969”) provides benefits under two social insurance schemes, namely, the Employment Injury Insurance Scheme and the Invalidity Pension Scheme. The former provides for payment of certain benefits to an employee for any injury or disease that arises out of employment or during the course of employment. Under the ESSA 1969, the employees have the right to claim for certain benefits such as: (a) medical benefit; (b) disablement benefit; (c) constant attendance allowance; (d) dependents’ benefit; (e) funeral benefit; (f) survivor’s pension; and (g) invalidity pension.

If the employer, (a) fails to pay any contribution or any part thereof which is payable by him under the ESSA 1969 or fails to pay within the time prescribed by regulations any interest payable under section 14A of the ESSA 1969; (b) deducts or attempts to deduct from the wages of an employee the whole or any part of the employer’s contribution; (c) in contravention of section 52 of the ESSA 1969 reduces the wages or any privileges or benefits admissible to an employee; (d) in contravention of section 53 of the ESSA 1969 or any regulation dismisses, discharges, reduces or otherwise punishes an employee; (e) fails or refuses to submit any return or accident report required by the regulations, or makes a false return or report; (f) obstructs any Inspector appointed under section 12 of the ESSA 1969 and includes the Director General and every Deputy Director General or any other official of the SOCSO in the discharge of his duties; or (g) is guilty of any contravention of or non-compliance with any of the requirements of the ESSA 1969 or the rules or the regulations in respect of which no special penalty is provided, he shall be punishable with imprisonment a term which may extend to two years, or with fine not exceeding MYR10,000 or with both.

Regulations on Personal Data Protection

The Personal Data Protection Act 2010 regulates the processing of personal data in the course of commercial transactions in Malaysia and is enforced by the Personal Data Protection Commissioner. Broadly, the Personal Data Protection Act 2010 sets out seven key data protection principles which must be adhered to by data users (i.e. a person who either alone or jointly or in common with other persons processes any personal data or has control over or authorizes the processing of any personal data, but does not include a processor) in Malaysia which include (i) the requirement to obtain consent prior to processing an individual’s personal data, the requirement to provide written notice to individuals in both English and the Malay language stating, among other things, the purposes for which the personal data will be processed, the classes of third parties to whom personal data will be disclosed, and the individual’s right; and (ii) obligation to ensure that the personal data collected will be processed in a safe and secure manner.

Anti-Money Laundering and Counter-Terrorism Financing

The Anti-Money Laundering, Anti-Terrorism Financing and Proceeds of Unlawful Activities Act 2001 (the “AMLA 2001”) prohibits money laundering and terrorism financing activities. Any person who (a) engages in a transaction that involves proceeds of unlawful activity; (b) uses proceeds of unlawful activity; (c) removes from or brings into Malaysia proceeds of unlawful activity; or (d) conceals, disguises, or impedes the establishment of the true nature, origin, location, movement, disposition, title of, rights with respect to, or ownership of, proceeds of unlawful activity, commits a money laundering offence under the AMLA 2001.

In addition, a reporting institution under the First Schedule of the AMLA 2001 is obliged to observe the anti-money laundering and counter financing terrorism requirements and standards, which include reporting and record-keeping duties, such as submitting suspicious transaction reports, implementing risk-based application, and conducting customer due diligence. None of our Malaysian subsidiaries is deemed to be a reporting institution. Nevertheless, we are required to comply with the provisions under the AMLA 2001.

Consumer Protection Act 1999 and the Consumer Protection (Electronic Trade Transactions) Regulations 2012

The main statute on consumer protection in Malaysia is the Consumer Protection Act 1999 (the “CPA”). CPA applies to all consumer transactions in Malaysia, including the sale of goods and services, and is designed to ensure that consumers are treated fairly and provided with adequate information about the products and services they purchase. The protection for e-consumers has been further strengthened recently by the enactment of the Consumer Protection (Electronic Trade Transactions) Regulations 2012.

CPA sets out a number of key provisions that businesses must comply with in order to ensure that consumers are protected. Some of the key provisions include:

a)	Provision of information: Businesses must provide consumers with clear and accurate information about their products and services, including pricing, quality, and safety. This information must be provided in a way that is easily accessible to consumers.

b)	Consumer rights: The CPA provides for a range of consumer rights, including the right to receive goods and services of satisfactory quality, the right to information about the products and services they purchase, and the right to seek redress if they are dissatisfied with a purchase.

c)	Unfair practices: The CPA prohibits businesses from engaging in unfair practices, such as making false or misleading claims about their products or services or engaging in misleading advertising.

d)	Product safety: The CPA requires businesses to ensure that their products are of acceptable quality (as stated under Section 32 of the CPA). The goods must be fit for their purpose, acceptable in appearance, free from minor defects, and safe and durable. In addition, sellers are prohibited from oppressing the consumer by entering into a sales contract that is deemed to be procedurally or substantively unfair to the consumer. Also, the CPA requires businesses to provide adequate warnings about any risks associated with their use.

e)	Remedies for breach of contract: If a business breaches its obligations under the act, consumers have a range of remedies available to them, including the right to receive a refund or replacement, the right to seek damages, and the right to terminate the contract.

The Consumer Protection (Electronic Trade Transactions) Regulations 2012 govern the conduct of electronic commerce transactions. The regulations were introduced to provide greater protection to consumers who engage in online transactions, and to establish a regulatory framework for e-commerce in Malaysia. The regulations apply to any person who carries out electronic transactions with consumers, whether they are businesses or individuals. They set out a number of key requirements that must be met in order to ensure that consumers are protected when making purchases online. Under the schedule provided under the Regulations, the information that is required to be disclosed are:

a)	Disclosure of information: The regulations require online businesses to provide clear and accurate information about their products and services, including pricing, delivery methods, and refund policies. This information must be provided in a way that is easily accessible to consumers.

b)	Consent to transactions: The regulations require businesses to obtain the express consent of consumers before completing any transaction. This means that consumers must be given the opportunity to review and confirm their order before it is processed.

c)	Security of transactions: Online businesses must take all necessary measures to ensure the security of electronic transactions, including the use of secure servers, encryption technologies, and other security measures.

d)	Privacy protection: The regulations require online businesses to protect the privacy of consumers, including their personal information and payment details. Businesses must also obtain the express consent of consumers before using their personal information for any marketing purposes.

e)	Dispute resolution: The regulations provide for the resolution of disputes between consumers and online businesses, including the use of mediation and other alternative dispute resolution mechanisms.

Electronic Commerce Act 2006

The Electronic Commerce Act 2006 (the “ECA”) is under the jurisdiction of the Ministry of Domestic Trade, Cooperatives and Consumerism. The ECA provides for legal recognition of electronic messages in commercial transactions, the use of the electronic messages to fulfill legal requirements and to enable and facilitate commercial transactions through the use of electronic means.

Although e-commerce is conducted online, it is necessary for the transaction to fulfil all of the elements of a legally binding contract. There must be an offer, acceptance of the offer, consideration, and the intention to create legal relations. Section 7(1) of the ECA facilitates commercial transactions through electronic means by acknowledging the formation of a valid contract formed through an electronic message. These contracts are legally valid, binding and enforceable against the contracting parties as provided under Section 7(2) of the ECA.

Some of the key provisions of the ECA include:

a)	Electronic signatures: The ECA provides for the use of electronic signatures in electronic transactions. An electronic signature is deemed to have the same legal effect as a physical signature, provided that it is reliable and can be verified.

b)	Data messages: The ECA provides for the use of data messages in electronic transactions. A data message is any information generated, sent, received or stored by electronic, magnetic, optical or similar means.

c)	Liability of service providers: The ECA provides that service providers are not liable for the content of information transmitted or hosted on their networks, provided that they do not have actual knowledge of the content and that they act promptly to remove or disable access to the content when they become aware of it.

d)	Consumer protection: The ECA provides for the protection of consumers in electronic transactions. Businesses are required to provide consumers with clear and accurate information about their products and services, and to ensure that their products and services are safe and of satisfactory quality.

Regulations in the BVI

Economic substance

The BVI, together with several other non-European Union jurisdictions, have recently introduced legislation aimed at addressing concerns raised by the Council of the European Union (the “EU”) as to offshore structures engaged in certain activities which attract profits without real economic activity. With effect from January 1, 2019, the Economic Substance (Companies and Limited Partnerships) Act, 2018 (as amended, the “Substance Law”) came into force in the BVI introducing certain economic substance requirements for BVI “relevant entities” which are engaged in certain banking, insurance, fund management, financing and leasing, headquarters, shipping, holding company, intellectual property or distribution and service center business (being “relevant activities”) and are in receipt of gross income arising from relevant activities in any relevant financial period. In the case of business companies incorporated before January 1, 2019, the economic substance requirements apply for financial years commencing June 30, 2019.

The economic substance requirements that are imposed include that in-scope companies be directed and managed in the BVI, have core income generating activities in the BVI, and have an adequate level of employees, expenditures, and premises in the BVI. Business companies that carry on holding company business (which means it only holds equity participations in other entities and only earns dividends and capital gains) will be subject to reduced substance requirements.

Beneficial ownership

The Beneficial Ownership Secure Search System Act, 2017 (as amended) of the BVI requires registered agents in the BVI to create a database of beneficial ownership information relating to in-scope entities for which they act as registered agent. Subject to certain exemptions, in-scope BVI companies are required to: (i) identify its parent, immediate parent, ultimate parent and beneficial owner or registrable legal entity (or, if it is listed on a recognized exchange, provide details of that exchange); (ii) identify whether it carries on one or more relevant activities for economic substance purposes and, if so, which ones; (iii) provide details of any applicable exchange listing where its securities are listed on a recognized exchange; and (iv) where the company carries on a relevant activity and is not a non-resident, provide certain additional information regarding its immediate parent and ultimate parent (if any).

A BVI company is obliged to notify its registered agent of (i) the required beneficial ownership information within 15 days of identifying it; and (ii) the required economic substance information regarding the carrying on of a relevant activity or listing on a recognized exchange within six months following the end of the financial reporting period in question. A BVI company who becomes aware of a change in the prescribed information relating to a beneficial owner or registrable legal entity must, within 15 days of becoming aware of the change, notify its registered agent of the change(s) and the date(s) on which it or they took place.

DIRECTORS, MANAGEMENT AND CORPORATE GOVERNANCE

Executive Officers and Directors

The following table lists each of our executive officers and directors and their respective ages and positions as of the date of this prospectus. Unless otherwise indicated, the address of each person named in the table below is [    ].

Name	Age	Position
Powercheck AI Holdings Limited (a BVI company)

Directors
Mr. Tey Giap Chian		Chairman, Chief Executive Officer and Director
Mr. Tey Giap Turn		Chief Financial Officer, Chief Operating Officer and Director
Assoc. Prof. Dr. Tey Shi Bin		Director

Set forth below is a brief biography of each of our executive officers and directors.

Directors of Powercheck AI Holdings Limited (a BVI company)

Mr. Tey Giap Chian

Datuk Elwin Tey is our founder, Chairman and Chief Executive Officer. He is a community leader, entrepreneur and philanthropist who was conferred the Darjah Pangkuan Seri Melaka (D.P.S.M.) “Datuk” title by the Governor of Malacca in 2020. He founded ET21 Holding Sdn. Bhd., where he serves as Chairman, overseeing a diversified portfolio spanning food and beverage, retail, education, sports and entertainment, healthcare, agriculture, technology, real estate, green energy and finance. He also serves as a director of PEG Capital Sdn. Bhd., a founding shareholder of PEGH Holding Sdn. Bhd., and a strategic shareholder of China National Chemical Engineering Group Corporation (CNCEC), a state-owned enterprise under the State-owned Assets Supervision and Administration Commission of China (SASAC). Under his leadership, his portfolio companies have received two Malaysia Book of Records recognitions, the MTPN Consumer Certification Brand Award (2024), and the Star Media Group Soaring Enterprise Award (2024). He holds a Bachelor of Theology from Southeastern Baptist Theological Seminary. We believe his extensive cross-industry leadership and strategic partnership experience qualify him to serve as our Chairman and CEO.

Mr. Tey Giap Turn

Darren Tey is our Chief Operating Officer. He brings over 20 years of experience in supply chain, procurement, production management and corporate leadership. He currently serves as a Non-Executive Director of FSBM (M) Berhad, a company listed on the Main Market of Bursa Malaysia. He previously held various roles at Schlumberger — REDA Production Systems over a 23-year period, where he led procurement and supply operations, achieved millions of dollars in cost savings, and received one gold and four silver ATG awards for outstanding contributions. He also served as General Manager and Marketing Director at Mainland Innovations Sdn. Bhd., where he developed brand strategy and drove business expansion. He holds a Bachelor of Business Administration (with distinction) from Edinburgh Napier University and a Diploma in Productivity Management from Nanyang Polytechnic, Singapore. He is certified as a Lean Six Sigma Green Belt and Yellow Belt, and holds a Certified Associate in Project Management (CAPM) certification. We believe his operational expertise and public company board experience qualify him to serve as our COO and CFO.

Assoc. Prof. Dr. Tey Shi Bin

Assoc. Prof. Dr. Tey Shi Bin is a Director of the Company. She is an Associate Professor and currently serves as Vice President (International and Corporate Development) at New Era University, Malaysia, a position she has held since January 2024. She was previously the founding Dean of the International Education College at New Era University (2019-2024) and also served as Director of Brand and Creative Department and Director of Marketing and Sales Department. She received her PhD in Chinese Classical Philology from Central China Normal University, where her doctoral thesis received the University Outstanding Thesis Award. She was appointed as a Visiting Professor at Soka University, Japan in April 2025. She has published multiple academic books and over 20 papers in peer-reviewed journals. She is certified as a Train the Trainer (TTT) by the Malaysian Human Resources Development Fund (HRDF). We believe her extensive experience in international corporate development, brand strategy and academic leadership qualifies her to serve as a Director.

Board Composition and Election of Directors

Our board of directors currently consists of five members. Our memorandum and articles of association provide that our board of directors must be composed of at least one director. The number of directors is determined from time to time by resolution of our shareholders. Dr. Seah Kok Wah serves as Chairman of our board of directors. The Chairman has primary responsibility for providing leadership and guidance to our board and for managing the affairs of our board.

Pursuant to our amended and restated memorandum and articles of association, our directors are appointed either by ordinary resolution of our shareholders or by board resolution provided that such appointment does not cause the number of directors to exceed any number fixed in accordance with the articles of association as the maximum number of directors.

Family Relationships

None of the directors or executive officers has a family relationship as defined in Item 401 of Regulation S-K.

Committees of the Board

Our Board has established an audit committee, a compensation committee and a nomination committee, each of which will operate pursuant to a charter adopted by our Board that will be effective upon the effectiveness of the registration statement of which this prospectus is a part. The Board may also establish other committees from time to time to assist our company and the Board. Upon the effectiveness of the registration statement of which this prospectus is a part, the composition and functioning of all of our committees will comply with all applicable requirements of the Sarbanes-Oxley Act of 2002, Nasdaq and SEC rules and regulations, if applicable. Upon our listing on the Nasdaq, each committee’s charter will be available on our website at https://www.sagtec-global.com/. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be part of this prospectus.

Audit committee

[    ] will serve on the audit committee, which will be chaired by [    ]. Our Board has determined that each are “independent” for audit committee purposes as that term is defined by the rules of the SEC and Nasdaq, and that each has sufficient knowledge in financial and auditing matters to serve on the audit committee. Our Board has designated [    ] as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The audit committee’s responsibilities include:

●	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

●	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

●	reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;

●	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

●	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

●	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns; recommending, based upon the audit committee’s review and discussions with management and our independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 20-F;

●	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

●	preparing the audit committee report required by SEC rules to be included in our annual proxy statement;

●	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and

●	reviewing earnings releases.

Compensation committee

[    ] will serve on the compensation committee, which will be chaired by [    ]. Our Board has determined that each such member satisfies the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market. The compensation committee’s responsibilities include:

●	evaluating the performance of our chief executive officer in light of our company’s corporate goals and objectives and, based on such evaluation: (i) recommending to the Board the cash compensation of our chief executive officer, and (ii) reviewing and approving grants and awards to our chief executive officer under equity-based plans;

●	reviewing and recommending to the Board the cash compensation of our other executive officers;

●	reviewing and establishing our overall management compensation, philosophy and policy;

●	overseeing and administering our compensation and similar plans;

●	reviewing and approving the retention or termination of any consulting firm or outside advisor to assist in the evaluation of compensation matters and evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable Nasdaq rules;

●	retaining and approving the compensation of any compensation advisors;

●	reviewing and approving our policies and procedures for the grant of equity-based awards;

●	reviewing and recommending to the Board the compensation of our Directors; and

●	preparing the compensation committee report required by SEC rules, if and when required.

Nomination committee

[    ]will serve on the nomination committee, which will be chaired by [    ]. Our Board has determined that each member of the nomination committee is “independent” as defined in the applicable Nasdaq rules. The nomination committee’s responsibilities include:

●	developing and recommending to the Board criteria for board and committee membership;

●	establishing procedures for identifying and evaluating Director candidates, including nominees recommended by stockholders; and

●	reviewing the composition of the Board to ensure that it is composed of members containing the appropriate skills and expertise to advise us.

While we do not have a formal policy regarding board diversity, our nomination committee and Board will consider a broad range of factors relating to the qualifications and background of nominees, which may include diversity (not limited to race, gender or national origin). Our nomination committee’s and Board’ priority in selecting board members is identification of persons who will further the interests of our shareholders through their established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business, understanding of the competitive landscape and professional and personal experience and expertise relevant to our growth strategy.

Foreign Private Issuer Status

We are a “foreign private issuer,” as defined by the SEC. As a result, in accordance with the rules and regulations of Nasdaq, we may choose to comply with home country governance requirements and certain exemptions thereunder rather than complying with Nasdaq corporate governance standards. We may choose to take advantage of the following exemptions afforded to foreign private issuers:

●	Exemption from filing quarterly reports on Form 10-Q, from filing proxy solicitation materials on Schedule 14A or 14C in connection with annual or special meetings of shareholders, from providing current reports on Form 8-K disclosing significant events within four days of their occurrence, and from the disclosure requirements of Regulation FD.

●	Exemption from Section 16 rules regarding sales of ordinary shares by insiders, which will provide less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act.

●	Exemption from Nasdaq rules applicable to domestic issuers requiring disclosure within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers. Although we will require board approval of any such waiver, we may choose not to disclose the waiver in the manner set forth in Nasdaq rules, as permitted by the foreign private issuer exemption.

●	Exemption from the requirement that our Board have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

●	Exemption from the requirements that director nominees are selected, or recommended for selection by our Board, either by (1) independent directors constituting a majority of our Board’ independent directors in a vote in which only independent directors participate, or (2) a committee comprised solely of independent directors, and that a formal written charter or board resolution, as applicable, addressing the nominations process is adopted.

Furthermore, Nasdaq Rule 5615(a)(3) provides that a foreign private issuer, such as us, may rely on our home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), provided that we nevertheless comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640) and that we intend to have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). If we rely on our home country corporate governance practices in lieu of certain of the rules of Nasdaq, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. If we choose to do so, we may utilize these exemptions for as long as we continue to qualify as a foreign private issuer. While we presently plan to comply voluntarily with the corporate governance listing standards of the Nasdaq, we may choose to rely on the exemptions in the future.

Nasdaq listing rules include certain accommodations in the corporate governance requirements that allow foreign private issuers, such as us, to follow “home country” corporate governance practices in lieu of the otherwise applicable corporate governance standards of Nasdaq. The application of such exceptions requires that we disclose each Nasdaq corporate governance standard that we do not follow and describe the BVI corporate governance practices we do follow in lieu of the relevant Nasdaq corporate governance standard. We currently follow BVI corporate governance practices in lieu of the corporate governance requirements of Nasdaq in respect of the following:

●	the Shareholder Approval Requirements under Section 5635 of Nasdaq listing rules; and

●	the requirement under Section 5605(b)(2) of Nasdaq listing rules that the independent Directors have regularly scheduled meetings with only the independent Directors present

Controlled Company

We expect to continue to be a controlled company within the meaning of the Nasdaq Stock Market Rules, and as a result, we expect to qualify for and intend to continue to rely on exemptions from certain corporate governance requirements.

Public Companies that qualify as a “Controlled Company” with securities listed on the Nasdaq Stock Market (Nasdaq), must comply with the exchange’s continued listing standards to maintain their listings. Nasdaq has adopted qualitative listing standards. Companies that do not comply with these corporate governance requirements may lose their listing status. Under Nasdaq rules, a “controlled company” is a company with more than 50% of its voting power held by a single person, entity or group. Under Nasdaq rules, a controlled company is exempt from certain corporate governance requirements, including:

●	an exemption from the rule that a majority of our Board must be independent directors;

●	an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

●	An exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

Controlled companies must still comply with the exchange’s other corporate governance standards. These include having an audit committee and the special meetings of independent or non-management directors.

Upon the completion of this offering, our controlling shareholder, Mr. Tey Giap Chian, will beneficially own [●]% of our total issued and outstanding ordinary shares, representing [●]% of the total voting power. As a result, we will be a “controlled company” as defined under Nasdaq Listing Rule 5615(c), because our controlling shareholder will hold more than 50% of the voting power for the election of directors. As a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. While we presently plan to comply voluntarily with the corporate governance listing standards of Nasdaq, we may choose to rely on the exemptions in the future. As a result, you may not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Code of Conduct, Code of Ethics, Insider Trading Policy and Executive Compensation Recovery Policy

Prior to the effectiveness of the registration statement of which this prospectus is a part, we intend to adopt (i) a written code of business conduct and ethics and (ii) Insider Trading Policy that applies to our Directors, officers, and employees, including our chief executive officer, chief financial officer, principal accounting officer or controller or persons performing similar functions, and we also intend to adopt an (iii) Executive Compensation Recovery Policy that applies to our officers, and employees, including our chief executive officer, chief financial officer, principal accounting officer or controller or persons performing similar functions, (collectively the “Policies”). Following the effectiveness of the registration statement of which this prospectus is a part, a current copy of the Policies will be posted on the Corporate Governance section of our website, which is located at https://www.sagtec-global.com/. The information on our website is deemed not to be incorporated in this prospectus or to be a part of this prospectus. We intend to disclose any amendments to the Policies, and any waivers of the Policies for our Directors, executive officers and senior finance executives, on our website to the extent required by applicable U.S. federal securities laws and the corporate governance rules of Nasdaq.

Compensation of Executive Directors and Executive Officers

For the financial year ended December 31, 2025, we paid an aggregate of approximately [    ] in cash to our Executive Directors and Executive Officers.

Employment Agreements

We have entered into employment agreements with each of our executive officers. Under these agreements, each of our executive officers is employed for an initial term of three years and is subject to successive, automatic three-year extensions unless either party gives notice of termination to the other party at least 30 days prior to the expiration of the applicable term.

The executive officers are entitled to a fixed base salary and eligible to receive cash bonuses and participate in our equity incentive plans, if any and other company benefits, each as determined by the Board from time to time.

We may terminate the executive officer’s employment for cause, at any time, without notice or remuneration, for certain acts, such as conviction or plea of guilty to a felony or grossly negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. In such case, the executive officer will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and his right to all other benefits will terminate, except as required by any applicable law. We may also terminate the executive officer’s employment without cause immediately and without prior written notice upon the removal of the executive officer pursuant to the exercise of any power contained in the memorandum and articles of association of the Company or upon 30 days’ advance written notice. In such case of termination by us, we are required to provide the following severance payments and benefits to the executive officer: a cash payment of three month of base salary as of the date of such termination.

The executive officer may terminate his or her employment at any time with 30 days’ advance written notice if there is any significant change in his or her duties and responsibilities or a material reduction in his or annual salary. In such case, the executive officer will be entitled to receive compensation equivalent to three months of his or her base salary. In addition, if we or our successor terminates the employment agreements upon a merger, consolidation, or transfer or sale of all or substantially all of our assets with or to any other individual(s) or entity, the executive officer shall be entitled to the following severance payments and benefits upon such termination: (1) a lump sum cash payment equal to three months of base salary at a rate equal to the greater of his or her annual salary in effect immediately prior to the termination, or his or her then current annua1 salary as of the date of such termination; (2) a lump sum cash payment equal to a pro-rated amount of target annual bonus for the year immediately preceding the termination; (3) payment of premiums for continued health benefits under our health plans for three months fo1lowing the termination; and (4) immediate vesting of 100% of the then-unvested portion of any outstanding equity awards held by the executive officer. The employment agreements also contain customary restrictive covenants relating to confidentiality, non-competition and non-solicitation, as well as indemnification of the executive officer against certain liabilities and expenses incurred by him or her in connection with claims made by reason of him or her being an officer of our company.

On [    ], Mr. [    ] and the Company entered into a labor contract, a non-competition agreement and a confidentiality agreement. Pursuant to the labor contract, Mr. [    ] serves as Chief Executive Officer of Mao Shan Huang for a term of [    ] years, expiring [    ], subject to certain conditions for termination and certain exceptions provided under the PRC Labor Contract Law. [    ] is entitled to a fixed base salary in the amount of RMB[    ] ($[    ]) per month plus bonus. [    ] is also entitled to participate in any benefit plans stipulated by both parties or required by the PRC laws. The non-competition agreement contains customary restrictive covenants relating to non-competition for a period of two years from the date of termination of employment for any reason, as well as certain liabilities due to his breach of contract. The confidentiality agreement contains customary confidentiality covenants restricting disclosures of the trade secrets and other confidential information until those information becomes public, and certain liabilities due to his breach of contract.

[Other officers’ contracts]

Directors’ Agreements

Each of our Directors has entered into a Director’s Agreement with the Company effective upon the Company’s listing on the Nasdaq Capital Market. The terms and conditions of such Directors’ Agreements are similar in all material aspects save for the term. Each Executive Director’s Agreement is for an initial term of three (3) years and will continue until the Director’s successor is duly elected and qualified. Each independent director nominee’s agreement is for an initial term of one (1) year and will continue until the Director’s successor is duly elected and qualified. Each Director will be up for re-election each year at the annual board meeting and, upon re-election, the terms, and provisions of his or her Director’s Agreement will remain in full force and effect. Under the Directors’ Agreements, the Company agrees, to the maximum extent provided under applicable law, to indemnify the Directors against liabilities and expenses incurred in connection with any proceeding arising out of, or related to, the Directors’ performance of their duties, other than any such losses incurred as a result of the Directors’ gross negligence or willful misconduct.

Under the independent directors Nominee’s Agreements, the initial aggregate annual salary that is payable to our independent director nominees is US$[**] to [**], [**] and [**] in cash respectively.

Other than as disclosed above, none of our Directors have entered into a service agreement with our Company or any of our subsidiaries that provides for benefits upon termination of employment.

PRINCIPAL SHAREHOLDERS

The following table and accompanying footnotes show information regarding the beneficial ownership of our Ordinary Shares by:

●	each person known by us to beneficially own 5% or more of our outstanding Ordinary Shares;

●	each named executive officer;

●	each of our directors; and

●	all executive officers and directors as a group.

As of the date of this prospectus, we had nil shareholders of record in the United States. None of our shareholders has informed us that it is affiliated with a registered broker-dealer or is in the business of underwriting securities. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

Name of Beneficial Owner	Ordinary Shares Beneficially Owned Number	Percentage
METATEY SDN. BHD. (1)	16,000,000	80%
POWER GLOBAL VENTURES SDN. BHD. (1)	2,000,000	10%
POWER GENESIS SDH. BHD. (1)	2,000,000	10%

Directors and Executive Officers:
Mr. Tey Giap Chian	20,000,000	80%
Mr. Tey Giap Turn	-	-%
Assoc. Prof. Dr. Tey Shi Bin	-	-

(1)	Mr. Tey Giap Chian is director and sole shareholder of METATEY SDN. BHD., and being the ultimate owner of 100% equity interest of POWER GLOBAL VENTURES SDN. BHD. and POWER GENESIS SDH. BHD.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have not yet adopted formal written policies and procedures for the review, approval, or ratification of related party transactions. However, we intend to adopt a formal related party transaction policy prior to the completion of this offering, which will provide that any transaction involving us and any of our executive officers, directors, director nominees, beneficial owners of more than 5% of our common stock, or any immediate family member of any of the foregoing persons (each, a “related party”) will be subject to review and approval by our board of directors or an independent committee thereof. Any such transaction will be approved only if the board or committee determines that the transaction is on terms no less favorable to us than those that could be obtained from unaffiliated third parties.

From time to time, we may engage in transactions with entities that are owned or controlled by our executive officers or their family members. Any such transactions will be on arm’s-length terms and will be subject to review and approval by our board of directors in accordance with our related party transaction policy to be adopted prior to this offering.

Other than as described below, since the beginning of our last fiscal year, there have been no transactions, or currently proposed transactions, to which we are or will be a party, in which the amount involved exceeds or will exceed the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years, and in which any related party had or will have a direct or indirect material interest.

DESCRIPTION OF SHARE CAPITAL

We are a British Virgin Islands company, and our affairs are governed by our Memorandum and Articles of Association, as amended from time to time, and the Companies Act, which we refer to as the Companies Act below, and the common law of British Virgin Islands.

As of the date of this prospectus, the Company is authorized to issue an unlimited number of Ordinary Shares with no-par value. As of the date of this prospectus, 20,000,000 Ordinary Shares are issued and outstanding.

Immediately upon the completion of this offering, we will have [●] Ordinary Shares issued and outstanding. All of our shares issued and outstanding prior to the completion of the offering are and will be fully paid, and all of our shares to be issued in the offering will be issued as fully paid.

Our Memorandum and Articles of Association

Authorized Shares

The Company may only issue registered shares. Subject to the Company’s Memorandum and Articles of Association, the Company may issue fractions of shares, bonus shares, redeemable shares and may redeem, purchase or otherwise acquire, any of its shares.

Subject to the Companies Act and the Company’s Memorandum and Articles of Association, the unissued shares may be issued, and options to acquire shares may be granted, at any time, to any persons (whether or not shareholders), for any consideration and on any terms, the directors decide by a resolution of directors.

A share is taken to be issued when the name of the holder is entered in the Company’s register of shareholders as the holder of the share.

Distributions

The holders of our Ordinary Shares are entitled to such dividends or other distributions as may be authorized by our Directors by way of a simple majority decision, subject to the Companies Act and our Memorandum and Articles of Association.

Subject to the Company’s Memorandum and Articles of Association, each Ordinary Share confers on the holder (i) the right to an equal share in any distribution paid by the Company in accordance with the Companies Act and the articles and (ii) an equal share on the distribution of any surplus assets of the Company on its liquidation.

Voting rights

Subject to the Company’s Memorandum and Articles of Association, each Ordinary Share confers on the holder the right to one (1) vote at a meeting of the shareholders or on any resolution of shareholders. Subject to the Company’s Memorandum and Articles of Association, a resolution put to a vote at a meeting of shareholders or an annual general meeting (“AGM”), will (in most cases) be passed and become a resolution of shareholders if it is passed by a simple majority of the votes cast in respect of the resolution, at a valid meeting of shareholders (or class of shareholders), by shareholders present (in person or by proxy) at the meeting who are entitled to vote on the resolution. Any action that may be taken by the shareholders at a meeting of shareholders (or class of shareholders) may also be taken by the shareholders (or class of shareholders) passing a written resolution of shareholders without the need for any prior notice to be given. A written resolution of shareholders is passed if signed or consented to (including by way of fax or email) by shareholders (or shareholders of the relevant class) who hold shares carrying a simple majority of the votes that may be cast in respect of the resolution who are entitled to vote on the resolution.

A fraction of a share confers on the holder the rights, obligations and liabilities of a whole share of the same class corresponding to the fraction other than the right to vote. If the holder of a fraction of a share acquires a further fraction of a share of the same class, the fractions will be treated as being consolidated.

Variation of rights

If at any time the Shares are divided into different classes, the rights attached to any class may only be varied, whether or not the Company is in liquidation, (i) with the written consent of the holders of the majority of the issued shares of that class or (ii) by a resolution of shareholders of that class.

Meetings of shareholders

Any director of the Company or the Chairman may call a meeting of shareholders (or a class of shareholders) if they decide to, and must call a meeting of shareholders (or a class of shareholders) if they are requested to do so in writing by shareholders entitled to exercise at least 30% of voting rights in respect of the matter for which the meeting is requested.

The Company shall hold a meeting of the shareholders in accordance with the Company’s Memorandum and Articles of Association, the Companies Act and Nasdaq listing rules.

A quorum is present at a meeting of shareholders or an AGM if one or more shareholders, who hold shares that carry not less than 50 percent of the voting rights of all shares then in issue, are present in person or by proxy meeting.

Where a quorum is not present within two hours of the time set for the start of the meeting of shareholders, if convened upon the requisition of the shareholders, will be dissolved. In any other case, the meeting will be adjourned to the following day and be held at the same time and place or any other date, time and/or place the directors decide by a resolution of directors.

At any adjourned meeting where a quorum per the previous paragraph is not present, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the Shares or each class or series of Shares entitled to vote on the matters to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved.

A meeting of shareholders held in contravention of the requirement to give notice is valid if shareholders holding at least 90 percent of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a shareholder at the meeting shall constitute waiver in relation to all the Shares which that shareholder holds.

Any corporation which is a shareholder may, by a resolution of its directors or other governing body, authorize any individual to act as its representative at a meeting of shareholders (or class of shareholders) or an AGM.

Protection of minority shareholders

We would normally expect BVI courts to follow English case law precedents, which would permit a minority shareholder to commence a representative action, or derivative actions in our name, to challenge (1) an act which is ultra vires or illegal, (2) an act which constitutes a fraud against the minority by parties in control of us, (3) an infringement of individual rights of the minority shareholders, (such as the right to vote), and (4) an irregularity in the passing of a resolution which requires a special or extraordinary majority of the shareholders.

Additionally, British Virgin Islands law provides certain shareholder remedies for a minority shareholder whose rights have been breached or who disagrees with the way the Company is being managed. These remedies include an action for unfair prejudice and a derivative action.

No pre-emptive rights

There are no pre-emptive rights applicable to the issue of the Company’s Ordinary Shares under either British Virgin Islands law or our Memorandum and Articles of Association.

Transfer of shares

The Ordinary shares listed on the Nasdaq Capital Market may be transferred without the need for a written instrument of transfer if the transfer is carried out in accordance with the laws, rules, procedures and other requirements applicable to shares listed on the Nasdaq Capital Market (including, but not limited to, the applicable Nasdaq listing rules). The transfer of a Ordinary share is only effective once the name of the transferee is entered in the register of shareholders.

Calls of shares

Subject to the Memorandum and Articles of Association and the rights attaching to any class of shares, our directors may make calls on a shareholder for any amount of the issue price of the shareholder’s shares that has not been paid to the Company. A call must be made by giving at least 14 days’ written notice of call to the shareholder. A call may be made payable in instalments. The directors may postpone a call or revoke it (in whole or part). A call is taken to have been made at the time the resolution of directors to make the call is passed.

Inspection of books and records

Under the Companies Act, holders of our shares are entitled, upon giving written notice to us, to inspect (i) our Memorandum and Articles of Association, (ii) our register of shareholders, (iii) our register of directors and (iv) minutes of meetings and resolutions of our shareholders, and to make copies and take extracts from these documents and records. However, our directors can refuse access if they are satisfied that to allow such access would be contrary to our interests.

CERTAIN BRITISH VIRGIN ISLANDS COMPANY CONSIDERATIONS

“Limited Liability” means that the liability of each shareholder is limited to (i) the amount unpaid by the shareholder on any share in the company, (ii) any liability expressly mentioned in the Company’s Memorandum and Articles of Association (of which there are none) and (iii) any liability to repay a distribution paid when the Company did not satisfy the Solvency Test. Upon the closing of this offering, we will be subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers.

Nasdaq listing rules include certain accommodations in the corporate governance requirements that allow foreign private issuers, such as us, to follow “home country” corporate governance practices in lieu of the otherwise applicable corporate governance standards of Nasdaq. The application of such exceptions requires that we disclose each Nasdaq corporate governance standard that we do not follow and describe the British Virgin Islands corporate governance practices we do follow in lieu of the relevant Nasdaq corporate governance standard. We currently follow the British Virgin Islands corporate governance practices in lieu of the corporate governance requirements of Nasdaq in respect of the following:

●	the Shareholder Approval Requirements under Section 5635 of Nasdaq listing rules; and

●	the requirement under Section 5605(b)(2) of Nasdaq listing rules that the independent Directors have regularly scheduled meetings with only the independent Directors present.

Differences in Corporate Law

The Companies Act and the laws of the BVI affecting BVI companies and our shareholders differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the laws of the BVI applicable to us and the laws applicable to companies incorporated in the state of Delaware.

Mergers and Consolidation

The laws of the BVI, two or more BVI companies may merge or consolidate in accordance with section 170 of the Companies Act. A merger means the merging of two or more constituent companies into one of the constituent companies and a consolidation means the consolidating of two or more constituent companies into a new company. In order to merge or consolidate, then (among other things) the directors of each constituent company must approve a written plan of merger or consolidation, which must be authorized by a resolution of shareholders.

While a director may vote on the plan of merger or consolidation even if he has an interest in the merger or consolidation, the director must disclose the interest to all other directors of the company promptly upon becoming aware of the fact that he is interested in the merger or consolidation.

A transaction entered into by our company in respect of which a director is interested (including a merger or consolidation) is voidable by us unless the director’s interest was (a) disclosed to the board prior to the transaction or (b) the transaction is (i) between the director and the company and (ii) the transaction is in the ordinary course of the company’s business and on usual terms and conditions.

Notwithstanding the above, a transaction entered into by the company is not voidable if the material facts of the interest are known to the shareholders and they approve or ratify it or the company received fair value for the transaction.

Shareholders not otherwise entitled to vote on the merger or consolidation may still acquire the right to vote if the plan of merger or consolidation contains any provision which, if proposed as an amendment to the Memorandum and Articles of Association, would entitle them to vote as a class or series on the proposed amendment. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting held to approve the plan of merger or consolidation.

The shareholders of the constituent companies are not required to receive shares of the surviving or consolidated company but may receive debt obligations or other securities of the surviving or consolidated company, other assets, or a combination thereof. Further, some or all of the shares of a class or series may be converted into a kind of asset while the other shares of the same class or series may receive a different kind of asset. As such, not all the shares of a class or series must receive the same kind of consideration.

After the plan of merger or consolidation has been approved by the directors and authorized by a resolution of the shareholders, articles of merger or consolidation are executed by each company and filed with the Registrar of Corporate Affairs in the BVI.

A shareholder may dissent from a mandatory redemption of his shares, an arrangement (if permitted by the court), a merger (unless the shareholder was a shareholder of the surviving company prior to the merger and continues to hold the same or similar shares after the merger) or a consolidation. A shareholder properly exercising his dissent rights is entitled to a cash payment equal to the fair value of his shares.

A shareholder dissenting from a merger or consolidation must object in writing to the merger or consolidation before the vote by the shareholders on the merger or consolidation, unless notice of the meeting was not given to the shareholder. If the merger or consolidation is approved by the shareholders, the company must give notice of this fact to each shareholder who gave written objection within 20 days. These shareholders then have 20 days to give to the company their written election in the form specified by the Companies Act to dissent from the merger or consolidation, provided that in the case of a merger, the 20 days starts when the plan of merger is delivered to the shareholder.

Upon giving notice of his election to dissent, a shareholder ceases to have any of the rights of a shareholder except the right to be paid the fair value of his shares. As such, the merger or consolidation may proceed in the ordinary course notwithstanding his dissent.

Within seven days of the later of the delivery of the notice of election to dissent and the effective date of the merger or consolidation, the surviving or consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a specified price per share that the company determines to be the fair value of the shares. The company and the shareholder then have 30 days to agree upon the price. If the company and a shareholder fail to agree on the price within the 30 days, then the company and the shareholder shall, within 20 days immediately following the expiration of the 30-day period, each designate an appraiser and these two appraisers shall designate a third appraiser. These three appraisers shall fix the fair value of the shares as of the close of business on the day prior to the shareholders’ approval of the transaction without taking into account any change in value as a result of the transaction.

Shareholders’ Suits

There are both statutory and common law remedies available to our shareholders as a matter of British Virgin Islands law. These are summarized below:

Unfair prejudice

A shareholder who considers that the affairs of the company have been, are being, or are likely to be, conducted in a manner that is, or any act or acts of the company have been, or are, likely to be oppressive, unfairly discriminatory or unfairly prejudicial to the shareholder in that capacity, can apply to the BVI High Court under Section 184I of the Companies Act for an order requiring the company or any other person to acquire the shareholder’s shares or pay compensation to the shareholder, regulating the future conduct of the company’s affairs, amending the memorandum or articles of the company, appointing a receiver or liquidator of the company, rectifying the records of the company, or that any decision or action of the company which contravenes the Companies Act or the company’s Memorandum and Articles of Association be set aside.

Derivative actions

Section 184C of the Companies Act provides that a shareholder of a company may, with the leave of the BVI High Court, bring an action in the name of the company to redress any wrong done to it.

Just and equitable winding up

In addition to the statutory remedies outlined above, shareholders can also petition for the winding up of a company on the grounds that it is just and equitable for the court to so order. This statutory remedy is usually granted in exceptional circumstances and is only available where the company has been operated as a quasi-partnership and trust and confidence between the partners has broken down.

Indemnification of Directors and Executive Officers and Limitation of Liability

British Virgin Islands law does not limit the extent to which a company’s Memorandum and Articles of Association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Under the Company’s Memorandum and Articles of Association, subject to the Companies Act, the Company must indemnify any person who; (i) is or was a party, or is threatened to be made a party, to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director or officer of the Company; or (ii) is or was, at the request of the Company, serving as a director or officer of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any expenses, judgments, fines or amounts paid in settlement and reasonably incurred in connection with any legal, administrative or investigative proceedings.

In relation to the above, the Company may pay on behalf of the person or lend funds to the person to enable the person to pay, any expenses incurred, or to be incurred, by the person in defending any legal, administrative or investigative proceedings.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Act for a Delaware corporation. In addition, the service agreements of our Directors and senior Executive Officers with the Company provide such person’s additional indemnification beyond that provided in our Articles of Association.

Under the Companies Act to be entitled to this indemnification, such person must have acted honestly and in good faith with a view to the best interests of our company and, in the case of criminal proceedings, they must have no reasonable cause to believe their conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our Directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions in our Memorandum and Articles of Association

Some provisions of our Memorandum and Articles of Association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of Directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

However, under British Virgin Islands law, our Directors may only exercise the rights and powers granted to them under our Memorandum and Articles of Association, as amended and restated from time to time, for what they believe in good faith to be in the best interests of our Company.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Under British Virgin Islands law, our directors owe the company certain statutory and fiduciary duties including, among others, a duty to act honestly, in good faith, for a proper purpose and with a view to what the directors believe to be in the best interests of the company. Our directors are also required, when exercising powers or performing duties as a director, to exercise the care, diligence, and skill that a reasonable director would exercise in the same circumstances, taking into account without limitation, the nature of the company, the nature of the decision and the position of the director and the nature of the responsibilities undertaken. In the exercise of their powers, our directors must ensure neither they nor the company acts in a manner which contravenes the Companies Act or our Memorandum and Articles of Association, as amended and restated from time to time. A shareholder has the right to seek damages for breaches of duties owed to us by our directors.

Interested transactions

A director may vote, attend a board meeting and be included for the purposes of a quorum, sign a document on behalf of the Company, or do any other thing in their capacity as a director with respect to any transaction in which that director is interested. A director must immediately disclose the interest to all other directors after becoming aware of the fact that they are interested in a transaction entered into or to be entered into by the Company. Subject to compliance with the Companies Act, a director shall not, by reason of that director’s office, be accountable to the Company for any remuneration, profit or other benefit derived, or resulting, from derived from such transaction and no such transaction shall be liable to be avoided on the grounds that a director has an interest in it or derives any remuneration, profit or other benefit from it.

A disclosure is only made when it is brought to the attention of every director. The disclosure by a director that they are a member, director, officer or trustee of another named entity or other individual, or has a fiduciary relationship with respect to the entity or individual, and is to be regarded as interested in any transaction which may, after the date of the entry or disclosure of interest, be entered into with the Company or that director, is a sufficient disclosure of interest in relation to that transaction.

Directors and officers

Unless the shareholders decide otherwise by a resolution of shareholders, the number of directors is not subject to a maximum number but the minimum number of directors shall be one. The first directors were appointed by the Company’s first BVI registered agent. Subject to the Company’s Memorandum and Articles of Association and the Companies Act, our directors may by a resolution of directors: (i) appoint any person to hold any office with the Company (including chairperson of directors, chief executive officer, vice president, secretary and treasurer) on any terms, and for any period, they think fit (a person may hold more than one office at the same time); (ii) delegate any of their powers to any committee, consisting of one or more directors on any terms they think fit; and/or (iii) appoint any person (including a director) to be an agent of the Company and delegate their powers to that agent on any terms they think fit.

The directors cannot delegate to a committee or agent the power to: (i) amend the memorandum and articles of association of the Company; (ii) designate committees of directors other than a sub-committee of it; (iii) delegate powers to a committee of directors other than a sub-committee of it; (iv) appoint or remove a director or agent; (v) approve a plan of merger, consolidation or arrangement; (vi) make a declaration of solvency or approve a liquidation plan; or (vii) make a determination that the Company will, immediately after a proposed distribution, satisfy the Solvency Test.

Proceedings of directors

A director may, and (if a secretary has been appointed) the secretary must, call a meeting of directors. At least 3 days’ notice of each meeting of directors must be given. A meeting of directors will be valid even if the person who calls the meeting inadvertently fails to give notice to a director or a director fails to receive it.

Unless the directors decide otherwise by resolution of directors, a quorum will be present at a meeting of directors if not less than one half of the total number of directors is present. If the Company only has two directors, a quorum is present if two directors are present. If the Company only has a sole director, a quorum is present if the sole director is present.

A resolution put to a vote at a meeting of directors, will be passed and become a resolution of directors if passed by a simple majority of the votes cast in respect of the resolution, at a valid meeting of directors or a committee, by directors or members of the committee (or their alternates) present at the meeting who are entitled to vote.

Any action that may be taken by our directors at a meeting of directors may also be taken by our directors passing a written resolution of directors without the need for any prior notice to be given. A written resolution of directors is passed if signed or consented to (including by way of fax or email) by a majority of directors or members of a committee (or their alternates) who are entitled to vote. Where a written resolution of directors is passed without all of our directors signing or consenting to it, the Company must send a copy of it to those directors who have not signed or consented to it. If the Company fails to do so, this will not invalidate the resolution. If the Company has a sole director, the sole director may pass a written resolution of directors.

Terms of directors and officers

At any time, the Company’s directors may appoint by a resolution of directors any person to be a director, either to fill a vacancy or as an additional director, for any term (if any) the directors decide. Where the directors appoint a person as director to fill a vacancy, the term of appointment must not exceed the term remaining of the director who ceased to hold office.

Shareholder Action by Written Consent

British Virgin Islands law provides that, subject to the memorandum and articles of association of a company, an action that may be taken by the shareholders at a meeting may also be taken by a resolution of shareholders consented to in writing or by telex, telegram, cable or other written electronic communication, without the need for any notice.

Our Memorandum and Articles of Association provide that a written resolution of shareholders: (i) may consist of several documents (including electronic communications) in substantially the same form; (ii) may be signed or consented to by the relevant shareholder or the shareholder’s attorney or (in the case of a body corporate) a properly authorized officer or attorney; and (iii) must be sent to each shareholder who would be entitled to attend a meeting of shareholders and vote on the resolution.

Our Memorandum and Articles of Association permit shareholders to act by written consent (passed by the consent in writing of a simple majority of the votes of the Shares entitled to vote thereon) but provide that if a resolution of shareholders is approved otherwise that by unanimous written consent of all shareholders, a copy of the resolution must immediately be sent to each non-consenting shareholder.

Under the Delaware General Corporation Act, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Our Articles of Association provide that any action required or permitted to be taken at general meetings of the Company may only be taken upon the vote of shareholders at general meeting and shareholders may not approve corporate matters by way of a unanimous written resolution without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Act, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors, or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act and Memorandum and Articles of Association provide that our board of directors must convene a meeting of shareholders upon the written request of shareholders entitled to exercise 30% or more of the voting rights. We are not obliged under the Companies Act or any other law of the BVI to call shareholders’ annual general meetings, but our Memorandum and Articles of Association provide for an annual general meeting to be called in accordance with the requirements of the relevant listing rules, Memorandum and Articles of Association and the Companies Act. The location of any shareholders’ meeting can be determined by the board of directors and can be held anywhere in the world.

Cumulative Voting

Under the Delaware General Corporation Act, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under British Virgin Islands law, our Articles of Association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors (or otherwise ceasing to hold office)

A director ceases to hold office if: (i) the director’s term of office expires and the director is not re-elected or reappointed; (ii) the director resigns by written notice to the Company; (iii) the director dies or enters into bankruptcy, liquidation or any similar procedure; (iv) the director becomes of unsound mind or is mentally or physically incapable of acting as a director; (v) the director is prohibited or disqualified by law or under Nasdaq Listing Rules from being a director; (vi) the director becomes bankrupt or insolvent or makes any arrangement or composition with the director’s creditors generally; or (vii) the director is removed from office by a resolution of shareholders or resolution of directors (and, for this purpose, section 114 (Removal of directors) of the Companies Act does not apply to the Company).

A director may be removed from office (i) with or without cause, by a simple majority vote of the shareholders passed at a meeting of shareholders called for the purposes of removing the director (or for purposes including the removal of the director) or (ii) by a written resolution of the shareholders passed by at least 50 percent of the votes of the shareholders of the Company entitled to vote.

A director may be removed from office with cause, by a simple majority decision of the directors passed at a meeting of directors called for the purpose of removing the director (or for purposes including the removal of the director).

Where a director resigns, the resignation takes effect from the later of the date: (i) on which the notice of resignation is received at the Company’s registered office or the office of the Company’s registered agent; and (ii) specified in the notice of resignation.

Under the Delaware General Corporation Act, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Transactions with Interested Shareholders

The Delaware General Corporation Act contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors. British Virgin Islands law has no comparable statute.

Dissolution; Winding Up

Under the Delaware General Corporation Act, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under British Virgin Islands law, a company may be wound up by either an order of the courts of the British Virgin Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Companies Act and our Memorandum and Articles of Association, we may appoint a voluntary liquidator by a resolution of shareholders or (subject to section 199(2) of the Companies Act) a resolution of directors.

Variation of Rights of Shares

Under the Delaware General Corporation Act, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under British Virgin Islands law and our Articles of Association, if our authorized shares are divided into more than one class of shares, we may vary the rights attached to any class only with the consent in writing of or by a resolution passed at a meeting by the holders of not less than 50 percent of the issued Shares in that class.

Amendment of Governing Documents

Under the Delaware General Corporation Act, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by British Virgin Islands law, our Memorandum and Articles of Association may be amended by a resolution of shareholders and, subject to certain exceptions, by a resolution of directors. Any amendment is effective from the date it is registered at the BVI Registry of Corporate Affairs.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Directors’ Power to Issue Shares

Subject to applicable law, our board of Directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, qualified or other special rights or restrictions.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have [●] Ordinary Shares issued and outstanding.

All of the Ordinary Shares sold in this offering by the Company will be freely transferable in the United States, without restriction or further registration under the Securities Act, by persons other than our “affiliates.” Rule 144 of the Securities Act defines an “affiliate” of a company as a person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, our Company. All of our Ordinary Shares outstanding immediately prior to the completion of this offering are “restricted securities” as that term is defined in Rule 144 because they were issued in a transaction or series of transactions not involving a public offering. Restricted securities may be sold only if they are the subject of an effective registration statement under the Securities Act or if they are sold pursuant to an exemption from the registration requirement of the Securities Act such as those provided for in Rules 144 promulgated under the Securities Act, which rule is summarized below. Restricted shares may also be sold outside of the United States to non-U.S. persons in accordance with Rule 904 of Regulation S under the Securities Act. This prospectus may not be used in connection with any resale of our Ordinary Shares acquired in this offering by our affiliates.

Sales of substantial amounts of our Ordinary Shares in the public market could adversely affect prevailing market prices of our Ordinary Shares. Prior to this offering, there has been no public market for our Ordinary Shares, and while we have applied to list our Ordinary Shares on the Nasdaq Capital Market, we cannot assure you that a regular trading market will develop in the Ordinary Shares.

Lock-Up Agreements

We have agreed with the underwriter, for a period of six (6) months from the closing of this offering, subject to certain exceptions not to directly or indirectly (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; or (b) file or caused to be filed any registration statement with the SEC relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company.

Furthermore, each of our Directors and Executive Officers and our holders of more than 5% of our shares, have also entered into a similar lock-up agreement with the underwriter for a period of six (6) months from the closing of this offering, and the remainder of our shareholders have also entered into a similar lock-up agreement with the underwriter for a period of ninety (90) days from the closing of this offering, subject to certain exceptions, with respect to our shares of capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock.

We cannot predict what effect, if any, future sales of our Ordinary Shares, or the availability of Ordinary Shares for future sale, will have on the trading price of our Ordinary Shares from time to time. Sales of substantial amounts of our Ordinary Shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our Ordinary Shares.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, persons who are not our affiliates and have beneficially owned our Ordinary Shares for more than six months but not more than one year may sell such Ordinary Shares without registration under the Securities Act subject to the availability of current public information about us. Persons who are not our affiliates and have beneficially owned our Ordinary Shares for more than one year may freely sell our Ordinary Shares without registration under the Securities Act. Persons who are our affiliates (including persons beneficially owning 10% or more of our outstanding shares), and have beneficially owned our Ordinary Shares for at least six months, may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:

●	1.0% of the then outstanding Ordinary Shares; or

●	The average weekly trading volume of our Ordinary Shares during the four calendar weeks preceding the date on which notice of the sale on Form 144 is filed with the SEC by such person.

Such sales are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us. In addition, in each case, these shares would remain subject to any applicable lock-up arrangements and would only become eligible for sale when the lock-up period expires.

MATERIAL TAX CONSIDERATIONS

The following summary of certain British Virgin Islands and U.S. federal income tax consequences of an investment in our Ordinary Shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in the Ordinary Shares, such as the tax consequences under U.S. state and local tax laws or under the tax laws of jurisdictions other than the British Virgin Islands and the United States. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under U.S. federal, state, local or foreign law of the ownership of our Ordinary Shares. To the extent that this discussion relates to matters of British Virgin Islands tax law, it is the opinion of [**] our counsel as to British Virgin Islands law.

Malaysia Tax Considerations

The following brief description of Malaysian enterprise income taxation is designed to highlight the enterprise-level taxation on our earnings, which will affect the amount of dividends, if any, we are ultimately able to pay to our shareholders. See “Dividends and Dividend Policy.”

Income Tax in Malaysia

The principal legislation that governs a person’s income tax in Malaysia is the Income Tax Act 1967 (the “ITA”). The regulatory body implementing and enforcing the ITA is the Inland Revenue Board of Malaysia (“IRB”). Pursuant to Section 3 of the ITA, income tax shall be charged for each year of assessment (“YA”) upon the income of any person accruing in or derived from Malaysia or received in Malaysia from outside Malaysia.

Pursuant to Section 8 of the ITA, a company is a tax resident in Malaysia if its management and control are exercised in Malaysia. Management and control are normally considered to be exercised at the place where the directors’ meetings concerning management and control of the company are held. The income tax rate payable by a resident company differs depending on the amount of the company’s paid-up capital and its annual sale in relation to the particular YA. The corporate income tax rates are as illustrated below:

Types of Company		Chargeable income	Tax rate YA 2023
Resident company:
●	with paid-up capital of 2.5 million Malaysian ringgit (MYR) or less, and gross income from business of not more than MYR 50 million	On the first MYR 150,000	15%
●	that does not control, directly or indirectly, another company that has paid-up capital of more than MYR 2.5 million	MYR 150,001 to MYR 600,000	17%
●	is not controlled, directly or indirectly, by another company that has paid-up capital of more than MYR 2.5 million, and	MYR 600,001 and Subsequent Balance	24%
●	with no more than 20% of its paid-up capital being owned, directly or indirectly, by a foreign company or non-Malaysian citizen (with effect from year of assessment 2024)
Company other than the above category			24%

Pursuant to the ITA, a non-resident company — namely, a company whose management and control are not exercised in Malaysia and thus does not fall under the purview of Section 8 of the ITA — is subject to the following tax rates:

Types of Income	Rate (%)
Business income.	24
Royalties derived from Malaysia.	10
Rental of moveable properties.	10
Advice, assistance, or services rendered in Malaysia.	10
Interest.	15	*
Dividends.	Exempt
Other income.	10

Note: Where the recipient is resident in a country that has a double tax agreement with Malaysia, the tax rates for the specific sources of income may be reduced.

*	Interest paid to a non-resident by a bank or a finance company in Malaysia is exempt from tax.

Foreign-Sourced Income

Malaysia adopts a territorial principle of taxation, under which only income accruing in or derived from or received in Malaysia from outside Malaysia is subject to income tax in Malaysia pursuant to Section 3 of the ITA. Previously, “income received in Malaysia from outside Malaysia” or “foreign-sourced income” (“FSI”) received by Malaysian taxpayers is not taxable due to the availability of tax exemption under Paragraph 28, Schedule 6 of the ITA (“Para 28”). This exemption is applicable to any person other than a resident company carrying on the business of banking, insurance, or sea or air transport, in respect of income derived from sources outside Malaysia and received in Malaysia, pursuant to Para 28. On October 29, 2021, however, the Malaysian government announced via the Budget 2022 that the exemption under Para 28 will no longer be applicable to tax residents, effective from January 1, 2022. Therefore, income tax will be imposed on resident persons in Malaysia on income derived from foreign sources and received in Malaysia with effect from January 1, 2022. Such income will be treated equally vis-à-vis income accruing in or derived from Malaysia and taxable under Section 3 of the ITA.

In summary, the tax treatments for the income of a person in Malaysia are depicted as follows:

Income Derived From	Income Received In	Prior to January 1, 2022	Effective from January 1, 2022
Malaysia	Malaysia	Taxable	Taxable
Malaysia	Malaysia from outside Malaysia	Taxable	Taxable
Overseas	Malaysia from outside Malaysia	Tax Exempted	Taxable
Overseas	Overseas	Tax Exempted	Tax Exempted

On November 16, 2021, the IRB announced the Special Income Remittance Program (“SIRP”) for Malaysian tax residents whose income is derived from foreign sources and received in Malaysia. The implementation of taxation on FSI is staggered into the following two timelines, depending on the timing of remittance of FSI into Malaysia: (i) during the period from January 1 to June 30, 2022 (six months) (the “SIRP Period”), FSI remitted shall be taxed at a fixed rate of 3% on the gross amount of income remitted; and (ii) on or after July 1, 2022, FSI remitted shall be taxed at the prevailing tax rate applicable to tax residents on the statutory income, namely, gross FSI less expenses attributable to the FSI. FSI remitted under the SIRP will be accepted in good faith by the IRB as the IRB will not conduct an audit or investigation on the taxpayer. In addition, the IRB will not impose any penalty on FSI remitted during the SIRP Period.

Notwithstanding the implementation of taxation on FSI, the Malaysian Ministry of Finance announced on December 30, 2021 that exemption from income tax would be available for a period of five years on certain categories of FSI received by Malaysian tax residents, when certain qualifying conditions are met. Specifically, (i) for individuals excluding those carrying on business in Malaysia through a partnership, all categories of FSI are exempted; and (ii) for companies and limited liability partnerships, foreign-sourced dividend income is exempted. To legislate the above, the following Orders were gazetted on 19 July 2022 and are effective from January 1, 2022 to December 31, 2026.

Profit Distribution and Withholding Tax

We are a holding company incorporated as a business company in the British Virgin Islands and we gain substantial income by way of dividends to be paid to us from our VIE.

Malaysia is under the single-tier tax system, under which income tax imposed on a company’s chargeable income is a final tax, and dividends distributed are exempt from tax in the hands of the shareholders pursuant to Section 108 of the ITA. As such, companies are not required to deduct tax from dividends paid to shareholders, and no tax credits will be available to offset against the recipient’s tax liability. Corporate shareholders receiving exempt single-tier dividends can, in turn, distribute such dividends to their own shareholders, who are also exempt on such receipts. In addition, while Malaysia imposes withholding tax on certain payments, such as interest, royalties, contract payments, and special classes of income, Malaysia does not do so on dividends in addition to tax on the profits out of which the dividends are declared. Such position aligns with the double taxation agreements (“DTAs”) concluded by Malaysia with an extensive number of countries, including the United States. Pursuant to the DTAs, no withholding tax will be imposed on dividends paid by Malaysian companies to non-residents.

British Virgin Islands Tax Considerations

A holder of shares in a BVI company who is not a resident of the BVI is not required to pay tax in the BVI on (i) dividends paid with respect to the shares, or (ii) any gains realized during that year on sale or disposal of such shares, provided the BVI company does not have a direct or indirect interest in any land in the BVI. The laws of the BVI does not impose a withholding tax on dividends paid by a company incorporated or re-registered under the Companies Act.

There are no capital gains, gift or inheritance taxes levied by the BVI government on companies incorporated or re-registered under the Companies Act. In addition, shares of companies incorporated or re-registered under the Companies Act are not subject to transfer taxes, stamp duties or similar charges, provided the company does not have a direct or indirect interest in any land in the BVI.

There is no income tax treaty currently in effect between the United States and the BVI, however, the BVI has entered into multiple information-exchange arrangements with the United States, including the Multilateral Competent Authority Agreement on Automatic Exchange of Financial Account Information.

Under the current laws of BVI, our company is not subject to tax on income or capital gains.

United States Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our Ordinary Shares by U.S. Holders (as defined below) that acquire our Ordinary Shares in this offering and hold our Ordinary Shares as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing United States federal income tax law which is subject to differing interpretations or change, possibly with retroactive effect. There can be no assurance that the Internal Revenue Service, or the IRS, or a court will not take a contrary position. This discussion does not address all aspects of United States federal income taxation that may be relevant to particular investors in light of their specific circumstances, including investors subject to special tax rules (for example, certain financial institutions (including banks), cooperatives, pension plans, insurance companies, broker-dealers, traders in securities that have elected the mark-to-market method of accounting for their securities, partnerships and their partners, regulated investment companies, real estate investment trusts, and tax-exempt organizations (including private foundations)), investors who are not U.S. Holders, investors who own (directly, indirectly, or constructively) 10% or more of our stock (by vote or value), investors that will hold their Ordinary Shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, or U.S. Holders that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not discuss any non-United States tax, state or local tax, or non-income tax (such as the U.S. federal gift or estate tax) considerations, or any consequences under the alternative minimum tax or Medicare tax on net investment income. Each U.S. Holder is urged to consult its tax advisor regarding the United States federal, state, local, and non-United States income and other tax considerations of an investment in our Ordinary Shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Ordinary Shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a United States person under the Code.

If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of our Ordinary Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner as a U.S. Holder, as described above, and the activities of the partnership. Partnerships holding our Ordinary Shares and partners in such partnerships are urged to consult their tax advisors as to the particular United States federal income tax consequences of an investment in our Ordinary Shares.

Dividends

The entire amount of any cash distribution paid with respect to our Ordinary Shares (including the amount of any non-U.S. taxes withheld therefrom, if any) generally will constitute dividends to the extent such distributions are paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles, and generally will be taxed as ordinary income in the year received by such U.S. Holder. To the extent amounts paid as distributions on the Ordinary Shares exceed our current or accumulated earnings and profits, such distributions will not be dividends, but instead will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis, determined for federal income tax purposes, in the Ordinary Shares with respect to which the distribution is made, and thereafter as capital gain. However, we do not intend to compute (or to provide U.S. Holders with the information necessary to compute) our earnings and profits under United States federal income tax principles. Accordingly, a U.S. Holder will be unable to establish that a distribution is not out of earnings and profits and should expect to treat the full amount of each distribution as a “dividend” for United States federal income tax purposes.

Any dividends that we pay will generally be treated as income from foreign sources for United States foreign tax credit purposes and will generally constitute passive category income. Depending on the U.S. Holder’s particular facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed (at a rate not exceeding any applicable treaty rate) on dividends received on our Ordinary Shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for United States federal income tax purposes, in respect of such withholdings, but only for a year in which such U.S. Holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex. U.S. Holders are advised to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Dividends paid in non-U.S. currency will be included in the gross income of a U.S. Holder in a U.S. dollar amount calculated by reference to a spot market exchange rate in effect on the date that the dividends are received by the U.S. Holder, regardless of whether such foreign currency is in fact converted into U.S. dollars on such date. Such U.S. Holder will have a tax basis for United States federal income tax purposes in the foreign currency received equal to that U.S. dollar value. If such dividends are converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect thereof. If the foreign currency so received is not converted into U.S. dollars on the date of receipt, such U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any gain or loss on a subsequent conversion or other disposition of the foreign currency generally will be treated as ordinary income or loss to such U.S. Holder and generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. U.S. Holders should consult their own tax advisors regarding the treatment of foreign currency gain or loss, if any, on any foreign currency received by a U.S. Holder that are converted into U.S. dollars on a date subsequent to receipt.

Sale or Other Disposition of Ordinary Shares

A U.S. Holder will generally recognize capital gain or loss upon a sale or other disposition of Ordinary Shares, in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis, determined for federal income tax purposes, in such Ordinary Shares, each amount determined in U.S. dollars. Any capital gain or loss will be long-term capital gain or loss if the Ordinary Shares have been held for more than one year and will generally be United States source gain or loss for United States foreign tax credit purposes. The deductibility of a capital loss may be subject to limitations, particularly with regard to shareholders who are individuals. Each U.S. Holder is advised to consult its tax advisor regarding the tax consequences if a foreign tax is imposed on a disposition of our Ordinary Shares, including the availability of the foreign tax credit under its particular circumstances.

A U.S. Holder that receives Malaysian Ringgit or another currency other than U.S. dollars on the disposition of our Ordinary Shares will realize an amount equal to the U.S. dollar value of the non-U.S. currency received at the spot rate on the date of sale (or, if the Ordinary Shares are traded on a recognized exchange and in the case of cash basis and electing accrual basis U.S. Holders, the settlement date). An accrual basis U.S. Holder that does not elect to determine the amount realized using the spot rate on the settlement date will recognize foreign currency gain or loss equal to the difference between the U.S. dollar value of the amount received based on the spot market exchange rates in effect on the date of sale or other disposition and the settlement date. A U.S. Holder will have a tax basis in the currency received equal to the U.S. dollar value of the currency received on the settlement date. Any gain or loss on a subsequent disposition or conversion of the currency will be United States source ordinary income or loss.

Passive Foreign Investment Company Considerations

For United States federal income tax purposes, a non-United States corporation, such as our Company, will be treated as a “passive foreign investment company,” or “PFIC” if, in the case of any particular taxable year, either (a) 75% or more of our gross income for such year consists of certain types of “passive” income or (b) 50% or more of the value of our assets (generally determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Based upon our current and expected income and assets (including goodwill and taking into account the expected proceeds from this offering) and the expected market price of our Ordinary Shares following this offering, we do not expect to be a PFIC for the current taxable year or the foreseeable future.

However, while we do not expect to be or become a PFIC, no assurance can be given in this regard because the determination of whether we are or will become a PFIC for any taxable year is a fact-intensive inquiry made annually that depends, in part, upon the composition and classification of our income and assets. Fluctuations in the market price of our Ordinary Shares may cause us to be or become a PFIC for the current or subsequent taxable years because the value of our assets for the purpose of the asset test, including the value of our goodwill and other unbooked intangibles, may be determined by reference to the market price of our Ordinary Shares (which may be volatile). The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. It is also possible that the Internal Revenue Service may challenge our classification of certain income or assets for purposes of the analysis set forth in subparagraphs (a) and (b), above or the valuation of our goodwill and other unbooked intangibles, which may result in our company being or becoming a PFIC for the current or future taxable years.

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our Ordinary Shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125% of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the Ordinary Shares), and (ii) any gain realized on the sale or other disposition, including, under certain circumstances, a pledge, of Ordinary Shares. Under the PFIC rules:

●	such excess distribution and/or gain will be allocated ratably over the U.S. Holder’s holding period for the Ordinary Shares;

●	such amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are a PFIC, each a pre-PFIC year, will be taxable as ordinary income;

●	such amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to the U.S. Holder for that year; and

●	an interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

If we are a PFIC for any taxable year during which a U.S. Holder holds our Ordinary Shares and we own any equity in a non-United States entity that is also a PFIC, or a lower-tier PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are advised to consult their tax advisors regarding the application of the PFIC rules to any of the entities in which we may own equity.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock, provided that certain requirements are met. The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the SEC, or on a foreign exchange or market that the IRS determines is a qualified exchange that has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Although we have applied to list our Ordinary Shares on the Nasdaq Capital Market, we cannot guarantee that our listing will be approved. Furthermore, we cannot guarantee that, once listed, our Ordinary Shares will continue to be listed and regularly traded on such exchange. U.S. Holders are advised to consult their tax advisors as to whether the Ordinary Shares are considered marketable for these purposes.

If an effective mark-to-market election is made with respect to our Ordinary Shares, the U.S. Holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of Ordinary Shares held at the end of the taxable year over its adjusted tax basis of such Ordinary Shares and (ii) deduct as an ordinary loss the excess, if any, of its adjusted tax basis of the Ordinary Shares held at the end of the taxable year over the fair market value of such Ordinary Shares held at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the Ordinary Shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes an effective mark-to-market election, in each year that we are a PFIC any gain recognized upon the sale or other disposition of the Ordinary Shares will be treated as ordinary income and loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.

If a U.S. Holder makes a mark-to-market election in respect of a PFIC and such corporation ceases to be a PFIC, the U.S. Holder will not be required to take into account the mark-to-market gain or loss described above during any period that such corporation is not a PFIC.

Because a mark-to-market election generally cannot be made for any lower-tier PFICs that a PFIC may own, a U.S. Holder who makes a mark-to-market election with respect to our Ordinary Shares may continue to be subject to the general PFIC rules with respect to such U.S. Holder’s indirect interest in any of our non-United States subsidiaries if any of them is a PFIC.

If a U.S. Holder owns our Ordinary Shares during any taxable year that we are a PFIC, such holder would generally be required to file an annual IRS Form 8621. Each U.S. Holder is advised to consult its tax advisor regarding the potential tax consequences to such holder if we are or become a PFIC, including the possibility of making a mark-to-market election.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PARTICULAR INVESTOR. EACH PROSPECTIVE INVESTOR IN THE OUR ORDINARY SHARES IS URGED TO CONSULT ITS OWN TAX ADVISER ABOUT THE TAX CONSEQUENCES TO IT OF OWNING AND DISPOSING OF OUR ORDINARY SHARES IN LIGHT OF SUCH PROSPECTIVE INVESTOR’S OWN CIRCUMSTANCES.

History of Securities Issuances and Transfers

The following is a summary of our securities issuances and transfers in the past three years.

On 13 February, 2026, the Company was incorporated in the British Virgin Islands as a holding company with no material operations of our own, with 16,000,000, 2,000,000 and 2,000,000 Ordinary Share issued to METATEY SDN. BHD., POWER GLOBAL VENTURES SDN. BHD. and POWER GENESIS SDH. BHD, respectively.

As of the date of this prospectus, our authorized share capital is $50,000 divided into 100,000,000 Ordinary Shares with a par value of $0.0005 per share, and we have 20,000,000 Ordinary Shares issued and outstanding.

Listing

We intend to apply to have our ordinary shares listed on the Nasdaq under the symbol “PCAI.” We cannot guarantee that we will be successful in listing our ordinary shares on the Nasdaq; however, we will not complete this offering unless we are so listed.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is [ Transfer Agent ]. The transfer agent and registrar’s address is [    ].

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below for whom [Underwriter], is acting as the representative (the “Representative”) have severally agreed to purchase from us on a firm commitment basis the following respective number of ordinary shares at the public price less the underwriting discounts set forth on the cover page of this prospectus:

Underwriters	Number of Ordinary Shares
[Underwriter],	[●]
Total	[●]

The underwriting agreement provides that the obligations of the underwriters to purchase the ordinary shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the ordinary shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

Ordinary shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover page of this prospectus. Any ordinary shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $[●] per share. If all of the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The Representatives have advised us that the underwriters do not intend to make sales to discretionary accounts.

If the underwriters sell more ordinary shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to [    ] additional ordinary shares at the public offering price less the underwriting discount, based on the assumed offering price of $[    ]per ordinary share, the midpoint of the price range set forth on the cover page of this prospectus. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any ordinary shares issued or sold under the option will be issued and sold on the same terms and conditions as the other ordinary shares that are the subject of this offering.

In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the ordinary shares. They may also cause the price of the ordinary shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Discounts and Expenses

The following table shows the underwriting discounts payable to the underwriters by us in connection with this offering (assuming both the exercise and non-exercise of the over-allotment option that we have granted to the underwriters):

	Per Share		Total Without Exercise of Over-Allotment Option		Total With Exercise of Over-Allotment Option
Public offering price	$	[●]	$	[●]	$	[●]
Underwriting discounts(1)	$	[●]	$	[●]	$	[●]

(1)	Represents underwriting discounts equal to (i) [ ] percent ([ ]%) per share (or $[●] per share), which is the underwriting discounts we have agreed to pay on investors in this offering introduced by the underwriters; and (ii) [ ] percent ([ ] %) per share (or $[●] per share), which is the underwriting discounts we have agreed to pay on investors in this offering introduced by us. Does not include (i) a non-accountable expense allowance equal to [ ] percent ([ ] %) of the gross proceeds received by us from the sale of our ordinary shares in the offering, including any shares sold as result of the exercise by the representative of the underwriters’ over-allotment option, or (ii) the reimbursement of certain expenses of the underwriters.

We have agreed to pay the underwriters a non-accountable expense, equal to [    ] percent ([    ] %) of the gross proceeds received by us from the sale of our ordinary shares, including any shares sold as result of the exercise by the Representative of the underwriters’ over-allotment option.

Additionally, we have agreed to reimburse the Representative for certain out-of-pocket expenses for “road show,” diligence, and reasonable legal fees, not to exceed $[ ] in the aggregate. We have provided an advance against out-of-pocket expenses to the Representative in the amount of $[    ] upon the execution of our engagement agreement with the Representative. The advance shall be applied towards out-of-pocket accountable expense set forth herein and any portion of the advances shall be returned back to us to the extent not actually incurred.

Right of First Refusal

[ If any ]

Lock-Up Agreements

We, each of our directors and officers and holders of 5% or more of ordinary shares on a fully diluted basis immediately prior to the consummation of this offering have agreed or are otherwise contractually restricted for a period of [●] days from the date of this prospectus, without the prior written consent of the underwriters not to directly or indirectly:

●	issue (in the case of us), offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of our ordinary share or other capital stock or any securities convertible into or exercisable or exchangeable for our ordinary share or other capital stock;

●	in the case of us, file or cause the filing of any registration statement under the Securities Act with respect to any shares of ordinary share or other capital stock or any securities convertible into or exercisable or exchangeable for ordinary share or other capital stock, other than registration statements on Form S-8 filed with the SEC after the closing date of this offering; or

●	enter into any swap or other agreement, arrangement, hedge or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of our ordinary share or other capital stock or any securities convertible into or exercisable or exchangeable for ordinary share or other capital stock, whether any transaction described in any of the foregoing bullet points is to be settled by delivery of our ordinary share or other capital stock, other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing.

Price Stabilization, Short Positions and Penalty Bids

To facilitate this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our ordinary shares during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in our ordinary shares for their own account by selling more ordinary shares than we have sold to the underwriters. The underwriters may close out any short position by either exercising its option to purchase additional shares or purchasing shares in the open market.

In addition, the underwriters may stabilize or maintain the price of our ordinary shares by bidding for or purchasing shares or warrants in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to broker- dealers participating in this offering are reclaimed if shares previously distributed in this offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of our ordinary shares at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our ordinary shares to the extent that it discourages resales of our ordinary shares. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Nasdaq or otherwise and, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our ordinary shares. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Affiliations

Each underwriter and its respective affiliates are a full-service financial institution engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriters may in the future receive customary fees and commissions for these transactions. We have not engaged the underwriters to perform any services for us in the previous 180 days, nor do we have any agreement to engage the underwriters to perform any services for us in the future, subject to the right to act as an advisor as described above.

In the ordinary course of its various business activities, each underwriter and its respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for its own account and for the accounts of its customers, and such investment and securities activities may involve securities and/or instruments of the issuer. Each underwriter and its respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Electronic Offer, Sale and Distribution

A prospectus in electronic format may be made available on the websites maintained by the underwriters or selling group members. The underwriters may agree to allocate a number of securities to selling group members for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in Australia

This prospectus:

●	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth), or the Corporations Act;

●	has not been, and will not be, lodged with the Australian Securities and Investments Commission, or the ASIC, as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

●	does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

●	may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The Ordinary Shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the Ordinary Shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any Ordinary Shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the Ordinary Shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of Ordinary Shares under this prospectus will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the Ordinary Shares you undertake to us that you will not, for a period of 12 months from the date of issue of the Ordinary Shares, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to Prospective Investors in Canada

Resale restrictions. The distribution of the Ordinary Shares in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the Ordinary Shares are made. Any resale of the Ordinary Shares in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the securities.

Representations of Canadian purchasers. By purchasing Ordinary Shares in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

●	the purchaser is entitled under applicable provincial securities laws to purchase the Ordinary Shares without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106 — Prospectus Exemptions;

●	the purchaser is a “permitted client” as defined in National Instrument 31-103 — Registration Requirements, Exemptions and Ongoing Registrant Obligations;

●	where required by law, the purchaser is purchasing as principal and not as agent; and

●	the purchaser has reviewed the text above under Resale Restrictions.

Conflicts of Interest. Canadian purchasers are hereby notified that the Underwriter is relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105 — Underwriting Conflicts from having to provide certain conflict of interest disclosure in this prospectus.

Statutory Rights of Action. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the offering memorandum (including any amendment thereto) such as this prospectus contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Enforcement of Legal Rights. All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment. Canadian purchasers of Ordinary Shares should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Ordinary Shares in their particular circumstances and about the eligibility of the Ordinary Shares for investment by the purchaser under relevant Canadian legislation.

Notice to Prospective Investors in the British Virgin Islands

The shares are not being and may not be offered to the public or to any person in the BVI for purchase or subscription by us or on our behalf. The shares may be offered to companies incorporated under the BVI Business Companies Act, 2004 (as amended) (each a “BVI Company”), but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the BVI.

Notice to Prospective Investors in Dubai International Financial Centre, or the DIFC

This prospectus relates to an Exempt Offer of the Dubai Financial Services Authority, or the DFSA, in accordance with the Markets Rules 2012 of the DFSA. This prospectus is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to Prospective Investors in European Economic Area

In relation to each Member State of the European Economic Area (each, a Relevant State), no Ordinary Shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the Ordinary Shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of Ordinary Shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

●	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

●	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the Underwriter for any such offer; or

●	in any other circumstances falling within Article 1(4) of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any Ordinary Shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any Ordinary Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Ordinary Shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Notice to Prospective Investors in Hong Kong

The Ordinary Shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules promulgated thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Ordinary Shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Ordinary Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules promulgated thereunder.

Notice to Prospective Investors in Japan

Ordinary Shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws, rules and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Kuwait

Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the Ordinary Shares, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Investors in Kuwait who approach us or any of the Underwriter to obtain copies of this prospectus are required by us and the Underwriter to keep such prospectus confidential and not to make copies thereof nor distribute the same to any other person in Kuwait and are also required to observe the restrictions provided for in all jurisdictions with respect to offering, marketing and the sale of the Ordinary Shares.

Notice to Prospective Investors in People’s Republic of China

This prospectus may not be circulated or distributed in the People’s Republic of China, or the PRC, and the Ordinary Shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC includes only mainland China.

Notice to Prospective Investors in Qatar

In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Notice to Prospective Investors in Saudi Arabia

This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

Notice to Prospective Investors in Malaysia

This prospectus has not been registered as a prospectus in Malaysia with the Monetary Authority of Malaysia. Accordingly, this prospectus and any other documents or material in connection with the offer or sale, or invitation for subscription or purchase, of the Ordinary Shares may not be circulated or distributed, nor may the Ordinary Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) to an institutional investor under Section 274 of the Securities and Futures Act 2001 of Malaysia, or the SFA, or (ii) to a relevant person pursuant to Section 275(1), or to any person pursuant to Section 275(1A), and in accordance with the conditions specified in Sections 275 and 276, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with the conditions set forth in the SFA.

Where our Ordinary Shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor; securities and securities-based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Ordinary Shares pursuant to an offer made under Section 275 of the SFA, except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA or (in the case of such corporation) where the transfer arises from an offer referred to in Section 275(1A) of the SFA, or (in the case of such trust) where the transfer arises from an offer referred to in Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Malaysia.

Notification under Section 309B(1)(c) of the SFA

The Shares are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in the MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Purchasers are advised to seek legal advice prior to any resale of the securities.

Notice to Prospective Investors in Switzerland

The Ordinary Shares will not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to our company or the Ordinary Shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of the Ordinary Shares will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of the Ordinary Shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or the CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the Ordinary Shares.

Notice to Prospective Investors in United Arab Emirates

The Ordinary Shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (i) in compliance with all applicable laws and regulations of the United Arab Emirates; and (ii) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

Notice to Prospective Investors in United Kingdom

This prospectus is only being distributed to and is only directed at: (i) persons who are outside the United Kingdom; (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order; or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (i)-(iii) together being referred to as “relevant persons”). The Ordinary Shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the Ordinary Shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

EXPENSES OF THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts that we expect to incur in connection with this offering. With the exception of the SEC registration fee, Nasdaq listing fee and the FINRA filing fee, all amounts are estimates.

SEC Registration Fee	$	*
Nasdaq Listing Fee
FINRA Filing Fee
Legal Fees and Expenses
Accounting Fees and Expenses
Printing and Engraving Expenses
Transfer Agent Fee
Miscellaneous Expenses
Total	$

LEGAL MATTERS

We are being represented by [    ] with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are being represented by [underwriter counsel]. with respect to certain legal matters as to United States federal securities and New York State law. The validity of the ordinary shares offered in this offering will be passed upon for us by [ BVI Counsel]. Certain legal matters as to PRC law will be passed upon for us by [ Malaysian Counsel]. [    ] may rely upon [ BVI Counsel] with respect to matters governed by BVI Islands law and [ Malaysian Counsel] with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of our Company as of December 31, 2025 and 2024, and for each of the years in the two-year period then ended included in this prospectus have been so included in reliance on the report of [    ], an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The office of [    ] is located at [    ].

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Ordinary Shares was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal Underwriter, voting trustee, director, officer, or employee.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in such act and is, therefore, unenforceable.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the Ordinary Shares offered under this prospectus. For the purposes of this section, the term registration statement means the original registration statement and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus does not contain all of the information set forth in the registration statement we filed. For further information regarding us and the Ordinary Shares offered in this prospectus, you may desire to review the full registration statement, including the exhibits. The registration statement, including its exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1-202-551-8909. Copies of such materials are also available by mail from the Public Reference Branch of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. In addition, the SEC maintains a website (http://www.sec.gov) from which interested persons can electronically access the registration statement, including the exhibits and schedules to the registration statement.

Immediately upon completion of this offering, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and Section 16 short-swing profit reporting for our officers and directors and for holders of more than 10% of our Ordinary Shares.

POWERCHECK AI HOLDINGS LIMITED

FINANCIAL STATEMENTS

This prospectus does not include audited financial statements for the Company. We are currently in the process of preparing our financial statements in accordance with U.S. generally accepted accounting principles (U.S. GAAP) or International Financial Reporting Standards (IFRS) as applicable for a U.S. public offering. Upon completion of the audit of our financial statements for the relevant periods by an independent registered public accounting firm, we will file the required financial statements and related disclosures by amendment to this registration statement.

Upon completion of our financial statement audit, we expect to present in an amendment to this registration statement:

●	Audited balance sheets as of the end of each of the two most recent fiscal years;

●	Audited statements of operations, comprehensive income, changes in stockholders’ equity (deficit), and cash flows for each of the two or three most recent fiscal years, as required by applicable SEC rules;

●	Related notes to the financial statements, including descriptions of significant accounting policies; and

●	The report of our independent registered public accounting firm.

POWERCHECK AI HOLDINGS LIMITED AND ITS SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

POWERCHECK AI HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2025	2024
	USD	USD
ASSETS
Current assets:
Cash	$18,085	$7,362
Restricted cash	9,990	10,832
Accounts receivable, net	354	29
Other receivable, net	13,892	4,650
Inventory	6,511	366
Prepayments	966	465
Total current assets	49,798	23,704
Non-current assets:
Property and equipment, net	139,976	113,921
Intangible assets, net	26,725	29,260
Land use rights, net	19,652	19,410
Operating right-of-use assets, net	-	527
Deferred tax assets	10,329	5,731
Total non-current assets	196,682	168,849
Total assets	$246,480	$192,554

LIABILITIES
Current liabilities:
Notes payable	$48,621	$57,919
Accounts payable	7,947	26,507
Amounts due to related parties	457	47,84
Contract liabilities	858	17
Others payable and accrued liabilities	1,378	590
Operating lease liabilities	-	417
Tax payable	678	46
Current maturities of loans from other financial institutions	13,146	-
Total current liabilities	73,085	85,496
Non-current liabilities:
Deferred revenue	26,764	26,411
Long-term loans from other financial institutions	42,324	15,513
Total non-current liabilities	69,157	41,924
Total liabilities	$142,242	$127,420

Commitments and contingencies	-	-

SHAREHOLDERS’ EQUITY
Ordinary shares: $0.0005 par value, 100,000,000 shares authorized, 20,000,000 shares issued and outstanding as of December 31, 2025 and 2024*	$10,000	$10,000
Additional paid-in capital	126,415	67,318
Accumulated deficit	(35,749)	(14,551)
Accumulated other comprehensive income	3,572	2,367
Total shareholders’ equity	104,238	65,134
Total liabilities and shareholders’ equity	$246,480	$192,554

*	Giving retroactive effect to the re-denomination and nominal issuance of shares effected on April 3, 2026.

The accompanying notes are an integral part of these consolidated financial statements.

POWERCHECK AI HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the years ended December 31,
	2025	2024
	USD	USD
Revenues	1,865	179

Cost of revenues	(2,655)	(513)

Gross loss	(790)	(334)

Operating expenses
Sales and marketing	(1,282)	(555)
General and administrative	(12,434)	(3,223)
Provision for doubtful accounts	(1,019)	(147)
Research and development	(9,406)	(7,588)
Government grants	2,197	129
Total operating expenses	(21,944)	(11,238)
Loss from operating	(22,734)	(11,571)
Interest expenses	5,141	39
Other non-operating income, net	435	393
Other non-operating expense, net	(75)	(13)
Loss before income taxes	(25,549)	(11,232)

Income tax expenses	(4,352)	(5,536)

Net loss	$(21,197)	$(5,696)
Less: loss attributable to non-controlling interests	(9,384)	(2,522)
Net loss attributable to ROBO EXPRESS INC	(11,813)	(3,174)

Net loss	$(21,197)	$(5,696)
Other comprehensive income (loss):
Foreign currency translation adjustments	1,205	3,225
Total other comprehensive income (loss)	-	-
Total comprehensive income (loss)	(19,992)	(2,471)

Weighted average number of shares
Basic and diluted	20,000,000	20,000,000
Loss per share
Basic and diluted	$(0.01)	$(0.01)

The accompanying notes are an integral part of these consolidated financial statements.

POWERCHECK AI HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Shares*	Amount	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Non- Controlling Interest	Total Shareholders’ Equity
		USD	USD	USD	USD	USD	USD
BALANCE, December 31, 2023	1,042	$104	$49,064	$(8,855)	$(858)	$30,776	$65,725
Net loss for the year				(5,696)		(2,522)
Foreign currency translation adjustment	-	-	-	-	3,225	-	3,225
BALANCE, December 31, 2024				(14,551)	2,367	28,254	65,134

Capital Contribution from subsidiary			68,481				68,481
Net loss for the year	-	-	-	(11,813)	-	(9,384)	(21,197)
Foreign currency translation adjustment	-	-	-	-	1,205		1,205
BALANCE, December 31, 2025	1,042	$104	$117,545	$(35,749)	$3,501	$18,870	$104,239

*	Giving retroactive effect to the re-denomination and nominal issuance of shares effected on April 3, 2026

The accompanying notes are an integral part of these consolidated financial statements.

POWERCHECK AI HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2025	2024
	USD	USD
Cash flows from operating activities:
Net loss	$(21,197)	$(5,696)
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	4	147
Amortization of intangible assets	3,479	3,290
Inventory valuation allowances	1,015	-
Amortization of right-of-use assets	(134)	127
Amortization of land use rights	404	342
Depreciation for property, plant and equipment	6,344	254
Deferred income tax benefit	(4,351)	(5,535)

Changes in operating assets and liabilities：
Accounts receivable	(323)	(28)
Prepayments	(1,292)	6,571
Other receivables	8	(81)
Contract liabilities	830	16
Accounts payable	12,532	11,137
Inventory	(7,072)	(329)
Lease liabilities	(425)	402
Other payables and accrued liabilities	465	307
Tax payables	623	402
Net cash (used in) provided by operating activities	(9,093)	10,782

Cash flows from investing activities:
Purchase of property, plant and equipment	(29,297)	(64,991)
Purchase of intangible assets	(7)	(40)
Purchase of land use rights	672	(15,356)
Purchase of intangible assets	-	(636)
Receipt of government subsidy related to assets	526	21,265
Termination of contract	68	-
Net cash used in investing activities	(28,037)	(59,758)

Cash flows from financing activities:
Loans from other financial institution	38,950	(339)
Amounts advanced from related parties	16,095	41,499
Repayments to related parties	(7,709)	(427)
Net cash provided by financing activities	47,336	40,733

Effect of exchange rate change on cash	(326)	(259)

Net increase (decrease) in cash and restricted cash	10,206	(8,243)

Cash and restricted cash at beginning of the year	18,194	26,697

Cash and restricted cash at end of the year	$28,074	$18,194

Supplemental disclosure of cash flow information:
Interest paid	$256	$368
Income tax paid	$91	$9
Reconciliation to amounts on consolidated balance sheets:
Cash	$18,085	$7,362
Restricted cash	9,990	10,832
Total	$28,074	$18,194

The accompanying notes are an integral part of these consolidated financial statements.

POWERCHECK AI HOLDINGS LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In U.S. Dollars, unless stated otherwise)

Note 1 – Nature of business and organization

We are not a genetic testing company. We are building an AI-driven health management ecosystem that integrates rapid health screening, whole genome sequencing, AI-powered analysis, physical health centers, and personalized health products into a closed-loop platform. Our model combines light medical assets, heavy data assets, and high-recurrence products to maximize customer lifetime value and generate sustainable, multi-stream revenue.

Our vision is to become the leading AI health management platform in Asia, transforming how individuals understand, manage, and optimize their health across their entire lifecycle.

Powercheck AI Holdings Limited (“PCAI”) is a BVI company incorporated on March 2, 2026, and we conduct our businesses in Malaysia through our VIE company Powerchek AI Sdn. Bhd. We control and receive the economic benefits of our VIE’s business operations through certain contractual arrangements. Our Ordinary Shares offered in this Offering are shares of our offshore holding company instead of shares of our VIE in Malaysia.

On April 3, 2026, our Company entered into a variable interest entity agreement (“VIE agreement”) with Powerchek AI Sdn. Bhd.

Set forth below is a more detailed description of each of the VIE agreements.

Exclusive Business Cooperation Agreement

Pursuant to the Exclusive Business Cooperation Agreement, the Company serves as the exclusive provider of information technology consulting services, management software development, computer hardware and software research, development and sales to VIE In consideration of such services, VIE has agreed to pay a service fee to the Company, which is based on the time of services rendered multiplied by the corresponding rate, plus amount of the services fees or ratio decided by the board of directors of the Company. The Agreement has a term of 10 years but may be extended the Company in its discretion.

Loan Agreement

Pursuant to the Loan Agreement, the Company granted interest-free loans to the shareholders of the VIE for the sole purpose of increasing the registered capital of the VIE. These loans are eliminated with the capital of the VIE during consolidation.

Share Pledge Agreement

Pursuant to the Share Pledge Agreement, the shareholders of VIE pledged to the Company a first security interest in all of their equity interests in VIE to secure VIE’s timely and complete payment and performance of its obligations under the Exclusive Business Cooperation Agreement. During the term of the Share Pledge Agreement, the pledgors agreed, among other things, not to transfer, place or permit the existence of any security interest or other encumbrance on their interest in VIE without the prior written consent of the Company. The pledge shall remain in effect until 10 years or such extended term by the Company as per the Exclusive Business Cooperation Agreement or upon the obligations under the principal agreement have been fulfilled, whichever is later. However, upon the full payment of the consulting and service fees under the Exclusive Business Cooperation Agreement and upon the termination of VIE’s obligations under the Exclusive Business Cooperation Agreement, the Share Pledge Agreement shall be terminated and the Company shall terminate this agreement as soon as reasonably practicable.

Power of Attorney

Pursuant to the Power of Attorney, VIE Shareholders, as the shareholders of VIE, granted to the Company the right to (i) attend shareholders meetings of VIE (ii) exercise all shareholder rights (including voting rights) with respect to such equity interests in VIE and (iii) designate and appoint on behalf of such shareholders the legal representative, directors, supervisors, and other senior management members of VIE The Power of Attorney is irrevocable and is continuously valid from the date of execution of such Power of Attorney, so long as such persons remain shareholders of VIE

Exclusive Option Agreement

Pursuant to the Exclusive Option Agreement, the shareholders of VIE granted the Company an irrevocable and exclusive right and option to purchase up to 100% of their equity interests in VIE The purchase price shall be equal to the capital paid in by the shareholders, adjusted pro rata for the purchase of less than all of the equity interests. The Agreement is effective for a term of 10 years, and may be renewed at the Company’s election.

Risks associated with the VIE structure

The Company believes that the contractual arrangements with the VIE and the VIE Shareholder are in compliance with Malaysian laws and regulations and are legally enforceable. However, uncertainties in the Malaysian legal system could limit the Company’s ability to enforce the contractual arrangements. If the legal structure and contractual arrangements were found to be in violation of Malaysia and regulations, the Malaysia government could:

●	revoke the business and operating licenses of the Company’s Malaysian subsidiary and the VIE;

●	discontinue or restrict the operations of any related-party transactions between the Company’s Malaysian subsidiary and the VIE;

●	limit the Company’s business expansion in Malaysia by way of entering into contractual arrangements;

●	impose fines or other requirements with which the Company’s Malaysian subsidiary and the VIE may not be able to comply;

●	require the Company’s Malaysian subsidiary and the VIE to restructure the relevant ownership structure or operations; or

●	restrict or prohibit the Company’s use of the proceeds of a public offering to finance the Company’s business and operations in Malaysia.

The imposition of any of these restrictions or actions could result in a material adverse effect on the Company’s ability to conduct its business. In such case, the Company may not be able to operate or control the VIE, which may result in deconsolidation of the VIE in the Company’s consolidated financial statements. In the opinion of management, the likelihood for the Company to lose such ability is remote based on current facts and circumstances. These contractual arrangements are governed by Malaysian law and disputes arising out of these agreements are expected to be decided by arbitration in the Malaysia. The management believes that each of the contractual arrangements constitutes valid and legally binding obligations of each party to such contractual arrangements under Malaysia. However, the interpretation and implementation of the laws and regulations in the Malaysia and their application to an effect on the legality, binding effect and enforceability of contracts are subject to the discretion of competent Malaysian authorities, and therefore there is no assurance that relevant Malaysian authorities will take the same position as the Company herein in respect of the legality, binding effect and enforceability of each of the contractual arrangements. Meanwhile, since the Malaysian legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to the Company to enforce the contractual arrangements should the VIE or the nominee shareholders of the VIE fails to perform their obligations under those arrangements.

The above-mentioned arrangements ultimately obligate the Company to absorb all of the risk of loss and receive residual returns of Powerchek AI Sdn. Bhd. In essence, the Company, through WFOE, has gained effective control over Powerchek AI Sdn. Bhd. Therefore, the Company believes that Powerchek AI Sdn. Bhd should be considered as VIEs under the Statement of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810 “Consolidation”.

The following table sets forth the assets, liabilities, results of operations and cash flows of the VIE included in the Company’s unaudited consolidated balance sheets, consolidated statement of income and comprehensive income and consolidated statements of cash flows:

	As of December 31,
	2025	2024
	USD	USD
ASSETS
Current assets:
Cash	$17,796	$7,193
Restricted cash	9,990	10,832
Accounts receivable, net	440	29
Other account receivable, net	190	205
Amounts due from related parties	704	818
Loans receivable from related parties	7,940	-
Inventory	4,274	239
Prepayments and other current assets	5,246	4,009
Total current assets	46,580	23,325
Non-current assets:
Property, plant and equipment, net	138,371	113,892
Intangible assets, net	26,725	29,260
Land use rights, net	19,652	19,410
Deferred tax assets	9,969	5,643
Total non-current assets	194,718	168,206
Total assets	$241,298	$191,531

As of December 31, 2025 and 2024, amounts due from the Company and its subsidiaries represent the receivables that VIEs had with the Company and its consolidation subsidiaries, which would be eliminated upon consolidation.

	As of December 31,
	2025	2024
	USD	USD
LIABILITIES
Current liabilities:
Notes payable	$9,961	$10,609
Accounts payable	40,155	26,336
Amounts due to related parties	403	7
Contract liabilities	1,681	158
Others payable and accrued liabilities	954	582
Loans payable to related parties	6,820	46,998
Tax payable	678	46
Current maturities of loans from other financial institutions	13,146	-
Total current liabilities	73,798	84,736
Non-current liabilities:
Deferred revenue	25,975	26,106
Commitments and contingencies	8	-
Long-term loans from other financial institutions	42,324	15,513
Total non-current liabilities	68,307	41,618
Total liabilities	$142,105	$126,354

	For the years ended December 31,
	2025	2024
	USD	USD
Net revenues	$3,018	$182
Net loss	(23,094)	(5,655)

	For the years ended December 31,
	2025	2024
	USD	USD
Net cash (used in) provided by operating activities	$(9,093)	$10,782
Net cash used in investing activities	(28,037)	(59,758)
Net cash provided by financing activities	47,336	40,733

Effect of exchange rate change on cash	(326)	(259)

Net increase (decrease) in cash and restricted cash	10,206	(8,243)

Cash and restricted cash at beginning of the year	18,194	26,697

Cash and restricted cash at end of the year	$28,074	$18,194

There are no pledge or collateralization of the VIE and VIE’s subsidiaries’ assets that can only be used to settled obligations of the VIE and VIE’s subsidiaries.

As the VIE is incorporated as limited liability company under the Malaysian Company Law, creditors of the VIE do not have recourse to the general credit of the Company for any of the liabilities of the VIE in normal course of business.

Note 2 – Summary of significant accounting policies

Basis of presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Significant accounting policies followed by the Company in the preparation of the accompanying consolidated financial statements are summarized below.

Principles of consolidation

The consolidated financial statements include the financial statements of the Company, its subsidiaries VIE and VIE’s subsidiary for which the Company is the ultimate primary beneficiary. All transactions and balances among the Company, its subsidiaries VIE and VIE’s subsidiary have been eliminated upon consolidation.

A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting power: has the power to appoint or remove the majority of the members of the board of directors (the “Board”): to cast majority of votes at the meeting of the Board or to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

A VIE is an entity in which the Company, or its subsidiary, through contractual arrangements, bears the risks of, and enjoys the rewards normally associated with, ownership of the entity, and therefore the Company or its subsidiary is the primary beneficiary of the entity. In determining whether the Company or its subsidiaries are the primary beneficiary, the Company considered whether it has the power to direct activities that are significant to the VIE’s economic performance, and also the Company’s obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIEs that could potentially be significant to the VIEs.

Use of estimates and assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates reflected in the Company’s consolidated financial statements primarily include, but are not limited to, the determination of performance obligations and allocation of transaction price to those performance obligations, lower of cost and net realizable value of inventory, assessment for impairment of long-lived assets and intangible assets, recoverability of receivables, valuation of deferred tax assets.

Management bases the estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from these estimates.

Foreign currency translation and transaction

The functional currencies of the Company are the local currency of the country in which the subsidiaries operates. The reporting currency of the Company is the United States Dollars (“U.S. dollar”). The results of operations and the consolidated statements of cash flows denominated in foreign currencies are translated at the average rates of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currencies is translated at the historical rates of exchange at the time of capital contributions. Because cash flows are translated based on the average translation rates, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income included in consolidated statements of changes in shareholders’ equity. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency in the consolidated statement of income and comprehensive income.

An entity’s functional currency is the currency of the primary economic environment in which it operates, normally that is the currency of the environment in which the entity primarily generates and expends cash. Management’s judgment is essential to determine the functional currency by assessing various indicators, such as cash flows, sales price and market, expenses, financing and inter-company transactions and arrangements.

Translations of amounts in the unaudited consolidated statement of financial position, unaudited consolidated statements of profit or loss and other comprehensive income/(loss), and unaudited consolidated statement of cash flows from MYR into USD as of and for the year ended December 31, 2025 are solely for the convenience of the reader. Unless otherwise noted, all translations from MYR into USD for the fiscal year ended December 31, 2025 were calculated at of USD1 = MYR 4.0580 or an average rate of USD1 = MYR 4.2825.

Cash

Cash comprises of cash at banks and on hand. As of December 31, 2025 and 2024, the Company did not have any cash equivalents. Cash were held in accounts at financial institutions located in the Malaysia‚ which is not freely convertible into foreign currencies. In addition, these balances are not covered by insurance. While management believes that these financial institutions are of high credit quality, it also continually monitors their creditworthiness. The Company and its subsidiaries have not experienced any losses in such accounts and do not believe the cash is exposed to any significant risk.

Restricted cash

Cash balances that have restrictions as to withdrawal or usage are considered restricted cash. Restricted cash that will be released to cash within the next 12 months is classified as current asset, while the balance restricted for use longer than one year is classified as non-current asset on the consolidated balance sheet.

Restricted cash balances as of December 31, 2025 and 2024 were $9,990 and $10,832, respectively. Restricted cash primarily represents bank deposits for bank acceptance bills.

Accounts receivable, net

Accounts receivable represents the Company’s right to consideration in exchange for goods and services that the Company has transferred to the customer before payment is due. Accounts receivable is stated at the carrying amount, net of an estimated allowance for uncollectible accounts. The Company reviews on a periodic basis for doubtful accounts for the outstanding trade receivable balances based on historical collection trends, aging of receivables and other information available. In establishing the required allowance for doubtful accounts, management considers historical collection experience, aging of the receivables, the economic environment, industry trend analysis, and the credit history and financial conditions of the customers. Management reviews its receivables on a regular basis to determine if the bad debt allowance is adequate and adjusts the allowance when necessary. Delinquent account balances are written-off against allowance for doubtful accounts after all means of collection have been exhausted and that the likelihood of collection is not probable.

Prepayments

Prepayments are cash deposited or advanced to suppliers for purchasing goods or services that have not been received or provided and deposits made to the Company’s customers. This amount is refundable and bears no interest. Prepayments are classified as either current or non-current based on the terms of the respective agreements. These advances are unsecured and are reviewed periodically to determine whether their carrying value has become impaired.

Inventory

Inventories are stated at the lower of cost or net realizable value. The cost of raw materials inventories is calculated using the weighted-average method. The cost of work in progress and finished goods in transit consists of the costs associated with manufacturing, assembling and testing its products and other costs related to manufacturing support, including the depreciation of assets. The work-in-progress and finished goods in transit have direct and allocated manufacturing costs based on the actual costing method. The Company records inventory write-downs for excess or obsolete inventories based upon assumptions on current and future demand forecasts. If the inventory on hand is in excess of future demand forecast, the excess amounts are written off. The Company also reviews inventory to determine whether its carrying value exceeds the net amount realizable upon the ultimate sale of the inventory. This requires the determination of the estimated selling price of the vehicles less the estimated cost to convert inventory on hand into a finished product. Once inventory is written-down, a new, lower-cost basis for that inventory is established and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

Inventory write-downs of $1,027 and $nil were recognized in cost of sales for the years ended December 31, 2025 and 2024.

Other receivables

Other receivables primarily include short-term interest-free advances made to third parties and Advances for operational purpose. Management regularly reviews the aging of receivables and changes in payment trends and records allowances when management believes collection of amounts due are at risk. Accounts considered uncollectable are written off against allowances after exhaustive efforts at collection are made. As of December 31, 2025 and 2024, $nil and $nil of allowances were recorded.

Loan receivables

Loans receivables as of December 31, 2025 and 2024 was $7,940 and $nil, respectively. Loan receivables are loans extended to related parties with an average interest rate of 8.3% and maturities between 1 and 2 years. Loan receivables are classified as loans held for investment, which are carried at their amortized cost by using effective interest method.

Property, plant and equipment, net

Property and equipment are stated at cost net of accumulated depreciation and impairment. Depreciation is provided over the estimated useful lives of the assets using the straight-line method from the time the assets are placed in service, after considering the estimated residual value which is 5% of costs.

The Estimated useful lives are as follows:

Classification	Estimated Useful Life
Buildings, construction and plant	20 years
Production equipment	5 to 12 years
Motor vehicles	3 to 5 years
Office equipment	3 to 5 years
Leasehold improvements	Shorter of the estimated useful life or remaining lease term
Others	5 to 10 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the consolidated statements of income and comprehensive income. Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to earnings as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Construction in progress represents property, plant and equipment under construction and pending installation and is stated at cost less accumulated impairment losses, if any. Completed assets are transferred to their respective asset classes and depreciation begins when an asset is ready for its intended use. Interest expense on outstanding debt is capitalized during the period of significant capital asset construction. Capitalized interest expense on construction-in-progress is included within property, plant and equipment and is amortized over the life of the related assets.

Intangible assets, net

Intangible assets are carried at cost less accumulated amortization and impairment, if any. Intangible assets are amortized using the straight-line method over the estimated useful lives as below:

Classification	Useful lives
Patent rights	10 years
Software licenses	10 years

The Company’s intangible assets with definite useful lives primarily consist of patent rights and software licenses. The Company typically amortizes its intangible assets with definite useful lives on a straight-line basis over the shorter of the contractual terms or the estimated useful lives of ten years.

Land use rights, net

Land use rights are recorded at cost less accumulated amortization. Amortization is provided on a straight-line basis over the estimated useful lives which are 50 years that represent the terms of land use rights certificate.

Leases

In February 2016, the FASB issued ASC 842, Leases, to require lessees to recognize all leases, with certain exceptions, on the balance sheets, while recognition on the statement of operations will remain similar to lease accounting under ASC 840. Subsequently, the FASB issued ASU No. 2018-10, Codification Improvements to Topic 842, Leases, ASU No. 2018-11, Targeted Improvements, ASU No. 2018-20, Narrow-Scope Improvements for Lessors, and ASU 2019-01, Codification Improvements, to clarify and amend the guidance in ASU No. 2016-02. ASC 842 eliminates real estate-specific provisions and modifies certain aspects of lessor accounting.

(a) As a lessee

Operating lease

The Company early adopted the ASUs as of January 1, 2019 using the cumulative effect adjustment approach. Upon adoption, the Company elected the package of practical expedients permitted under the transition guidance within the new standard, which allowed the Company to carry forward the historical determination of contracts as leases, lease classification and not reassess initial direct costs for historical lease arrangements. In addition, the Company also elected the practical expedient to apply consistently to all of the Company’s leases to use hindsight in determining the lease term (that is, when considering lessee options to extend or terminate the lease and to purchase the underlying asset) and in assessing impairment of the Company’s right-of-use assets.

Operating lease assets are included within operating right-of-use assets, and the corresponding operating lease liabilities are included within operating lease liabilities for the current portion, on the Company’s consolidated balance sheet as of December 31, 2025 and 2024. No non-current portion of lease liabilities was recorded as of December 31, 2025 and 2024.

(b) As a lessor

Operating lease

The Company provides vehicle leasing service to customers under operating lease. The Company recognizes the lease payments as vehicle leasing income in profit or loss over the lease term on a straight-line basis.

Sale-leaseback agreement

During the year ended 31 December, 2025, the Company entered into a sale-leaseback agreement by using production line as collateral for 36 months. The agreement is divided into three repayment plans for repayment during the lease period, with a term of 36 months.

As a result of our continued involvement, for accounting purposes in accordance with ASC 606-10-55-68, these sale and leaseback transactions are considered a financing rather than a sale and are recorded as loans from other financial institutions on consolidated balance sheet of the Company. The assets subject to resale lease shall be retained on the balance sheet of the Company according to the actual situation and continue to be depreciated. Leaseback payments made by the Company are distributed among interest expenses, and interest on the financing is calculated using the agreed rate at the commencement of the outstanding financing arrangement.

Impairment of long-lived assets

Long-lived assets, including property, plant and equipment are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company will reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. For the years ended December 31, 2025 and 2024, no impairment of long-lived assets was recognized.

Contract liabilities

Cash proceeds received from customers before product delivery is recognized as contract liabilities and is recognized as revenues when revenue recognition criteria are met.

The cash received from customers in advance to the deliver of goods as of December 31, 2025 and 2024 was $857,600 and $17, respectively. The revenue recognized during the years ended December 31, 2025 and 2024 for the beginning balance of contract liability was $17 and $nil, respectively. The balance as of December 31, 2025 is expected to be recognized as revenues after the delivery of the goods.

Fair Value Measurement

The accounting standard regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company.

The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosure requirements for fair value measures. The three levels of the fair value hierarchy are as follows:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

Financial instruments included in current assets and current liabilities are reported in the consolidated balance sheets at face value or cost, which approximate fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rates of interest.

Interest rates that are currently available to the Company for issuance of long-term debt and capital lease with similar terms and remaining maturities are used to estimate the fair value of the Company’s long-term debt. The fair value of the Company’s long-term debt approximated the carrying value on December 31, 2025 and 2024, as the weighted average interest rate on these long-term debt approximates the market rate for similar debt.

Revenue Recognition

The Company elected to adopt Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers (ASC 606), effective as of January 1, 2019. Accordingly, the consolidated financial statements for the years ended December 31, 2025 and 2024 are presented under ASC 606.

Under ASC 606, the core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied. ASC 606 establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. This new guidance provides a five-step analysis in determining when and how revenue is recognized. The five-step model requires that the Company:

Step 1: Identify the contract (s) with a customer

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to the performance obligations in the contract

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation

The application of the five-step model to the revenue streams compared to the prior guidance did not result in significant changes in the way the Company records its revenue. Upon adoption, the Company evaluated its revenue recognition policy for all revenue streams within the scope of the ASU under previous standards and using the five-step model under the new guidance and confirmed that there were no differences in the pattern of revenue recognition. The Company applied practical expedient when sales taxes were collected from customers, meaning sales tax is recorded net of revenue, instead of cost of revenue, which are subsequently remitted to governmental authorities and are excluded from the transaction price.

The contract with the customer contains only one performance obligation. Companies sign different contracts with customers for different businesses, and each contract contains only one kind of performance obligation.

When either party to a contract has performed, the Company presents the contract in the statement of financial position as a contract asset or a contract liability, depending on the relationship between the entity’s performance and the customer’s payment.

A contract asset is the Company’s right to consideration in exchange for goods and services that the Company has transferred to a customer. A receivable is recorded when the Company has an unconditional right to consideration. A right to consideration is unconditional if only the passage of time is required before payment of that consideration is due.

If a customer pays consideration or the Company has a right to an amount of consideration that is unconditional, before the Company transfers a good or service to the customer, the Company presents the contract liability when the payment is made, or a receivable is recorded (whichever is earlier). A contract liability is the Company’s obligation to transfer goods or services to a customer for which the Company has received consideration (or an amount of consideration is due) from the customer. The Company’s contract liabilities primarily resulted from the multiple performance obligations identified in the vehicle sales contract, which is recorded as deferred revenue and advance from customers.

Principal and Agent Considerations

There are no other parties involved to fulfill the performance obligation of vehicles sales hence the Company serves as a principal rather than an agent. Regarding technical services revenue and entrusted processing services, the Company is the sole party to provide such service and hence the Company is treated as a principal rather an agent. Accordingly, all revenue and the associated costs are reported on a gross basis within the consolidated statements of income and comprehensive income in accordance with ASC 605-45-3 to 23.

Cost of sales

Cost of vehicle revenue includes direct parts, materials, labor costs and manufacturing overheads (including depreciation of assets associated with the production) and reserves for estimated warranty expenses.

Services and others

Cost of services and others revenue generally includes cost of direct parts, materials, labor costs, installment costs, costs associated with providing non-warranty after-sales services and depreciation of associated assets that are associated with vehicle lease services and entrusted processing services.

Research and development expenses

Research and development expenses consist primarily of (i) design and development expenses, which include, among others, consultation fees, outsourcing fees and expenses of testing materials and (ii) employee compensation, representing salaries, benefits and bonuses as well as share-based compensation expenses for our research and development staff. Our research and development expenses also include travel expenses, depreciation and amortization of equipment used in relation to our research and development activities, rental and related expenses with respect to laboratories and offices for research and development teams and others, which primarily consists of telecommunication expenses, office fees and freight charges.

Our research and development expenses are mainly driven by the number of our research and development employees, the stage and scale of our vehicle development and development of technology.

Selling, general and administrative expenses

Sales and marketing expenses consist primarily of marketing and promotional expenses, salaries and other compensation-related expenses to sales and marketing personnel. Advertising expenses consist primarily of costs for the promotion of corporate image and product marketing. The Company expenses all advertising costs as incurred and classifies these costs under sales and marketing expenses. For the years ended December 31, 2025 and 2024, selling and marketing expenses totaled $1,282 and $555, respectively.

The Shipping and handling costs recorded during the years ended December 31, 2025 and 2024 was $33 and $nil, respectively.

General and administrative expenses consist primarily of salaries, bonuses, share-based compensation and benefits for employees involved in general corporate functions and those not specifically dedicated to research and development activities, depreciation and amortization of fixed assets which are not used in research and development activities, legal and other professional services fees, rental and other general corporate related expenses. For the years ended December 31, 2025 and 2024, general and administrative expenses totaled $12,434 and $3,224, respectively.

Deferred revenue and government subsidies

Government subsidies mainly represent amounts granted by local government authorities as an incentive for companies to promote development of the local technology industry. The Company receives government subsidies related to government sponsored projects, and records such government subsidies as a deferred revenue when it is received, The Company further records the government subsidies as the other income in the consolidated statement of income and comprehensive income on a straight line basis.

For the years ended December 31, 2025 and 2024, the Company received government subsidies of $1,326 and $22,028, respectively, which were recorded as deferred revenue in the consolidated financial statements. And government subsidies in current period were recorded as other income in the consolidated financial statements.

Income taxes

Current income taxes are recorded in accordance with the regulations of the relevant tax jurisdiction. The Company accounts for income taxes under the asset and liability method in accordance with ASC 740, Income Tax. Under this method, deferred tax assets and liabilities are recognized for the tax consequences attributable to differences between carrying amounts of existing assets and liabilities in the consolidated financial statements and their respective tax basis, and operating loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statements of comprehensive loss in the period of change. Valuation allowances are established when necessary to reduce the amount of deferred tax assets if it is considered more likely than not that amount of the deferred tax assets will not be realized.

Comprehensive income (loss)

Comprehensive income (loss) consists of two components, net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) refers to revenue, expenses, gains and losses that under GAAP are recorded as an element of shareholders’ equity but are excluded from net income. Other comprehensive income (loss) consists of a foreign currency translation adjustment resulting from the Company not using the U.S. dollar as its functional currencies.

Earnings per share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share”. ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average ordinary shares outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis of the potential ordinary shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. For the years ended December 31, 2025 and 2024, there were no dilutive shares.

Commitments and Contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred, and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and the specific facts and circumstances of each matter.

Segment Reporting

The Company’s chief operating decision maker (“CODM”) has been identified as its CEO, who reviews the consolidated results when making decisions about allocating resources and assessing performance of the Company as a whole and hence, the Company has only one reportable segment. The Company does not distinguish between markets or segments for the purpose of internal reporting. The Company’s long-lived assets are substantially all located in the Malaysia and all of the Company’s revenues are derived from Malaysia.

Related Party

In general, related parties exist when there is a relationship that offers the potential for transactions at less than arm’s-length, favorable treatment, or the ability to influence the outcome of events different from that which might result in the absence of that relationship. A related party may be any of the followings: a) affiliate, a party that directly or indirectly controls, is controlled by, or is under common control with another party; b) principle owner, the owner of record or known beneficial owner of more than 10% of the voting interest of an entity; c) management, persons having responsibility for achieving objectives of the entity and requisite authority to make decision; d) immediate family of management or principal owners; e) a parent company and its subsidiaries; f) other parties that has ability to significant influence the management or operating policies of the entity.

Liquidity

Our business requires substantial amounts of cash to cover operating expenses as well as to fund capital expenditures, working capital changes, principal and interest payments on our obligations, to support tax payments when we generate taxable income.

The Company incurred net losses of $11,813 and $3,174 for the years ended December 31, 2025 and 2024, respectively. Net cash used in operating activities was $9,093 and net cash provided by operating activities was $10,782 for the years ended December 31, 2025 and 2024, respectively.

The Company’s liquidity is based on its ability to generate cash from operating activities, obtain capital financing from equity interest investors and borrow funds on favorable economic terms to fund its general operations and capital expansion needs. The Company’s ability to continue as a going concern is dependent on management’s ability to successfully execute its business plan, which includes increasing revenue while controlling operating cost and expenses to generate positive operating cash flows and obtaining funds from outside sources of financing to generate positive financing cash flows. As of December 31, 2025 and 2024, the Company’s balance of cash and restricted cash was $28,074 and $18,194. Moreover, the Company can adjust the pace of its operation expansion and control the operating expenses of the Company.

Based on cash flows projection from operating and financing activities and existing balance of cash and restricted cash, management is of the opinion that the Company has sufficient funds for sustainable operations and it will be able to meet its payment obligations from operations and debt related commitments for the next twelve months from the issuance of the consolidated financial statements. Based on the above considerations, the Company’s consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations.

If the Company is unable to realize its assets within the normal operating cycle of a twelve (12) month period, the Company may have to consider supplementing its available sources of funds through the following sources:

●	other available sources of financial institutions and banks, including unutilized line of credit; and

●	financial support from the Company’s shareholders and related parties.

Based on the above considerations, the Company’s management is of the opinion that it has sufficient funds to meet the Company’s working capital requirements and debt obligations as they become due over the next twelve (12) months.

Going Concern

Under ASC 205-40, the Company evaluates whether conditions and/or events raise substantial doubt about the Company’s ability to meet the Company’s future financial obligations as they become due within one year after the date that the financial statements are issued. As required by this standard, Company’s evaluation initially do not take into consideration the potential mitigating effects of our plans that have not been fully implemented as of the date the financial statements are issued.

In performing the first step of this assessment, the Company concluded that the following conditions raise substantial doubt about the Company’s ability to meet Company’s financial obligations as they become due. The Company has a history of net losses: As of December 31, 2025, the Company had an accumulated deficit of $35,749. For the year ended December 31, 2025, the Company had cash used in operating activities of $9,093. The Company expects to continue to incur negative cash flows until such time as the ordinary course of operation generates sufficient cash inflows to finance our operations.

There is no assurance that sufficient funds required during the next year or thereafter will be generated from operations or that funds will be available through external sources. The lack of additional capital resulting from the inability to generate cash flow from operations or to raise capital from external sources would force the Company to substantially curtail or cease operations and would, therefore, have a material effect on the business. Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or they will not have a significant dilutive effect on the Company’s existing shareholders. The Company has therefore concluded there is substantial doubt about our ability to continue as a going concern through December 31, 2026.

The accompanying consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from our failure to continue as a going concern.

Concentrations of Risks

(a) Foreign currency risk

Foreign currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates.

The Company is exposed to foreign exchange risk as revenues and results of operations may be affected by fluctuations in the exchange rate between the U.S. dollar and MYR. If the MYR depreciates against the U.S. dollar, the value of MYR revenues, earnings and assets as expressed in U.S. dollar financial statements will decline. The Company has not entered into any hedging transactions in an effort to reduce its exposure to foreign exchange risk.

(b) Concentration of credit risk

Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash and restricted cash. As of December 31, 2025 and 2024, substantially all of the Company’s cash and restricted cash were held by major financial institutions located in the Malaysia, which management believes are of high credit quality.

For the credit risk related to accounts receivable, the Company performs ongoing credit evaluations of its customers. The Company establishes an allowance for doubtful accounts based upon estimates, factors surrounding the credit risk of specific customers and other information. The allowance amounts were immaterial for all periods presented.

Recent Accounting Pronouncements

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and do not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

Note 3 – Accounts receivable, net

Accounts receivable, net consists of the following:

	December 31, 2025	December 31, 2024

Accounts receivable	$357	$29
Allowance for doubtful accounts	(4)	-
Total accounts receivable, net	$354	$29

Movements of allowance for doubtful accounts are as follows:

	December 31, 2025	December 31, 2024

Beginning balance	$-	$-
Provision	4	-
Write off	-	-
Exchange rate effect	46	-
Ending balance	$4	$-

Note 4 – Other receivables

Other account receivables consists of the following:

	December 31, 2025	December 31, 2024
Other receivables
Receivables from employees	$13,814	$4624
Non-interest-bearing borrowings	6	-
Others	72	26
Total other receivables	$13,892	$4,650

Receivables from employees refers to employee reimbursement, travel expenses and advances for employee social security and provident fund.

Note 5 – Inventory

Inventory consists of the following:

	December 31, 2025	December 31, 2024
Inventory
Finished goods	$4,387	$148
Raw materials	1,727	218
Work-in-process	1,425	-
Subtotal	7,539	366
Less: Inventory valuation allowances	1,027	-
Total inventory	$6,511	$366

Movements of inventory valuation allowances are as follows:

	December 31, 2025	December 31, 2024

Beginning balance	$-	$-
Provision	1,015	-
Write off	-	-
Exchange rate effect	13	-
Ending balance	$1,027	$-

Raw materials primarily consist of materials for volume production.

Work in process inventory includes vehicles that are in the process of being produced or manufactured.

Finished goods primarily consist of vehicles ready for transit at production factory, vehicles in transit to fulfill customer orders, new vehicles available for immediate sales at its delivery and service centers, and vehicle parts.

For the years ended December 31, 2025 and 2024, inventory valuation allowances to net realizable value amounted to $1,027 and $nil, respectively, which were recognized in cost of sales.

Note 6 – Prepayments

Prepayments and other current assets consist of the following:

	December 31, 2025	December 31, 2024
Prepayments
Prepayments – materials and parts	$695	$87
Prepayments – building and constructions	-	201
Prepayments – professional services	114	83
Prepayments – overhead expenses	54	-
Prepayments – software	52	22
Prepayments – others	51	72
Total prepayments	$966	$465

Prepayment to suppliers mainly consist of prepayment for materials and parts, building and constructions, professional services, overhead expenses, software and others.

Note 7 – Property and equipment, net

Property and equipment, net consist of the following:

	December 31, 2025	December 31, 2024
Property and equipment
Constructions in process	$91	$110,966
Building and constructions	117,642	1,526
Production equipment	25,970	732
Motor vehicles	2,215	467
Office equipment	661	433
Others	280	52
Subtotal	146,858	114,177
Less: accumulated depreciation	(6,882)	(443)
Property and equipment, net	$139,976	$113,733

The Company recorded depreciation expenses of $6,344 and $254 for the years ended December 31, 2025 and 2024, respectively.

As of December 31, 2025 and 2024, the amount of newly acquired property and equipment was $29,297 and $64,991, respectively. For the years ended December 31, 2025 and 2024, the amount of constructions in process transferred to the property and equipment is $140,551 and $206, respectively.

No impairment charges were recognized on property, plant and equipment for the years ended December 31, 2025 and 2024, respectively.

Note 8 – Intangible assets, net

Intangible assets and related accumulated amortization consisted of the following:

	December 31, 2025	December 31, 2024

Patent rights	$35,192	$34,044
Software licenses	43	41
Subtotal	35,235	34,085
Less: accumulated amortization	(8,510)	(4,825)
Intangible assets, net	$26,725	$29,260

The Company recorded amortization expenses of $3,479 and $3,290 For the years ended December 31, 2025 and 2024, respectively.

There was no intangible assets being disposed or pledged in 2025 and 2024.

No impairment charges were recognized on intangible assets for the years ended December 31, 2025 and 2024, respectively.

Total future amortization expenses for finite-lived intangible assets were estimated as follows:

Finite-lived intangible assets	December 31, 2025
Within 1 year	$3,523
1-2 years	3,523
2-3 years	3,523
3-4 years	3,523
4-5 years	3,523
Thereafter	9,108
Total	$26,725

Note 9 – Land use rights, net

Land use rights and related accumulated amortization consisted of the following:

	December 31, 2025	December 31, 2024
Land use rights	$20,435	$19,772
Less: accumulated amortization	783	362
Total land use rights, net	$19,652	$19,410

The Company recorded amortization expense for land use rights of $404 and $342 for the years ended December 31, 2025 and 2024, respectively.

Note 10 – Deferred revenue

The following table shows a reconciliation in the current reporting period related to carried-forward deferred revenue.

	December 31, 2025	December 31, 2024
Deferred revenue beginning of year	$26,411	$4,388
Additions	1,326	22,028
Recognition	973	5
Deferred revenue end of year	$26,764	$26,411

Deferred income mainly includes government subsidies related to assets.

Note 11 – Other payables and accrued liabilities

Other payables and accrued liabilities consist of the following:

	December 31, 2025	December 31, 2024
Other payables and accrued liabilities
Borrowings with no interests	$2	$427
Salary payables	743	582
Others	176	-
Deposits from customers	160	8
Warranty
Total other payables and accrued liabilities	$1,080	$590

Borrowing mainly involves interest-free borrowing from third parties and employees. Others mainly involve the Company's special reserves and the withholding of employees’ social insurance premiums.

Note 12 – Loans from other financial institutions

Outstanding balances of loans from other financial institutions as of December 31, 2025 and 2024 consisted of the following:

Non-financial institutions name	Term	Interest rate	December 31, 2025	December 31, 2024
Company A	From June, 2024 to May, 2027	non-interest-bearing borrowings	$15,922	$15,406
Company B	From January, 2025 to January, 2028	Weighted average rate of 6.3%	23,662	-
Company C	From March, 2025 to March, 2028	Weighted average rate of 6.3%	15,775	-
Total			$55,359	$15,406

The outstanding balances and maturities schedule of loans from other financial institutions is as follow:

	As of December 31, 2025	As of December 31, 2024
Payments due by period
Less than 1 year	$13,146	$-
1-2 years	11,174	-
2-3 years	15,117	-
3-4 years	-	-
More than 5 years	55,469	15,513
Total	$55,767	$15,513

Note 13 – Leases

As a lessee

The Company entered into two operating lease agreements of exhibition center located in Malaysia. The Company determines if an arrangement is a lease, or contains a lease, at inception and record the leases in the consolidated financial statements upon lease commencement, which is the date when the lessor makes the underlying asset available for use by the lessee.

The Company’s leases, where the Company is the lessee, include options to extend the lease term and options to terminate the lease prior to the end of the agreed upon lease term. For purposes of calculating lease liabilities, lease terms include options to extend or terminate the lease when it is reasonably certain that the Company will exercise such options.

The balances for the operating leases where the Company is the lessee are presented as follows within the consolidated balance sheets:

	As of December 31, 2025	As of December 31, 2024

Operating right-of-use assets, net	$-	$527
Operating lease liabilities	-	417

The operating lease expense solely consists of the exhibition center leased in 2024. The Company terminated the lease agreement on December 31, 2025, the operating lease expenses accounted for the years ended December 31, 2025 and 2024 was $538 and $127, respectively. Operating lease expense is recognized in general and administrative expenses.

Other information related to operating leases where the Company is the lessee is as follows:

	As of December 31, 2025	As of December 31, 2024

Weighted-average remaining lease term (months)	-	11.5
Weighted-average discount rate	-	4.65%

As the leases do not cover most of the underlying asset’s economic life and the residual value of the underlying assets at the end of lease term are not readily available. The Company cannot get the information from the lessor as such information considering the sensitive nature of the information to the lessor and the potential impact it could have on existing or future lease negotiations. As the rate implicit in the lease is not readily determinable, management decided to choose the incremental borrowing rate as the discount rates.

Supplemental cash flow information related to leases where the Company is the lessee is as follows:

	For the year ended December 31, 2025	For the year ended December 31, 2024
Cash paid for amounts included in the measurement of operating lease liabilities:
Operating cash outflows from operating leases	$435	$295
Supplemental non-cash information on operating lease liabilities arising from obtaining right-of-use assets:
Leased assets obtained in exchange for operating lease liabilities	$-	$527

As of December 31, 2025 and 2024, the Company had future minimum lease payments for non-cancelable short-term operating leases expenses of $nil and $426, respectively.

Note 14 – Customer and supplier concentrations

(a) Significant customers

For the twelve months ended December 31, 2025, two customers accounted for more than 10% of total revenues. For the twelve months ended December 31, 2024, one customer accounted for more than 77.6% of total revenues. As of December 31, 2025, one customer accounted for approximately 62.75% of the Company’s accounts receivable. As of December 31, 2024, one customer accounted for approximately 84% of total accounts receivable.

(b) Significant suppliers

For the twelve months ended December 31, 2025, one supplier accounted for approximately 16.1% of total purchases. For the twelve months ended December 31, 2024, one supplier accounted for approximately 47.3% of total purchases. As of December 31, 2025, one supplier accounted for approximately 32.1% of total accounts payable. As of December 31, 2024, two suppliers accounted for approximately 59.9% and 11.3% of total accounts payable.

Note 15 – Employee benefits government plan

The Company participates in a government-mandated multi-employer defined contribution plan pursuant to which certain retirement, medical and other welfare benefits are provided to employees. Malaysian labor regulations require the Company to pay to the local labor bureau a monthly contribution calculated at a stated contribution rate based on the basic monthly compensation of qualified employees. The relevant local labor bureau is responsible for meeting all retirement benefit obligations; the Company has no further commitments beyond its monthly contribution.

Note 16 – Income taxes

British Virgin Islands

Robo BVI is incorporated in the British Virgin Islands and is not subject to tax on income or capital gains under current British Virgin Islands law. In addition, upon payments of dividends by these entities to their shareholders, no British Virgin Islands withholding tax will be imposed.

Malaysia

Income Tax in Malaysia

The principal legislation that governs a person’s income tax in Malaysia is the Income Tax Act 1967 (the “ITA”). The regulatory body implementing and enforcing the ITA is the Inland Revenue Board of Malaysia (“IRB”). Pursuant to Section 3 of the ITA, income tax shall be charged for each year of assessment (“YA”) upon the income of any person accruing in or derived from Malaysia or received in Malaysia from outside Malaysia.

Pursuant to Section 8 of the ITA, a company is a tax resident in Malaysia if its management and control are exercised in Malaysia. Management and control are normally considered to be exercised at the place where the directors’ meetings concerning management and control of the company are held. The income tax rate payable by a resident company differs depending on the amount of the company’s paid-up capital and its annual sale in relation to the particular YA. The corporate income tax rates are as illustrated below:

Types of Company		Chargeable income	Tax rate YA 2023
Resident company:
●	with paid-up capital of 2.5 million Malaysian ringgit (MYR) or less, and gross income from business of not more than MYR 50 million	On the first MYR 150,000	15%
●	that does not control, directly or indirectly, another company that has paid-up capital of more than MYR 2.5 million	MYR 150,001 to MYR 600,000	17%
●	is not controlled, directly or indirectly, by another company that has paid-up capital of more than MYR 2.5 million, and	MYR 600,001 and Subsequent Balance	24%
●	with no more than 20% of its paid-up capital being owned, directly or indirectly, by a foreign company or non-Malaysian citizen (with effect from year of assessment 2024)
Company other than the above category			24%

Pursuant to the ITA, a non-resident company — namely, a company whose management and control are not exercised in Malaysia and thus does not fall under the purview of Section 8 of the ITA — is subject to the following tax rates:

Types of Income	Rate (%)
Business income.	24
Royalties derived from Malaysia.	10
Rental of moveable properties.	10
Advice, assistance, or services rendered in Malaysia.	10
Interest.	15	*
Dividends.	Exempt
Other income.	10

Note: Where the recipient is resident in a country that has a double tax agreement with Malaysia, the tax rates for the specific sources of income may be reduced.

*	Interest paid to a non-resident by a bank or a finance company in Malaysia is exempt from tax.

Foreign-Sourced Income

Malaysia adopts a territorial principle of taxation, under which only income accruing in or derived from or received in Malaysia from outside Malaysia is subject to income tax in Malaysia pursuant to Section 3 of the ITA. Previously, “income received in Malaysia from outside Malaysia” or “foreign-sourced income” (“FSI”) received by Malaysian taxpayers is not taxable due to the availability of tax exemption under Paragraph 28, Schedule 6 of the ITA (“Para 28”). This exemption is applicable to any person other than a resident company carrying on the business of banking, insurance, or sea or air transport, in respect of income derived from sources outside Malaysia and received in Malaysia, pursuant to Para 28. On October 29, 2021, however, the Malaysian government announced via the Budget 2022 that the exemption under Para 28 will no longer be applicable to tax residents, effective from January 1, 2022. Therefore, income tax will be imposed on resident persons in Malaysia on income derived from foreign sources and received in Malaysia with effect from January 1, 2022. Such income will be treated equally vis-à-vis income accruing in or derived from Malaysia and taxable under Section 3 of the ITA.

In summary, the tax treatments for the income of a person in Malaysia are depicted as follows:

Income Derived From	Income Received In	Prior to January 1, 2022	Effective from January 1, 2022
Malaysia	Malaysia	Taxable	Taxable
Malaysia	Malaysia from outside Malaysia	Taxable	Taxable
Overseas	Malaysia from outside Malaysia	Tax Exempted	Taxable
Overseas	Overseas	Tax Exempted	Tax Exempted

On November 16, 2021, the IRB announced the Special Income Remittance Program (“SIRP”) for Malaysian tax residents whose income is derived from foreign sources and received in Malaysia. The implementation of taxation on FSI is staggered into the following two timelines, depending on the timing of remittance of FSI into Malaysia: (i) during the period from January 1 to June 30, 2022 (six months) (the “SIRP Period”), FSI remitted shall be taxed at a fixed rate of 3% on the gross amount of income remitted; and (ii) on or after July 1, 2022, FSI remitted shall be taxed at the prevailing tax rate applicable to tax residents on the statutory income, namely, gross FSI less expenses attributable to the FSI. FSI remitted under the SIRP will be accepted in good faith by the IRB as the IRB will not conduct an audit or investigation on the taxpayer. In addition, the IRB will not impose any penalty on FSI remitted during the SIRP Period.

Notwithstanding the implementation of taxation on FSI, the Malaysian Ministry of Finance announced on December 30, 2021 that exemption from income tax would be available for a period of five years on certain categories of FSI received by Malaysian tax residents, when certain qualifying conditions are met. Specifically, (i) for individuals excluding those carrying on business in Malaysia through a partnership, all categories of FSI are exempted; and (ii) for companies and limited liability partnerships, foreign-sourced dividend income is exempted. To legislate the above, the following Orders were gazette on 19 July 2022 and are effective from January 1, 2022 to December 31, 2026.

Significant components of the income tax expense consisted of the following for the years ended December 31:

	2025	2024
Current income tax expense	$-	$-
Deferred income tax benefit	(4,352)	(5,536)
Total income tax benefits	$(4,352)	$(5,536)

The Company considers positive and negative evidence to determine whether some portion or all of the deferred tax assets will be more-likely-than-not realized. This assessment considers, among other matters, the nature, frequency and severity of recent losses and forecasts of future profitability. These assumptions require significant judgment and the forecasts of future taxable income are consistent with the plans and estimates the Company is using to manage the underlying business.

The tax effects of temporary difference that give rise to the deferred tax assets as of December 31, 2025 and 2024 are $10,329 and $5,731, respectively. Deferred tax assets consist of as follow：

	As of December 31, 2025	As of December 31, 2024
Deferred tax assets:
Allowance for doubtful accounts	$155	$22.89
Deferred revenue
Net operating loss	6,107	1,754
Less valuation allowance	-	-
Total deferred tax assets	$10,329	$5,731

The Company accounts for income taxes under the asset and liability method in accordance with ASC 740, Income Tax. Under this method, deferred tax assets and liabilities are recognized for the tax consequences attributable to differences between carrying amounts of existing assets and liabilities in the financial statements and their respective tax basis, and operating loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statements of comprehensive loss in the period of change. Valuation allowances are established when necessary to reduce the amount of deferred tax assets if it is considered more likely than not that amount of the deferred tax assets will not be realized.

The Company considers both positive and negative factors when assessing the future realization of the deferred tax assets and applied weigh to the relative impact of the evidences to the extent it could be objectively verified. Management considers projected future losses outweighs other factors and made a full allowance of related deferred tax assets.

Reconciliation of effective income tax rate is as follows for the years ended:

	December 31, 2025	December 31, 2024
Malaysian statutory tax rate	24.0%	24.0%
Preferential tax rate reduction in Malaysia	(10.4)%	9.8%
Additional R&D deduction	-%	(16.02)%
Non-deductible items*	(5.2)%	(1.93)%
Other	6.2%	6.1%
Effective tax rate	15.6%	23.0%

*	Non-deductible items mainly arise from expenses not deductible for tax purposes primarily including professional fees in relation to capital market planning, amortization expenses of buildings and improvements.

Uncertain tax positions

The Company did not identify any significant unrecognized tax benefits for each of the periods presented. The Company did not incur any interest related to unrecognized tax benefits, did not recognize any penalties as income tax expense and also does not anticipate any significant change in unrecognized tax benefits within 12 months from December 31, 2025.

Note 17 - Sales & Service Tax

The Sales & Service Tax (“SST”) was introduced in 2018 in Malaysia as a replacement for the Goods and Services Tax (“GST”). Under the Service Tax Act 2018 (“Service Tax”) and Sale Tax Act 2018 (“Sale Tax”), businesses that offer taxable services must register for SST if their annual sales exceed the SST threshold of RM500,000 or more. Our Malaysian subsidiary is an SST-registered business and is required to charge and collect SST from our customers and submit the collected SST to the Royal Malaysian Customs Department (the “RMCD”) every two (2) months. Additionally, we are required to maintain accurate records of our transactions and file regular SST returns with the RMCD. As of the date of this prospectus, our Malaysian subsidiary is in compliance with ITA 1967, Service Tax and Sale Tax.

Note 18 – Shareholders’ equity

Ordinary shares

On 13 February, 2026, the Company was incorporated in the British Virgin Islands as a holding company with no material operations of our own, with 16,000,000, 2,000,000 and 2,000,000 Ordinary Share issued to METATEY SDN. BHD., POWER GLOBAL VENTURES SDN. BHD. and POWER GENESIS SDH. BHD, respectively.

As of the date of this prospectus, our authorized share capital is $50,000 divided into 100,000,000 Ordinary Shares with a par value of $0.0005 per share, and we have 20,000,000 Ordinary Shares issued and outstanding.

The Company believes it is appropriate to reflect the above transactions as re-denomination and nominal issuance of shares on a retroactive basis similar to stock split or dividend pursuant to ASC 260. According to the above transactions, the Company has retroactively adjusted the shares and per share data for all periods presented.

Dividends

Dividends declared by the Company are based on the distributable profits as reported in its statutory financial statements reported in accordance with Malaysian GAAP, which may differ from the results of operations reflected in the consolidated financial statements prepared in accordance with US GAAP. The Company’s ability to pay dividends is primarily from cash received from its operating activities in Malaysia.

Dividends are recognized when declared. No dividends were declared for the years ended December 31, 2025 and 2024, respectively.

Note 19 – Commitments and Contingencies

From time to time, the Company is party to certain legal proceedings, as well as certain asserted and unasserted claims. Amounts accrued, as well as the total amount of reasonably possible losses with respect to such matters, individually and in the aggregate, are not deemed to be material to the consolidated financial statements.

Note 20 – Subsequent events

The Company evaluated the subsequent event through the date of this prospectus, and concluded that there are no additional reportable subsequent events apart from disclosed as above.

Note 21 – Condensed financial information of the parent company (unaudited)

The Company’s operations and revenues are conducted and generated in Malaysia, all of the Company’s revenue being earned and currency received is denominated in MYR. MYR is subject to the foreign exchange control regulation in Malaysia, and, as a result, the Company may be unable to distribute any dividends outside of Malaysia due to Malaysian foreign exchange control regulations that restrict the Company’s ability to convert MYR into USD.

Regulation S-X requires that the condensed financial information of registrant shall be filed when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. For purposes of the above test, restricted net assets of consolidated subsidiaries shall mean that amount of the registrant’s proportionate share of net assets of consolidated subsidiaries (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party. The condensed parent company financial statements have been prepared in accordance with Rule 12-04, Schedule I of Regulation S-X as the restricted net assets of the Company’s Malaysian subsidiary exceed 25% of the consolidated net assets of the Company.

Certain information and footnote disclosures normally included in financial statements prepared in conformity with generally accepted accounting principles have been condensed or omitted. The Company’s investment in subsidiary is stated at cost plus equity in undistributed earnings of subsidiaries.

PARENT COMPANY BALANCE SHEETS

	December 31, 2025	December 31, 2024
ASSETS
CURRENT ASSETS:
Cash	$-	$-
Other receivables	-	-
Total current assets	-	-

OTHER ASSETS
Investment in subsidiaries	104,239	65,134
Total assets	$104,239	$65,134

LIABILITIES AND SHAREHOLDERS’ EQUITY	-	-

LIABILITIES	$-	$-

COMMITMENTS AND CONTINGENCIES	$-	$-

SHAREHOLDERS’ EQUITY

Ordinary shares: $0.0005 par value, 100,000,000 shares authorized, 20,000,000 shares issued and outstanding as of December 31, 2025 and 2024*	10,000	$10,000
Additional paid-in capital	126,415	67,318
Accumulated deficit	(35,749)	(14,551)
Accumulated other comprehensive income	3,572	2,367
Total shareholders’ equity	104,238	65,134

Total liabilities and shareholders’ equity	$104,239	$65,134

*	Giving retroactive effect to the re-denomination and nominal issuance of shares effected on April 3, 2026.

PARENT COMPANY STATEMENT OF INCOME AND COMPREHENSIVE INCOME

	For the year ended December 31,
	2025	2024
EQUITY INCOME OF SUBSIDIARIES	$(21,197)	(5,696)

COSTS AND EXPENSES	-	-

NET INCOME	(21,197)	(5,696)

OTHER COMPREHENSIVE INCOME (LOSS)	(21,197)	(5,696)
Foreign currency translation adjustment
COMPREHENSIVE INCOME	$(21,197)	(5,696)

PARENT COMPANY STATEMENT OF CASH FLOWS

For the Year Ended December 31,
	2025	2024
Cash flows from operating activities:
Net income	$(21,197)	(5,696)
Adjustments to reconcile net income to cash used in operating activities:
Equity income of subsidiaries	$(21,197)	(5,696)
Net cash used in operating activities	-	-

Cash flows from investing activities:	-	-
Net cash provided by investing activities:	-	-

Cash flows from financing activities:	-	-
Net cash provided by financing activities	-	-

Effect of exchange rate change on cash	-	-

Net increase in cash

Cash at beginning of the year	-	-

Cash at end of the year	$-	-

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Our memorandum and articles of association provides that we shall indemnify any of our directors, officers or anyone serving at our request as a director of another entity against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings or suits. If such person provides an undertaking to repay expense advances under certain circumstances, we shall pay any expenses, including legal fees, incurred by any such person in defending any legal, administrative or investigative proceedings in advance of the final disposition of the proceedings. If a person to be indemnified has been successful in defense of any proceedings referred to above, such person is entitled to be indemnified against all expenses, including legal fees, and against all judgments and fines reasonably incurred by such person in connection with the proceedings. We are required to indemnify a director or officer only if he or she acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. The decision of our board of directors as to whether the director or officer acted honestly and in good faith with a view to our best interests and as to whether the director or officer had no reasonable cause to believe that his or her conduct was unlawful, is in the absence of fraud sufficient for the purposes of indemnification, unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the entry of no plea does not, by itself, create a presumption that a director or officer did not act honestly and in good faith and with a view to our best interests or that the director or officer had reasonable cause to believe that his or her conduct was unlawful.

We have entered into Letter of Appointments with our directors pursuant to which we agreed to indemnify them against a number of liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director.

We may purchase and maintain insurance in relation to any of our directors or officers against any liability asserted against the directors or officers and incurred by the directors or officers in that capacity.

Item 7. Recent Sales of Unregistered Securities

During the past three years, we have issued the following ordinary shares. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering, or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of ordinary shares.

On 13 February, 2026, the Company was incorporated in the British Virgin Islands as a holding company with no material operations of our own, with 16,000,000, 2,000,000 and 2,000,000 Ordinary Share issued to METATEY SDN. BHD., POWER GLOBAL VENTURES SDN. BHD. and POWER GENESIS SDH. BHD, respectively.

As of the date of this prospectus, our authorized share capital is $50,000 divided into 100,000,000 Ordinary Shares with a par value of $0.0005 per share, and we have 20,000,000 Ordinary Shares issued and outstanding.

Item 8. Exhibits and Financial Statement Schedules

(a) Exhibits

See Exhibit Index beginning on page II-5 of this registration statement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 9. Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1)	That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Malaysia on June 3, 2026.

Powercheck AI Holdings Limited

By:	/s/ Tey Giap Chian
Name:	Tey Giap Chian
Title:	Chief Executive Officer, and Executive Chairman of the Board of Director

By:	/s/ Tey Giap Turn
Name:	Tey Giap Turn
Title:	Chief Financial Officer, Chief Operating Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Tey Giap Chian and Tey Giap Turn, and each acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign this registration statement on Form F-1 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tey Giap Chian	(Principal Executive Officer and Director)	June 3, 2026

/s/ Tey Giap Turn	(Principal Financial Officer and Director)	June 3, 2026

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, this Registration Statement on Form F-1 has been signed on behalf of the Registrant by the undersigned, solely in its capacity as the duly authorized representatives of the Registrant in the United States, on [Reserved], 2026.

By:	/s/ [Reserved]
Name:	[Reserved]
Title:	[Reserved]

POWERCHECK AI HOLDINGS LIMITED

Exhibit Index

Exhibit No.	Description of document
107*	Filing Fee Table

*	Previously filed